CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.20

LOS ANGELES INTERNATIONAL AIRPORT

TERMINAL COMMERCIAL MANAGEMENT

CONCESSION AGREEMENT

By and between

THE CITY OF LOS ANGELES,

DEPARTMENT OF AIRPORTS

and

WESTFIELD CONCESSION MANAGEMENT, LLC

Dated June 22, 2012

Terminal 1, Terminal 3 and Terminal 6

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12

LOS ANGELES INTERNATIONAL AIRPORT

TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT

THIS LOS ANGELES INTERNATIONAL AIRPORT TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT (this “Agreement“), is made and entered into as of June 22, 2012, by and between THE CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS, a municipal corporation (“City“), acting by order of and through its Board of Airport Commissioners (“Board“), and WESTFIELD CONCESSION MANAGEMENT, LLC, a Delaware limited liability company (“TCM“), with reference to the following Basic Information and the following Recitals.

BASIC INFORMATION

The following Basic Information (“Basic Information“) contains a summary of certain information contained in this Agreement, and such Basic Information is subject to further explanation or definition elsewhere in this Agreement. The initially-capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in this Agreement, unless the context otherwise requires. The Basic Information and this Agreement are and shall be construed as a single instrument and are referred to herein as the “Agreement.”

Agreement Date:	June 22, 2012
City:	THE CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS, a municipal corporation, acting by order of and through its Board of Airport Commissioners
City’s Address:

Department of Airports

1 World Way

Post Office Box 92216

Los Angeles, California 90009-2216

or such other address as may be designated in a written notice from Executive Director in accordance with Section 16.5.1.

All notices sent to City under this Agreement shall be sent to the above address, with copies to:

Office of City Attorney
1 World Way
Post Office Box 92216
Los Angeles, California 90009-2216

or to such other address as may be designated in a written notice from Executive Director in accordance with Section 16.5.1.

All rent amounts and fees payable to City or LAWA hereunder shall be made payable to:

the City of Los Angeles, Department of Airports

and shall be wire transferred to City’s bank account as designated in writing by the Executive Director or shall be mailed to:

City of Los Angeles, Department of Airports

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Post Office Box 92216

Los Angeles, California 90009-2216

Re: LAX Concession Agreement No. LAA-8640

or to such other address as may be designated in a written notice from Executive Director in accordance with Section 16.5.

TCM:	Westfield Concession Management, LLC, a Delaware limited liability company
TCM’s Address:

Westfield Concession Management, LLC

11601 Wilshire Blvd., 11th Floor

Los Angeles, California 90025

Attention: Office of Legal Counsel

All notices sent to TCM under this Agreement shall be sent to the above address, with copies to:

Westfield Concession Management, LLC

2730 University Blvd., Suite 900

Wheaton, Maryland 20902

Attention: Office of Legal Counsel

Westfield Concession Management, LLC

11601 Wilshire Blvd., 11th Floor

Los Angeles, California 90025

Attention: Executive Vice President, Airports

Westfield America, Inc.

11601 Wilshire Blvd., 11th Floor

Los Angeles, California 90025

Attention: Office of Legal Counsel

or such other addresses as may be designated in a written notice from TCM in accordance with Section 16.5.

Registered Agent:

TCM’s registered agent for service of process is:

CT Corporation System

818 West 7th Street

Los Angeles, California 90017

or such other Registered Agent as may be designated in a written notice from TCM in accordance with Section 16.5.

Effective Date:	June 22, 2012
Expiration Date:	June 30, 2029, subject to extension as provided in Section 11.1.
Faithful Performance Guarantee:	Initially, [**], as such amount may be adjusted in accordance with Section 4.10.
Guarantor:	Westfield America, Inc., a Missouri corporation. (See Exhibit “D” for form of Guaranty Agreement, which shall be executed by Guarantor concurrently with the execution of this Agreement by TCM.)

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RECITALS:

A.City is the owner of Los Angeles International Airport (the “Airport”), located in the City of Los Angeles, County of Los Angeles, State of California, and operates said Airport for the promotion and accommodation of air commerce and air transportation between the City of Los Angeles and other local, national and international cities; and

B.City has issued that certain Request For Proposals – Terminal Commercial Manager – Terminals 1, 3 and 6 at Los Angeles International Airport release date June 1, 2011, as supplemented by addenda (the “RFP”); and

C.Pursuant to the RFP, TCM has been selected by City as the terminal commercial manager for the development and operation of certain concession locations within the Airport, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing Recitals (which are incorporated herein by this reference), the payment of the fees and charges hereinafter provided, the covenants and conditions hereinafter contained to be kept and performed, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

IPRE-TERM DEVELOPMENT PLANNING.

1.1TCM’s Obligations During Pre-Term Development Phase. Commencing on the date specified as the effective date of this Agreement (the “Effective Date”) in the written notification from the Executive Director of the Department of Airports of the City of Los Angeles (or the person or persons designated by the Executive Director to take a specified action on behalf of the Executive Director) (collectively herein, the “Executive Director”), TCM shall, at TCM’s sole cost and expense and to the full satisfaction of the Executive Director, be responsible for the planning, design and development of the food & beverage, retail, and certain other concession spaces in specified locations in Terminal 1, Terminal 3, Terminal 6, and the Theme Building at the Airport, all as more particularly identified in this Agreement and as more particularly set forth below. Terminal 1, Terminal 3, Terminal 6, and the Theme Building are sometimes individually referred to herein as a “Facility” and are sometimes collectively referred to herein as the “Facilities.”

1.2Concession Location Areas. Exhibits A-1, A-2, A-3, A-4, A-5, A-6 and A-7 attached to this Agreement set forth a description of the areas within the Airport which may be made available to TCM under this Agreement to operate as terminal commercial manager, which areas are referred to herein as “Terminal 1 – Area 11”, “Terminal 1 – Area 12”, “Terminal 3 – Area 13”, “Terminal 3 – Area 14”, “Terminal 6 – Area 15”, “Terminal 6 – Area 16”, and “Theme Building - Area 17”, respectively (said areas are sometimes referred to herein individually as an “Area” and collectively as the “Areas”). The Areas describe those portions of the Airport which may potentially be developed by TCM to contain concession locations contemplated by this Agreement and for which TCM may potentially act as the terminal commercial manager. TCM acknowledges and agrees that each Area only represents the general area within which the potential Premises (as defined in Section 2.1 below) may be developed pursuant to a Definitive Improvement Plan (as defined in Section 1.3 below) prepared by TCM

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and approved by the Executive Director. TCM acknowledges and agrees that this Agreement does not grant any rights to TCM to possess, occupy or otherwise use any of the Areas (or any portion thereof), unless and until a Definitive Improvement Plan has been approved by the Executive Director with respect to such Area identifying with specificity the actual Premises within such Area and the Executive Director has issued a Delivery Notice (as defined in Section 1.10 below) with respect to such Premises. TCM further acknowledges that: (i) certain portions of the Areas are to be developed for the use of Airport-wide Concessionaires as Airport-wide Concessions (as such terms are defined in Section 3.4 below); (ii) such areas reserved for Airport-wide Concessions will not become a part of the Premises, but rather will be separately operated pursuant to concession agreements between City and the respective Airport-wide Concessionaires; and (iii) TCM will have absolutely no rights with respect to any revenues derived by City from such Airport-wide Concessions.

1.2.1TCM Proposals for Additional Concession Space. During the Primary Term of this Agreement, TCM may submit written proposals to the Executive Director from time to time thereafter requesting that City consider making available to TCM unoccupied or otherwise unreserved space within any Facility for incorporation as a Unit into the Premises under this Agreement as additional concession space for a specific proposed Permitted Use (a “TCM Additional Space Proposal”). City shall be under no obligation to consider any such TCM Additional Space Proposal; provided, however, in the event that City decides (in the Executive Director’s sole discretion) to thereafter make such space identified in such TCM Additional Space Proposal available for the specific Permitted Use identified in such TCM Additional Space Proposal, then City agrees to give TCM written notice of City’s intent to so make such additional concession space available for such purpose. Such written notice by City will define such additional concession space and set forth any additional terms and conditions being proposed by the Executive Director with respect to the addition of such concession space as a part of the Premises under this Agreement. Following receipt of such written notice, TCM and the Executive Director shall negotiate in good faith for a period of sixty (60) days to attempt to reach mutually agreeable terms and conditions with respect to such additional concession space. Such 60-day negotiation period may be extended by the Executive Director in his or her sole discretion. In the event that TCM and the Executive Director are unable to reach mutually agreeable terms and conditions within such negotiation period, then TCM shall have no right to such additional concession space, and City shall be free to offer such additional concession space to other concessionaires on such terms and conditions as the Executive Director deems appropriate or to otherwise use such additional concession space for other purposes as the Executive Director deems appropriate. As a condition precedent to its effectiveness, any such agreement regarding such additional concession space shall be set forth in a mutually satisfactory form of written supplement or amendment to this Agreement and shall be subject to obtaining any required approval by the Board. TCM acknowledges that the foregoing right to first negotiation set forth in this Section 1.2.1 applies only to the specific additional concession space and the specific Permitted Use that has been previously proposed by TCM in a written TCM Additional Space Proposal submitted to City. Nothing in this Section 1.2.1 shall be construed to require City to negotiate with TCM or otherwise make available to TCM any additional concession space within any Area or elsewhere in the Facilities that is not the subject of a TCM Addition Space Proposal or that is beyond the permitted scope of a TCM Additional Space Proposal, and TCM acknowledges that City may contract directly with present and future concessionaires for such concession space within the Facilities without negotiating with or

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otherwise offering such concession space to TCM. Without limiting the generality of the foregoing sentence, nothing in this Section 1.2.1 or in any other provision of this Agreement shall be construed to require City to negotiate with TCM or otherwise make available to TCM any additional concession space within any Area or elsewhere in the Facilities that is being made available by City for use as an Airport-wide Concession, and TCM acknowledges that City may contract directly with present and future Airport-wide Concessionaires for concession space within the Facilities without negotiating with or otherwise offering such concession space to TCM.

1.3Definitive Improvement Plan. Within the time and manner set forth in this Agreement, TCM, at TCM’s sole cost and expense, shall prepare and deliver to the Executive Director for review and approval (such approval not to be unreasonably withheld, conditioned or delayed) a definitive and comprehensive plan for the development, implementation and operation of the potential Premises (containing both concession locations and support areas for concession operations, if any) within each of the Areas (herein, the “Definitive Improvement Plan”). Except as otherwise approved by the Executive Director (acting in his or her sole discretion), each Definitive Improvement Plan shall be a logical progression of the Conceptual Plans attached to this Agreement as Exhibit “B” (the “Conceptual Plan”). TCM acknowledges that City (acting through the Executive Director in his or her sole discretion) reserves the right to require changes to the Conceptual Plan based on factors, including, without limitation, the cost and extent of the Initial Non-Premises Improvements contemplated by the Conceptual Plan. Such required changes may include, but are not necessarily limited to, the provision of substitute space within the Facility for the proposed Premises depicted in the Conceptual Plan. Any changes to the Conceptual Plan shall be subject to the approval of the Executive Director (acting in his or her sole discretion). Except as may be expressly agreed in writing by the Executive Director or as otherwise expressly set forth in this Agreement, all design and construction work contemplated by any Definitive Improvement Plan shall be performed by, and at the expense of, TCM. The Conceptual Plan sets forth as to each Area the approximate square footage and location of the Units, TCM Common Areas and TCM Storage Premises (as such terms are defined in Section 2.1 below) that are proposed to become a part of the Premises. Pursuant to the Conceptual Plan, the total minimum square footage of all of the Units within all of the Areas is 69,970, the total approximate square footage of all of the TCM Common Areas within all of the Areas is 12,350, and the total approximate square footage of all of the TCM Storage Premises within all of the Areas is 11,000.

1.4Contents of Definitive Improvement Plan. Each Definitive Improvement Plan for an Area should include, but not necessarily be limited to:

(a)Schematic plans and specifications for the entire Area that delineate those portions of the Area that are proposed to become a part of the Premises of TCM under this Agreement and those portions of the Area that are proposed to be outside of the area of TCM’s proposed Premises under this Agreement. Such schematic plans shall delineate each of the Units within the proposed Premises and identify the type of use for each such Unit and square footage. Such schematic plans shall delineate any areas within the proposed Premises which will not be used as a Unit (i.e., TCM Common Areas and TCM Storage Premises). Such schematic plans shall delineate planned locations for Airport-wide Concessions including type and square footage. Where it is proposed that the Definitive Improvement Plan will be implemented in

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phases, plans for the Area shall be divided into parcels (herein, individually a “Parcel” and collectively the “Parcels”) delineating each phase of development.

(b)Specific design criteria, defined by either Facility or Area, addressing (at a minimum) signage, use of storefront materials, lighting, entry soffit, and neutral pier conditions.

(c)Dimensioned premises and concession outline drawings by Unit indicating available area, demised wall conditions, amount of linear store frontage, and building services brought to the proposed Premises (including electrical, telephone and data, HVAC, chilled/hot water, fire protection, natural gas, domestic water, waste/venting, and grease waste).

(d)Proposed Initial Non-Premises Improvements (as defined in Section 1.8.3 below), including overall scope, design features, architectural enhancements, and integration with critical airport functions, together with a comprehensive review of facility assessments (including electrical, telephone and data, and HVAC). Proposed Initial Non-Premises Improvements may include, but are not limited to, common food court seating areas, other common seating areas and any children’s play area (but excluding any furniture for such common food court seating areas), public circulation improvements, building area alterations, restroom relocation/upgrades, hold room reconfiguration, public/common area HVAC replacements or upgrades, airport terminal directories, and other similar capital improvements reflected in the Definitive Improvement Plan.

(e)Cost estimates for the proposed construction (including construction occurring within the proposed Premises and outside the proposed Premises), including hard costs, soft costs and financing costs. Plan detail and cost estimates shall differentiate between TCM Initial Premises Improvements (as defined in Section 1.8.1 below) to be constructed by TCM at TCM’s cost, and Initial Non-Premises Improvements (as defined in Section 1.8.3). Cost information shall include proposed not-to-exceed dollar amounts for both the TCM Initial Premises Improvements and the Initial Non-Premises Improvements, and may include a contingency for any unforeseen, unknown and other building conditions which exist or may be encountered during the performance of construction by TCM or its Concessionaires (subject to the approval of the Executive Director as part of the DIP Approval (as defined in Section 1.8 below) or subject to the approval of the Executive Director as part of the CIP Approval (as defined in Section 7.4.5 below)). Such contingency may address, without limitation, work required for: (i) unforeseen structural upgrades required to support construction defined in the DIP Approval; (ii) additional capacity for utility services to allow for the development or redevelopment of the concession program in each Facility with all utility connection points (including temporary power) to be within 300 feet of each Area or Parcel; (iii) modifications or additions to the facilities energy management systems and any additional capacity in the mechanical (HVAC) base building systems to properly support the design load for improvements defined in the DIP Approval; (iv) expansion of the primary fire/life safety system to support improvements defined in the DIP Approval for each Facility with connection points accessible to the respective Area or Parcel; (v) testing, identification, remediation and removal of any Pre-Existing Hazardous Materials (as defined in Section 15.2 below); (vi) work required to remedy or comply with existing federal, state, local or municipal code violations or non-compliance which exist in each Facility and are not directly associated with the improvements defined in the DIP Approval; (vii) repairs for pre-existing damages (including leaks) to roofing systems and decks; (viii)

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modifications to security checkpoints or access control systems beyond the scope of work defined in the DIP Approval; and (ix) the installation of common Facility-wide grease interceptor systems for use by all Concessionaires in each Facility provided that TCM uses commercially reasonable efforts to recover such costs from its Concessionaires and remit such recovery to City (but not the installation of any individual grease trap equipment that may be required by applicable Laws to be installed in any Units which shall be at the Concessionaires’ sole expense) (the “TCM Contingencies”). In the event that the Executive Director determines that reasonable justification exists to increase the not-to-exceed dollar amount for the Initial Non-Premises Improvements set forth in a DIP Approval, then the Executive Director will use good faith efforts to recommend for approval to the Board a supplemental DIP Approval containing an adjustment to the not-to-exceed dollar amount for such Initial Non-Premises Improvements (it being understood, however, that such supplemental DIP Approval requires the approval of the Board acting in the Board’s sole and absolute discretion).

(f)Investment commitment by type and amount, including a breakdown of investment by TCM for both Initial Premises Improvements and Initial Non-Premises Improvements. Schematic design documents shall demonstrate TCM’s understanding of the capital requirements for the proposed improvements.

(g)A detailed development schedule showing the phasing and timing plan for development and completion milestones, including design development, City Airport Department Design and Construction approvals, processing and permitting from all authorities having jurisdiction, and construction start and completion dates (including commissioning, close-out and opening).

(h)Plan of TCM financing for all Initial Premises Improvements and Initial Non-Premises Improvements and evidence of required construction bonding and construction completion guarantee for all such improvements.

(i)Phasing plan for any and all interim or temporary concession operations through the completion of construction, including construction barricades and temporary signage, and coordination with incumbent concessionaires.

(j)An updated sales and rent projection by Definitive Improvement Plan for the Area, and a consolidated and updated sales and rent projection for any other currently proposed or previously approved Definitive Improvement Plan in all Areas.

(k)The plans for the coordination of the placement and development of spaces needed for Airport-wide Concessions.

(l)Such other information as may be reasonably requested by the Executive Director, either before or after initial submittal of the Definitive Improvement Plan.

1.5Time for Submission of Definitive Improvement Plan. Subject to delays due to events of Force Majeure (as defined below), TCM shall submit to the Executive Director the respective Definitive Improvement Plan for each Area on or before the date set forth below:

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(a)Terminal 6 – Area 15. The Definitive Improvement Plan for Terminal 6 – Area 15 shall be submitted to the Executive Director within [**] immediately following the Effective Date.

(b)Terminal 6 – Area 16. The Definitive Improvement Plan for Terminal 6 – Area 16 shall be submitted to the Executive Director within [**] immediately following the Effective Date.

(c)All Other Areas. The Definitive Improvement Plan for each of Terminal 1 – Area 11, Terminal 1 – Area 12, Terminal 3 – Area 13, Terminal 3 – Area 14, and Theme Building – Area 17 shall be submitted to the Executive Director within [**] immediately following the Effective Date.

In the event that TCM fails to deliver any Definitive Improvement Plan for any Area within the time set forth above and such failure shall not be due to events of Force Majeure, then TCM shall have no further right to submit a Definitive Improvement Plan with respect to such Area, and such Area shall no longer be subject to the terms of this Agreement (and TCM shall have no right to act as terminal commercial manager with respect to such Area). The Executive Director may, in the Executive Director’s sole discretion, extend the time for delivery of any Definitive Improvement Plan. For purposes of this Agreement, the term “Force Majeure” shall mean, in relation to the conditions that may cause a party to be temporarily, partially or wholly prevented from performing its obligations to the other party under this Agreement and not for any other purpose or for any benefit of any third party: any event beyond the reasonable control of the party claiming it, including, but not limited to, embargoes, shortages of material, acts of God, acts of public enemy (such as war, (declared or undeclared), invasion, insurrection, terrorism, riots, rebellion or sabotage), acts of a governmental authority (such as the United States Department Of Transportation, the United States Federal Aviation Administration, the United States Transportation Security Administration, the United States Environmental Protection Agency and defense authorities), fires, floods, earthquakes, hurricanes, tornadoes and other extreme weather conditions; provided, however, that strikes, boycotts, lockouts, labor disputes, labor disruptions, work stoppages or slowdowns shall not be considered an event of Force Majeure. The term Force Majeure includes delays caused by governmental agencies in the processing of applicable building and safety permits but only to the extent that such processing time actually exceeds the normal and reasonable processing time period for such governmental agency permit; provided, however, that any delays caused by TCM or its Concessionaires in the processing of such permits (such as TCM’s or its Concessionaire’s failure to submit complete applications for such permits) shall not be considered a basis for a claim of Force Majeure by TCM. Any lack of funds shall not be deemed to be a cause beyond the control of a party. If TCM shall claim a delay due to Force Majeure, TCM must notify City in writing within five (5) business days of the first occurrence of any claimed event of Force Majeure. Such notice must specify in reasonable detail the cause or basis for claiming Force Majeure and the anticipated delay in TCM’s performance to the extent such anticipated delay is known to TCM at the time such notice to City is required. If TCM fails to provide such notice within said five (5) business day period, then no Force Majeure delay shall be deemed to have occurred. Delays due to events of Force Majeure shall only be recognized to the extent that such event actually delays the performance by such party and cannot otherwise be mitigated using commercially reasonable efforts.

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1.6Response to Comments by the Executive Director. The Executive Director shall use reasonable efforts to respond to the submission of a Definitive Improvement Plan within ten (10) business days following receipt from TCM. TCM shall, within ten (10) business days following receipt from the Executive Director of any requested revisions to or comments regarding deficiencies of the Definitive Improvement Plan, respond to the Executive Director with a revised or supplemental Definitive Improvement Plan which addresses such requested revisions, comments or deficiencies. Subject to the Executive Director’s right to require changes to the Conceptual Plan (in his or her sole discretion), any requested revisions or comments by the Executive Director will not be unreasonable. The Executive Director shall use reasonable efforts to respond to any resubmission or supplement to a Definitive Improvement Plan within five (5) business days following receipt. If the Executive Director shall fail to respond to any submission or resubmission of a Definitive Improvement Plan within the specific time periods set forth in this Section 1.6, then TCM shall have a day for day extension in which to submit any revised or supplemental Definitive Improvement Plan. The parties also agree to use their respective commercially reasonable efforts to expedite the approval process hereunder with respect to the High Priority Areas so that TCM and TCM’s Concessionaires shall have an adequate time to obtain competitive bids, award contracts and perform their respective construction activities in order to meet the opening dates of such High Priority Areas.

1.7Rejection of Definitive Improvement Plan. In the event that TCM is unable or unwilling to revise or supplement a Definitive Improvement Plan for an Area in the manner required by this Agreement, the Executive Director shall have the right to reject such Definitive Improvement Plan for such Area, which rejection shall be in writing. In the event that the Executive Director rejects any Definitive Improvement Plan for any Area, then following a five (5) business day cure period in which TCM shall have the right to revise or supplement the applicable Definitive Improvement Plan and submit the same to the Executive Director, TCM shall have no further right to submit a Definitive Improvement Plan with respect to such Area, such Area shall no longer be subject to the terms of this Agreement, and TCM shall have no right to act as terminal commercial manager with respect to such Area. TCM acknowledges and agrees that, in the event that the Executive Director rejects any Definitive Improvement Plan following such five (5) business day cure period for any Area in accordance with this Agreement, City shall have no liability or obligation to TCM whatsoever, and TCM shall have no right to act as terminal commercial manager with respect to such Area.

1.8Approval of Definitive Improvement Plan. The Executive Director shall have the right to reasonably condition the approval of any Definitive Improvement Plan on such further actions, undertakings or requirements to be performed by TCM as the Executive Director may deem necessary or appropriate. Each approval issued by the Executive Director approving a Definitive Improvement Plan (a “DIP Approval”) shall be in writing and shall contain the following:

(a)A site plan confirming the size and boundaries of the actual Premises with the Area or Parcels, and the delineation within the Area or Parcels of the non-Premises areas within such Area or Parcels. Subject to the provisions of Section 1.8.8 below, the site plan shall also include the size and boundaries of the individual Units, TCM Common Areas and TCM Storage Premises within the Premises.

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(b)A statement of square footage of the Premises (and each Unit, TCM Common Area and TCM Storage Premises, if any, within such Premises), a statement of the minimum investment amounts for the TCM Initial Premises Improvements and the Initial Non-Premises Improvements, a statement of the proposed general minimum investment amounts by type of Unit for the Concessionaire Initial Premises Improvements, and a statement of the not-to-exceed dollar amounts with regard to the maximum permitted Qualified Investment (as defined in Section 9.3 below) for the TCM Initial Premises Improvements and with regard to the maximum permitted Initial Non-Premises Improvements Acquisition Cost for the Initial Non-Premises Improvements.

(c)Conceptual Approval (as such term is defined in the “LAWA Tenant Project Approval Process” for improvements at the Airport).

(d)The detailed development schedule showing the phasing and timing plan for development and completion milestones, including the completion milestones for turning over possession of the Premises to TCM, or in the event that portions of the Area will be delivered in phases, the completion milestones for turning over possession of the Premises within each Parcel to TCM. Each DIP Approval may include a requirement that TCM deliver to City written notice and confirmation of TCM’s achievement or completion of certain critical milestones (e.g. obtainment of permits) set forth in the development schedule (the “Notice of Readiness”).

(e)The Premises Completion Date (as defined herein) as to the Area or Parcel.

(f)The Non-Premises Completion Date (as defined herein) as to the Area or Parcel.

(g)A description of the condition in which the Area or Parcels (including both non-Premises areas in which TCM will be constructing the Initial Non-Premises Improvements and the Premises areas) will be delivered by City to TCM as of the Delivery Date (as defined in Section 1.10 below). A description of the Initial Non-Premises Improvements and the TCM Initial Premises Improvements. A description of any improvements to be made to the Premises or non-Premises by City, if any.

(h)Such other provisions, including but not limited to Conditions of Approval (as defined herein), that the Executive Director deems necessary or appropriate (in the Executive Director’s reasonable discretion).

Each DIP Approval shall be deemed to be conditioned upon TCM’s compliance with the applicable provisions of this Agreement (including, without limitation, the provisions of Article VII below), regardless of whether such DIP Approval expressly so states. Except as otherwise approved by the Executive Director, all Definitive Improvement Plans shall follow applicable portions of the Design and Construction Handbook located at www.lawa.org/laxdev/ handbook.aspx (such handbook as may be revised from time to time by City is referred to herein as the “Design and Construction Handbook”). Within ten (10) business days following receipt by TCM of any DIP Approval issued by the Executive Director, TCM shall countersign and return a copy of such DIP Approval to City, signifying TCM’s agreement to and acceptance of such DIP Approval (including any Conditions of Approval contained therein). The failure of TCM to so countersign and return a copy of such DIP Approval to City within said ten (10)

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business day period shall render such DIP Approval revocable by the Executive Director upon written notice to TCM at any time thereafter. At such time as a DIP Approval is issued by the Executive Director and accepted by TCM, the terms of such DIP Approval shall be deemed to become a part of this Agreement to the extent not inconsistent or in conflict with the terms and provisions of this Agreement, which shall be deemed to control.

1.8.1TCM Initial Premises Improvements. The term “TCM Initial Premises Improvements” shall mean the initial improvements that are designated specifically in the DIP Approval to be TCM Initial Premises Improvements made by TCM to the Premises that are constructed at TCM’s cost pursuant to a DIP Approval and are approved by the Executive Director following completion as such, such approval not to be unreasonably, withheld, conditioned or delayed.

1.8.2Concessionaire Initial Premises Improvements. The term “Concessionaire Initial Premises Improvements” shall mean the initial improvements that are made by the Concessionaires to the Premises that are constructed at such Concessionaires’ cost pursuant to a CIP Approval and are approved by the Executive Director following completion as such. The term “Initial Premises Improvements” shall mean the TCM Initial Premises Improvements and the Concessionaire Initial Premises Improvements, collectively.

1.8.3Initial Non-Premises Improvements. The term “Initial Non-Premises Improvements” shall mean the initial improvements that are designated specifically in the DIP Approval to be Initial Non-Premises Improvements made by TCM to areas that are either (i) outside of the Premises, or (ii) within TCM Common Areas or other areas of the Premises as specifically approved by the Executive Director (in his or her sole discretion), that are constructed at TCM’s cost pursuant to a DIP Approval and are approved by the Executive Director following completion as such. Improvements required to create or to demise the Premises shall not be considered Initial Non-Premises Improvements, unless otherwise specifically designated as Initial Non-Premises Improvements in any DIP Approval. Notwithstanding the foregoing, trade fixtures, furniture, and furnishings in TCM Common Areas shall not be included in Initial Non-Premises Improvements, but rather will be a part of the Initial Premises Improvements.

1.8.4Premises Completion Date. The term “Premises Completion Date” (which shall be adjusted on a day-for-day basis equal to the number of days of delay due to (i) events of Force Majeure or (ii) reasonable delays due to Pre-Existing Hazardous Materials or TCM Contingencies) shall mean the date specified in the DIP Approval as the date that TCM shall have completed (or caused completion of) the construction of all Initial Premises Improvements to the Premises within the Area or Parcel and shall have caused its Concessionaires to commence regular concession operations in the Units within such Premises.

1.8.5Non-Premises Completion Date. The term “Non-Premises Completion Date” (which shall be adjusted on a day-for-day basis equal to the number of days of delay due to (i) events of Force Majeure or (ii) reasonable delays due to Pre-Existing Hazardous Materials or TCM Contingencies) shall mean the date specified in the DIP Approval as the date that TCM shall have completed the construction of all Initial Non-Premises Improvements to areas within the Area or Parcel.

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1.8.6Conditions of Approval. The term “Conditions of Approval” shall mean any conditions of approval imposed by City on TCM in connection with the approval by the Executive Director of a Definitive Improvement Plan.

1.8.7Initial Non-Premises Improvements – Board Approval. Notwithstanding any other provisions of this Agreement, TCM acknowledges that the obligation of City to acquire or otherwise pay for any Initial Non-Premises Improvements is subject to the approval of the Board acting in its sole and absolute discretion. TCM shall not be required to proceed with the construction of any Initial Non-Premises Improvements, until such approval of the Board has been obtained. The Executive Director shall use good faith efforts to recommend for approval to the Board on a timely basis in order to allow TCM to proceed with its construction activities so that the Initial Non-Premises Improvements may be completed by TCM on the Non-Premises Completion Date. In the event that TCM elects to proceed with the construction of such Initial Non-Premises Improvements without prior approval of the Board, TCM will be doing so at the risk that the Board may not approve the acquisition or other payment by City for such Initial Non-Premises Improvements.

1.8.8Material Increase in Square Footage of Units. In the event that the total square footage of the Units located within any of the Facilities as set forth in the applicable DIP Approval is materially increased from the total square footage of the Units within such Facility as set forth in the Conceptual Plan, then the Executive Director will use good faith efforts to recommend for approval to the Board an equitable adjustment to the financial terms of this Agreement as reasonably determined by the Executive Director following consultation with TCM (it being understood, however, that such adjustment to the financial terms of this Agreement shall require the approval of the Board acting in the Board’s sole and absolute discretion).

1.9Time for Approval of Definitive Improvement Plans. TCM acknowledges and agrees that the timely planning and implementation of the proposed development within Terminal 6 – Area 15 and Terminal 6 – Area 16 (which Areas are sometimes individually referred to herein as a “High Priority Area” and are sometimes collectively referred to herein as the “High Priority Areas”) are of particular importance and urgency. TCM agrees that TCM shall take all necessary and appropriate actions to ensure that DIP Approvals are obtained for such High Priority Areas within [**] immediately following the Effective Date. Provided that City has timely performed its obligations under this Agreement affecting TCM’s performance, TCM agrees that TCM’s failure to take all necessary and appropriate actions to ensure that such DIP Approvals for the High Priority Areas are obtained within [**] immediately following the Effective Date shall constitute a Default by TCM under this Agreement. TCM further acknowledges and agrees that, provided that City has timely performed its obligations under this Agreement affecting TCM’s performance, in the event that TCM fails to obtain DIP Approvals for either Terminal 1 – Area 11, Terminal 1 – Area 12, Terminal 3 – Area 13, Terminal 3 – Area 14, or Theme Building – Area 17 within [**] immediately following the Effective Date, then TCM shall have no further right to submit a Definitive Improvement Plan with respect to such Area, and such Area shall no longer be subject to the terms of this Agreement (and TCM shall have no right to act as terminal commercial manager with respect to such Area). The

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Executive Director may, in the Executive Director’s sole discretion, extend such time for the approval of any Definitive Improvement Plan.

1.10Delivery; Notice of Delivery. The term “Delivery Notice” shall mean the written notice from the Executive Director to TCM informing TCM of the date that City will, pursuant to the DIP Approval, deliver to TCM either (i) the Premises (or portion thereof) within the Area (or Parcel) for purposes of the commencement of the Primary Term (as defined in Section 2.2) as to such Premises, (ii) the non-Premises area within the Area (or Parcel) in which TCM will have a temporary license to construct the Initial Non-Premises Improvements, or (iii) both. The date set forth in the Delivery Notice for the delivery of such Premises and/or non-Premises area, as applicable, is referred to herein as the “Delivery Date”. Provided that TCM uses commercially reasonable efforts to comply with its obligations to timely obtain permits, the Delivery Dates will be no earlier than ten (10) business days after TCM’s receipt of those permits needed by TCM and its Concessionaires to initially commence construction of the Initial Premises Improvements within such Premises or the Initial Non-Premises Improvements within such non-Premises area (as applicable), unless otherwise approved in a DIP Approval and consented to by TCM. Subject to TCM’s compliance with all provisions of the DIP Approval to be complied with prior to the time of delivery, City will deliver such Premises and/or non-Premises area, as applicable, on the Delivery Date set forth in the Delivery Notice, provided, however, the Executive Director shall have the right for good cause to extend the Delivery Date if circumstances warrant in the Executive Director’s sole judgment. TCM agrees to accept delivery of such Premises and/or non-Premises area on the Delivery Date. Within ten (10) business days following the Executive Director’s request, TCM shall execute a Commencement Date Memorandum in the form of Exhibit “C” attached hereto acknowledging the calendar date of the commencement of the Primary Term as to any portion of the Premises delivered to TCM by City pursuant to this Agreement, together with such other reasonable information contained in the Commencement Date Memorandum as the Executive Director may request. TCM’s failure to execute a Commencement Date Memorandum shall not affect the commencement date of the Primary Term for such Premises nor the performance of TCM’s obligations with respect thereto.

1.10.1TCM’s Acknowledgment. With respect to any and all Areas and Premises under this Agreement, TCM hereby acknowledges and agrees that: (a) TCM has been advised to satisfy itself with respect to the condition thereof (including but not limited to physical and environmental condition, the improvements, equipment, and utilities, security, compliance with Laws and Private Restrictions (as defined in Section 5.11.1 below), and the present and future suitability thereof for TCM’s or its Concessionaires’ intended use; (b) TCM shall have independently made such investigation as it deems necessary with reference to such matters; (c) except as specifically set forth in this Agreement (including, without limitation, Section 7.3 and Article 15) or in the applicable DIP Approval, neither City, nor any of City’s agents and representatives, has made any oral or written representations or warranties of any kind whatsoever, express or implied, as to any matters concerning the Facilities, the Areas, or the Premises, including, without limitation, the condition of the Premises and the present and future suitability for TCM’s or its Concessionaires’ intended use; (d) except as otherwise expressly set forth in this Agreement (including, without limitation, Section 7.3 and Article 15) or in the applicable DIP Approval, TCM will take delivery of the Premises from City on an “as is” basis with all defects, whether patent or latent; and (e) except as otherwise expressly set forth in this Agreement (including, without limitation, Section 7.3 and Article 15) or in the applicable DIP

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Approval, any modifications, improvements, additions, or repairs to the Premises and any equipment or systems that are either required to be made in order to make the Premises suitable for TCM’s or its Concessionaires’ intended use or required by Laws to be made to the Premises in connection with TCM’s or its Concessionaires’ use of the Premises shall be constructed or installed by TCM (or its Concessionaires), at TCM’s (or its Concessionaires’, as the case may be) sole cost and expense, and in compliance with Article VII of this Agreement and the applicable DIP Approval. Any report, study, document or other information furnished to TCM by City or by City’s representatives, including, without limitation, the historical sales data regarding concession operations at the Airport, passenger data, any assessment reports regarding the physical condition of space within the Facilities, and other information provided in connection with the RFP (collectively, the “City Information”), is being furnished without representation or warranty by City or its representatives and with the understanding that TCM will not rely on the City Information, but rather TCM will independently verify the accuracy of the statements or other information contained in the City Information. It is the parties’ express understanding and agreement that all such City Information is provided only for TCM’s convenience in facilitating TCM’s own independent investigation and evaluation, and, in doing so, TCM shall rely exclusively on its own independent investigation and evaluation of each and every aspect of the subject matter of this Agreement (including, without limitation, all historical data and the condition of the Areas in which the Premises may be located and their operations) and not on any information or materials supplied by City, except as may be otherwise expressly provided in this Agreement.

1.11Initial Non-Premises Improvements In Excess of Threshold Amount. TCM acknowledges that, regardless of whether or not proposed by TCM in a Definitive Improvement Plan, the Executive Director may require TCM to make certain Initial Non-Premises Improvements as a condition of the DIP Approval; provided, however, the Executive Director will not require Initial Non-Premises Improvements that cost more than [**] in the aggregate within the Areas under this Agreement without the agreement of TCM. If the Executive Director requests TCM to make Initial Non-Premises Improvements that cost in excess of said [**] in the aggregate and the construction of such additional Initial Non-Premises Improvements will delay the estimated completion of construction beyond the estimated construction completion date that would be otherwise applicable in the absence of such additional Initial Non-Premises Improvements, then as a condition of TCM’s agreement under this Section 1.11 to incur such excess costs, TCM may request that the Executive Director agree to an extension of the Expiration Date of the Primary Term for a period of time equal to the estimated number of days of delay in the completion of construction resulting from such additional Initial Non-Premises Improvements. Such agreement by the Executive Director shall be in the Executive Director’s reasonable discretion. Any such agreement to extend the Expiration Date of the Primary Term of this Agreement shall be set forth in a written document executed by the Executive Director on behalf of City and by TCM at the time of the applicable DIP Approval.

1.12Construction of Initial Non-Premises Improvements. TCM shall, at TCM’s cost and expense, design and construct the Initial Non-Premises Improvements described in the applicable DIP Approval, which Initial Non-Premises Improvements shall be subject to acquisition by City as provided in Section 1.13 below. The construction of the Initial Non-Premises Improvements shall commence within ten (10) business days following the Delivery

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Date for such non-Premises area or TCM Common Area or other area within the Premises, as the case may be. Subject to delays caused by events of Force Majeure or the failure of City to have timely performed its obligations under this Agreement affecting TCM’s performance, TCM shall complete the construction of the Initial Non-Premises Improvements on or before the applicable Non-Premises Completion Date. The Executive Director shall have the right (but not the obligation) to extend the Non-Premises Completion Date, which right may be exercised by the Executive Director in his or her sole discretion. During the period prescribed in the applicable DIP Approval, TCM shall have a temporary non-exclusive right of entry to the non-Premises area described in the applicable DIP Approval for the following purposes and no other: to assess such non-Premises area for design and engineering purposes, to facilitate preparation of construction plans, and upon receipt of all necessary and appropriate approvals, to construct the Initial Non-Premises Improvements. TCM acknowledges that such right of entry is a temporary non-exclusive license and does not grant to TCM any property interest in such non-Premises area. In connection with the design and construction of the Initial Non-Premises Improvements and related entry, TCM shall comply with the provisions of Sections 1.12.1 through 1.12.4 below, and TCM’s compliance with said provisions below shall be in addition to (and not in lieu of) TCM’s compliance with all of the other applicable provisions of this Agreement (including, without limitation, Sections 1.10.1, 5.11, 5.12, 7.2, 7.3, 7.7, 7.8, 7.11, 7.12, 7.14, 7.15, 13.2, and 13.3, Article XV, and Article XVI).

1.12.1Competitive Bidding/Proposals. TCM recognizes and accepts that the contractor selection procedures specified in this Section 1.12.1 are intended to promote pricing and responsive and responsible proposals in a fair and reasonable manner. As such, the selection of contractors for the construction of the Initial Non-Premises Improvements shall be based upon competitive bids or proposals as follows:

[**]

1.12.2Warranty. TCM warrants that the design and construction work and services provided in connection with the work shall conform to the highest professional standards pertinent to the respective trade or industry. TCM warrants that all materials and equipment furnished pursuant to this Section 1.12 will be new and of good quality unless otherwise specified, and that all workmanship will be of good quality, free from faults and defects and in conformance with the design documents approved by the City of Los Angeles Department of Building and Safety.

1.12.3Rules and Regulations.

(a)TCM shall have sole responsibility for fully complying with any and all present and future rules, regulations, restrictions, ordinances, statutes, laws and/or orders of any federal, state, and/or local government applicable to the design and construction work. TCM shall be solely responsible for fully complying with any and all applicable present and/or future orders, directives, or conditions issued, given or imposed by the Executive Director which are now in force or which may be hereafter adopted by the Board and/or the Executive Director with respect to the operation of the Airport provided the same are applicable to all tenants and other occupants doing business at the Airport and are enforced by City in a non-discriminatory manner. In addition, TCM agrees to specifically comply with any and all Federal, State, and/or local security regulations,

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including, but not limited to, 14 CFR Parts 107 and 108, regarding unescorted access privileges.

(b)TCM shall comply with the Title VI of the Civil Rights Act of 1964 relating to nondiscrimination. Additionally, FAR Clause 52.203-11 “Certification and Disclosure Regarding Payments to Influence Certain Federal Transactions” is incorporated herein by reference into this Agreement. Contracts awarded by TCM as a result of the work must comply with Federal provisions established by laws and statutes.

(c)TCM and its contractors shall be responsible for all civil penalties assessed as a result of failure to comply with any and all present and future rules, regulations, restrictions, ordinances, statutes, laws and/or orders of any federal, state, and/or local government regarding the work. TCM and its contractors shall hold City harmless and indemnify City for all civil penalties.

1.12.4Independent Contractor. In furnishing the services provided in this Section 1.12, TCM is acting as an independent contractor. TCM is to furnish such services in its own manner and method and is in no respect to be considered an officer, employee, servant or agent of City.

1.13Acquisition of Initial Non-Premises Improvements. Provided that the requisite Board approval has been obtained, upon the completion and acceptance of the Initial Non-Premises Improvements, City shall acquire the Initial Non-Premises Improvements as set forth below in this Section 1.13, and such Initial Non-Premises Improvements shall become the exclusive property of City. As full consideration for the acquisition of the Initial Non-Premises Improvements, City shall pay to TCM an amount equal to the Initial Non-Premises Improvements Acquisition Cost (as defined in Section 1.13.1 below), which amount shall be payable by City, at City’s sole option (as determined by the Executive Director) by means of the one of the following two methods of payment, within sixty (60) days following the Payment Request Completion Date (as defined below): (a) A cash payment to TCM; or (b) the issuance of a rent credit (the “Initial Non-Premises Rent Credit”) to TCM, which rent credit shall be applied against TCM’s obligation to pay the Base Rent for the Premises. Notwithstanding City’s option to select between the two manners of payment as set forth in clauses (a) and (b) of the foregoing sentence, in the event that the Initial Non-Premises Improvements Acquisition Cost for an Area exceeds the following dollar threshold amount for such Area, then such excess shall be paid by City in the manner described in clause (a) of the foregoing sentence (i.e., by cash payment) if so requested by TCM and not by an Initial Non-Premises Rent Credit as described in clause (b) of the foregoing sentence: The dollar threshold for Terminal 1 – Area 11 shall be [**]; the dollar threshold for Terminal 1 – Area 12 shall be [**]; the dollar threshold for Terminal 3 – Area 13 shall be [**]; the dollar threshold for Terminal 3 – Area 14 shall be [**]; the dollar threshold for Terminal 6 – Area 15 shall be [**]; the dollar threshold for Terminal 6 – Area 16 shall be [**]; and the dollar threshold for Theme Building – Area 17 shall be [**]. The Initial Non-Premises Rent Credit shall be issued in equal monthly installments over the period remaining through the end of the Primary Term and shall include annualized accrued interest at [**] percent per annum on the outstanding principal balance that remains unpaid.

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After the issuance of an Initial Non-Premises Rent Credit, City shall have the right to pay TCM the unamortized outstanding principal balance of such costs at any time in lieu of further rent credits. In the event of the Early Termination of this Agreement as the result of an Early Termination Notice (as defined in Section 2.3), City shall pay the unamortized outstanding principal balance of the Initial Non-Premises Rent Credit to TCM within thirty (30) days following the Early Termination Expiration Date (as defined in Section 2.3.1). In the event of a Termination for Convenience under this Agreement as the result of a Convenience Termination Notice, City shall pay the pro-rata share of the unamortized outstanding principal balance of the Initial Non-Premises Rent Credit attributable to the Terminated Premises to TCM within thirty (30) days following the Convenience Termination Date (as such terms are defined in Section 9.1).

1.13.1Initial Non-Premises Improvements Acquisition Cost. The term “Initial Non-Premises Improvements Acquisition Cost” shall mean an amount equal to the actual costs incurred by TCM for the design and construction of the Initial Non-Premises Improvements (which may include up to an additional twenty percent (20%) of total external costs incurred to reimburse TCM for overhead, administrative and project management costs), plus Interest Costs (as defined herein), as verified by the Executive Director, provided, however, that in no event shall the Initial Non-Premises Improvements Acquisition Cost exceed the not-to-exceed dollar amount set forth in the applicable DIP Approval (or as such not-to-exceed amounts may be adjusted in accordance with this Agreement). As used herein, “Interest Costs” shall mean the imputed project interest costs calculated as simple interest at a rate of [**] percent per annum from the date of expenditure by TCM through the date of either (i) payment for the acquisition or (ii) the issuance of the Initial Non-Premises Rent Credit. Notwithstanding the foregoing, any amounts paid to any “Affiliate” of TCM (as defined in Section 9.4) that TCM claims to have incurred in connection with the design or construction of the Initial Non-Premises Improvements may be included as a part of the Initial Non-Premises Improvements Acquisition Cost only (i) to the extent that the amounts paid are fair and are otherwise no less favorable to TCM than would be obtained in a comparable arm’s-length transaction with an unrelated third party or (ii) to the extent otherwise specifically approved in writing by the Executive Director, upon the separate written request of TCM made prior to incurring such costs.

1.13.2Payment Request Completion Date. The term “Payment Request Completion Date” shall mean the date that the following has occurred: (a) TCM has completed the construction of the Initial Non-Premises Improvements in compliance with the terms of this Agreement and the applicable DIP Approval, and (b) TCM has requested payment and provided to City appropriate evidence and documentation of all costs incurred (including, but not limited to, copies of invoices) and proof of payment (including, but not limited to, lien releases) of such actual costs incurred by TCM for the design and construction of the Initial Non-Premises Improvements.

1.13.3Disputed Amounts. The Executive Director shall have the right to review, approve (which approval shall not be unreasonably withheld, conditioned or delayed), and/or dispute the amount of the Initial Non-Premises Improvements Acquisition Cost. To the extent that the Executive Director disputes a portion of the Initial Non-Premises Improvements Acquisition Cost, or there is insufficient documentation with respect thereto, City shall so notify TCM within ten (10) days following the Payment Request Completion Date and shall have the right to withhold any

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disputed amounts until such amounts have been verified and documented to the reasonable satisfaction of the Executive Director. The Executive Director shall also submit to TCM an explanation of the disputed amount or the required documentation (a “Dispute Notice”). TCM shall respond to the Executive Director within thirty (30) days following the Dispute Notice, and the Executive Director and TCM shall meet to resolve any disputes or documentation issues within twenty (20) days of TCM’s response. City is under no obligation to dispute the Initial Non-Premises Improvements Acquisition Cost prior to payment, and the payment of the Initial Non-Premises Improvements Acquisition Cost shall not bind City to the correctness of the Initial Non-Premises Improvements Acquisition Cost.

1.13.4Audit Rights. City may, in the Executive Director’s sole discretion and with reasonable notice to TCM, require TCM to provide access to all records and other information necessary to perform an audit of all or any of the Initial Non-Premises Improvements Acquisition Cost (collectively, the “Auditable Costs”). The expense of any such examination or audit shall be borne by City, provided that if the TCM’s books and records are not made available to City at the Airport or at TCM’s principal place of business within a fifteen (15) mile radius of the Airport, TCM shall reimburse City for the reasonable out-of-pocket costs incurred by City in inspecting TCM’s books and records, including travel, lodging and subsistence costs. City shall have the right to commence such audit at any time up to three (3) years after submission of the last part of any Auditable Costs by TCM to City. City’s right to access such records and information shall continue until any audit so commenced is concluded to the Executive Director’s reasonable satisfaction. TCM shall retain all records and other information necessary to perform such an audit until so concluded. [**]

IIPREMISES; PRIMARY TERM; EARLY TERMINATION.

2.1Premises; Units; TCM Common Areas; TCM Storage Premises. The premises which are the subject of this Agreement are those premises (the “Premises”) that are delineated and approved by the Executive Director in a DIP Approval for an Area and delivered by City to TCM pursuant to a Delivery Notice issued by the Executive Director as provided in Article I above. No potential Premises location shall be considered a part of the Premises, unless and until such potential Premises location is delineated and approved by the Executive Director in a DIP Approval for an Area and turned over to TCM pursuant to a Delivery Notice issued by the Executive Director as provided in Article I above. The Premises will consist of Units, TCM Common Areas, and TCM Storage Premises (all as defined below). For purposes of this Agreement, the term “Unit(s)” means the individual concession spaces within the Premises as delineated in the DIP Approvals. For purposes of this Agreement, the term “TCM Common Area(s)” means areas located within the Premises as delineated in the DIP Approvals as common use areas for the general use and convenience of airline passengers and other users of the Facility in which the TCM Common Areas are located, such as food court seating areas and children’s play areas. For purposes of this Agreement, the term “TCM Storage Premises” means areas located within the Premises as delineated in the DIP Approvals as premises for the storage of equipment, inventory or supplies or for office space (if any). For avoidance of doubt, the parties acknowledge that areas within Units used for storage or office use are not TCM Storage Premises, but rather are considered a part of such Units.

2.1.1Correction to Description of Premises. In the event that the City determines that any description or measurement of any portion(s) of the Premises stated in this

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Agreement or in any DIP Approval is inaccurate (e.g., following review of as-built construction and based on actual field measurements), the Executive Director is authorized to correct such inaccuracy and to approve corresponding adjustments in the terms and provisions of this Agreement based on such corrected descriptions or measurements. Any such adjustment(s) made to the terms and provisions of this Agreement may, with the approval of the Executive Director, be deemed retroactive to such date(s) on which the Executive Director deems approval of such correct measurement(s) to the Premises to be appropriate.

2.2Primary Term. For purposes of this Agreement, the term “Primary Term” shall mean the period of time that TCM shall operate the Premises as the terminal commercial manager hereunder, which period shall commence for any given portion of the Premises on the Delivery Date for such portion of the Premises and shall end as to all portions of the Premises on the Expiration Date (unless the term of this Agreement is sooner terminated in accordance with the provisions of this Agreement). For purposes of this Agreement, the term “Expiration Date” shall mean June 30, 2029, subject to extension by written agreement as provided in Section 1.11 above. No delay in the processing of any Definitive Improvement Plan or delay in the Delivery Date of any portion of the Premises shall extend the Expiration Date. TCM acknowledges and agrees that TCM has absolutely no rights under this Agreement to extend the Primary Term.

2.3[**]

2.4Surrender. TCM agrees that at 11:59 p.m. on the Expiration Date, or on the sooner termination of this Agreement, TCM shall surrender the Premises (including all improvements) to City (a) in good order, condition and repair (normal wear and tear excepted but with all interior walls repaired, any carpets cleaned, and all floors cleaned and waxed and subject to the provisions of Article XII below), and (b) free of any Hazardous Materials that are the responsibility of TCM under the terms of this Agreement. Normal wear and tear shall not include any damage or deterioration that would have been prevented by proper maintenance by TCM (or its Concessionaires) or TCM otherwise performing all of its obligations under this Agreement. On or before the expiration or sooner termination of this Agreement, TCM shall, at the option of City, remove all of TCM’s personal property, all Telecommunications Facilities (as defined in Section 7.13.1) installed in the Premises or elsewhere in the Airport by or on behalf of the TCM (provided the Executive Director may require that such removal shall be performed by a contractor or telecom provider designated by the Executive Director), and TCM’s signage from the Premises, and TCM shall repair any damage caused by such removal. Any of TCM’s personal property not so removed by TCM as required herein shall be deemed abandoned and may be stored, removed, and disposed of by City at TCM’s expense, and TCM waives all Claims against City for any damages resulting from City’s retention and disposition of such property; provided, however, that TCM shall remain liable to City for all costs incurred in storing and disposing of such abandoned property of TCM. All improvements and Alterations shall remain in the Premises as the property of City. On the Expiration Date or earlier termination of this Agreement, all rights and obligations of TCM under this Agreement shall terminate. Notwithstanding anything in the foregoing sentence or elsewhere in this Agreement to the contrary, no expiration or earlier termination of this Agreement shall release TCM from any liability or obligation hereunder, whether of indemnity or otherwise, that either (1) arises or accrues prior to such expiration or earlier termination, (2) results from any acts, omissions, or

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events occurring prior to TCM surrendering the Premises to City, or (3) expressly survives the expiration or earlier termination of this Agreement.

IIITERMINAL COMMERCIAL MANAGER RIGHTS AND DUTIES.

3.1Terminal Commercial Manager. During the Primary Term, TCM shall act as terminal commercial manager of the concession operations within the Premises. As the terminal commercial manager, TCM shall be responsible for ensuring the successful delivery and management of all concession operations within the Premises in a manner consistent with comparable world-class international airports. As the terminal commercial manager, TCM shall select and enter into concession agreements (individually, a “Unit Concession Agreement” and collectively the “Unit Concession Agreements”) with concessionaires (individually, a “Concessionaire” and collectively the “Concessionaires”) for each Unit within the Premises in accordance with the provisions of this Agreement.

3.2Business and Operations Plan. TCM shall prepare a detailed plan for the management of the concession operations within the Premises (the “Business and Operations Plan”), which Business and Operations Plan shall at all times be subject to the approval of the Executive Director as set forth in this Section 3.2, such approval not to be unreasonably withheld, conditioned or delayed. [**] Thereafter, the Business and Operations Plan shall be updated by TCM and submitted to the Executive Director, on an annual basis, no later than [**] of each year continuing through the end of the Primary Term. The updated Business and Operations Plan shall be subject to the approval of the Executive Director each year (which the Executive Director shall provide within thirty (30) days following submission), and any changes to the Business and Operations Plan as so approved by the Executive Director that occur during the year shall be subject to the further approval of the Executive Director in a similar manner. Until such approval is obtained and subject to Section 3.2.1 below, TCM shall continue to operate under the most recent approved Business and Operations Plan. TCM shall manage the concession operations within the Premises substantially in accordance with the Business and Operations Plan as approved by the Executive Director. Notwithstanding anything contained in the Business and Operations Plan, in the event of a conflict between the provisions of this Agreement and the provisions of the Business and Operations Plan, the provisions of this Agreement shall control. The contents of the Business and Operations Plan shall include, but not be limited to, the following:

(a)The plan for reasonably maximizing payments and value to City.
(b)Establishment of operational goals and objectives for the forthcoming year of the plan, including identification of sales opportunities and marketing plans for the promotion of sales.
(c)Review of prior year’s performance, including achievement of sales projections and sales trends with explanations of any anomalies by Unit.
(d)The plan for the marketing of concession opportunities and for the selection of Concessionaires to ensure an open selection process that provides opportunities for ACDBEs.

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(e)The plan for the promotion of Concessionaires and their products or services.
(f)The operating standards for Concessionaires and the policies and procedures to address, correct or replace underperforming Concessionaires and to manage Concessionaire compliance with operating standards.
(g)Customer service and quality assurance plan, and remedial action plan for any prior deficiencies.
(h)The maintenance plan for the Premises.
(i)The policies and procedures for the management, monitoring and reporting of Concessionaire compliance with the adopted pricing policy.
(j)Such other goals, objectives, requirements or information as the Executive Director may reasonably request.

3.2.1[**]

3.3Unit Concession Agreements.

3.3.1Approval of Unit Concession Agreements. Each and every Unit Concession Agreement with a Concessionaire shall be subject to the prior written approval of the Executive Director (such approval not to be unreasonably withheld, conditioned or delayed provided that such changes do not impair City’s rights under this Agreement), prior to its execution by TCM. Promptly following the Effective Date, TCM shall develop the form of Unit Concession Agreement and submit such form of Unit Concession Agreement to the Executive Director for review and approval. Any changes to the form of Unit Concession Agreement shall also be subject to the Executive Director’s review and approval, and the Executive Director may require reasonable changes to the form of Unit Concession Agreement from time to time during the term of this Agreement. The specific Permitted Use (as defined in Section 3.4 below) for each Unit within the Premises is subject to the written approval of the Executive Director, such approval not to be unreasonably withheld, conditioned or delayed. The process for obtaining such approvals is to be set forth in the Business and Operations Plan. No Unit Concession Agreement shall be amended, extended or terminated, without the prior written approval of the Executive Director, such approval not to be unreasonably withheld, conditioned or delayed. In connection with any requested approval of any Concessionaire or Unit Concession Agreement, TCM shall provide (or cause to be provided) any and all information as the Executive Director may reasonably request regarding the proposed Concessionaire and Unit Concession Agreement (including, without limitation, financial statements, financial pro forma for operations, measureable performance standards, and proposed offerings, menus and pricing).

3.3.2Additional Terms and Conditions Applicable to Unit Concession Agreements. The following terms and conditions shall apply to any Unit Concession Agreement entered into by TCM and any Concessionaire and shall be deemed included in all Unit Concession Agreements whether or not expressly incorporated therein:

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(a)No Unit Concession Agreement shall have a term for a period of time longer than ten (10) years, except as may otherwise be approved by the Executive Director; provided, however, no Unit Concession Agreement shall have a term that extends beyond the Expiration Date. All Unit Concession Agreements shall be subject and subordinate to the rights of City under this Agreement. All Unit Concession Agreements shall provide that they are subject to either termination or assignment, at the sole option of City as exercised by the Executive Director, upon the expiration or earlier termination of the Primary Term with respect to the Premises in which such Unit is located. In the event that City elects to have a Unit Concession Agreement assigned to City, such Unit Concession Agreement shall be deemed assigned by TCM to City; provided, however, City shall not be liable for any prepaid rents or security deposit paid by such Concessionaire to TCM or for any prior defaults of TCM under such Unit Concession Agreement. In the event of the expiration or earlier termination of this Agreement prior to the expiration of any Unit Concession Agreement, City, at its option and without any obligation to do so, may require any Concessionaire to attorn to City, in which event City shall undertake the obligations of TCM under such Unit Concession Agreement from the time of the exercise of said option to the expiration of such Unit Concession Agreement; provided, however, City shall not be liable for any prepaid rents or security deposit paid by such Concessionaire to TCM or for any prior defaults of TCM under such Unit Concession Agreement. TCM and such Concessionaire shall upon request by the Executive Director execute all assignment and attornment documentation as may be requested by the Executive Director.
(b)No Concessionaire shall assign or otherwise transfer all or any of its interest under a Unit Concession Agreement, without the Executive Director’s prior written consent.

3.3.3No Right to Engage Directly In Concession Sales or Services. TCM shall have no right to directly engage in the provision of concession sales or services within the Premises (it being understood that all concession locations within the Premises shall be operated by the Concessionaires and not TCM), and no Concessionaire shall be an Affiliate of TCM. TCM covenants that TCM shall promptly disclose to City any and all facts relating to whether any Concessionaire may be considered an Affiliate of TCM.

3.3.4Construction Completion and Oversight. TCM shall be responsible for designing and managing TCM’s construction activities and shall also be responsible for managing TCM’s Concessionaires’ design and construction activities and the timely completion thereof in accordance with the provisions of this Agreement, the applicable DIP Approval, the applicable CIP Approval, and the Business and Operations Plan. TCM shall be responsible to ensure that all Concessionaires are open for business in the time and manner set forth in the applicable DIP Approval. TCM shall be responsible for the coordination of all such design and construction activities with City and other Airport users.

3.3.5Temporary Concession Space During Construction. In order to ensure continuity of services to the traveling public during TCM’s initial development and construction activities as well as any other periods of redevelopment and construction during the term of this Agreement, the Executive Director may (but shall have no obligation to) authorize the use by one or more of TCM’s Concessionaires, on an interim basis, temporary concession space within a Facility, pursuant to a written Right of Entry Agreement between TCM (or its Concessionaire)

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and City. Any such Right of Entry Agreement shall be subject to the approval of the Executive Director (in his or her sole discretion).

3.3.6Interim Unit Concession Agreements. In order to ensure continuity of services to the traveling public during any periods in which TCM or its Concessionaires is involved in development and construction of Units, the Executive Director may (but shall have no obligation to) permit TCM to enter into temporary or interim Unit Concession Agreements with any existing or incumbent concessionaires (i.e., concessionaires engaged in concession operations within the Facilities prior to the commencement of TCM’s activities within such Facilities) or other temporary concessionaires, without requiring TCM to comply with the Concessionaire selection process described in this Agreement and the Business and Operations Plan. No such temporary or interim Unit Concession Agreement shall be for a term of more than [**], unless otherwise approved in writing by the Executive Director, such approval not to be unreasonably withheld, conditioned or delayed.

3.3.7Vacancies. Upon the expiration or other termination of a Unit Concession Agreement, TCM shall promptly solicit a new Concessionaire in accordance with the provisions of this Agreement. Unless extended in writing by the Executive Director (such extension not to be unreasonably withheld), TCM shall propose a new Concessionaire within sixty (60) days and shall thereafter use commercially reasonable efforts to enter into a new Unit Concession Agreement for any vacant Unit within ninety (90) days following the date that City has approved the proposed new Concessionaire. TCM shall, subject to Force Majeure, use its best efforts to cause such Unit to re-open for business within one hundred twenty (120) days following the date that all requisite permits for the work necessary to reopen any such Unit have been issued. During such time as TCM is seeking a permanent replacement Concessionaire, negotiating and documenting the new Unit Concession Agreement, and managing the Concessionaire design and construction process, TCM shall use commercially reasonable efforts to fill any such vacant Unit with a temporary operation (under a modified Unit Concession Agreement structured as a temporary revocable license for a period not to exceed eighteen (18) months). TCM shall notify City in the event that any Unit has remained vacant for more than sixty (60) days. Unless extended in writing by the Executive Director (such extension not to be unreasonably withheld), or if TCM can demonstrate to the reasonable satisfaction of the Executive Director that enplanements or airline service in the vicinity where the vacant Unit is located has been materially impacted to the extent that the vacant Unit is not marketable to potential Concessionaires, in the event that TCM fails to propose a new Concessionaire, fails to enter into a new Unit Concession Agreement or fails to cause the Unit to re-open for business within the respective time periods set forth above, the Executive Director shall have the right to elect on behalf of City to recapture such Unit upon written notice to TCM. In the event of such recapture, such Unit shall no longer be a part of the Premises, TCM shall fulfill its surrender and removal obligation under Section 2.4 above with respect to such Unit, and City shall be free to contract with others for the use of such concession space or otherwise use such concession space as the Executive Director deems appropriate. City shall have no obligation to compensate TCM for the recapture of such Unit (it being understood that the Convenience Termination Payment contemplated in Section 9.2 below shall not be required). However, concurrently with such recapture, the MAG shall be adjusted equitably.

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(a)Unanticipated Vacancies. In order to ensure continuity of services to the traveling public, in the event that an unanticipated vacancy occurs in any Unit (including any vacancy described in this Section 3.3.7), the Executive Director shall have the authority (but shall have no obligation) to permit TCM to select a replacement Concessionaire pursuant to an alternative expedited process approved by the Executive Director, in lieu of requiring TCM to comply with the Concessionaire selection process described elsewhere in this Agreement and the Business and Operations Plan. Such alternative expedited process shall not be unreasonably withheld, conditioned or delayed.

3.3.8Terminal 3 Potential Redevelopment – Substitute Space. City has advised TCM that, following the development of Terminal 3 – Area 13 and Terminal 3 – Area 14 by TCM pursuant to the DIP Approval process, City may potentially make substantial alterations to Terminal 3 which may result in the closure or relocation of some or all of the Premises within Terminal 3 that were developed by TCM pursuant to the DIP Approval process. The potential exists that, in connection with such alteration of Terminal 3, City may (in the Executive Director’s sole discretion) make substitute concession space available to TCM within Terminal 3. In the event that the Executive Director makes such substitute concession space available, it will be made available on the same terms and conditions as set forth in this Agreement, together with such supplemental or additional terms and conditions as may be mutually agreed upon between TCM and the Executive Director as provided below in this Section 3.3.8 (subject, however, to any required approval by the Board). In the event that the Executive Director makes such substitute concession space available to TCM, the Executive Director will give written notice to TCM defining such substitute concession space and setting forth any additional terms and conditions being proposed by the Executive Director with respect to such substitute concession space. Thereafter, TCM and the Executive Director shall negotiate in good faith for a period of one hundred twenty (120) days to attempt to reach mutually agreeable terms and conditions with respect to such substitute concession space. Such 120-day negotiation period may be extended by the Executive Director in his or her sole discretion. In the event that TCM and the Executive Director are unable to reach mutually agreeable terms and conditions within such negotiation period, then TCM shall have no right to such substitute concession space, and City shall be free to offer by competitive process such concession space to other concessionaires on substantially the same terms and conditions as offered by the Executive Director to TCM or to otherwise use such concession space for other purposes as the Executive Director deems appropriate. In the event that the Executive Director elects to so offer such concession space to other concessionaires, and such competitive process does not result in the selection of another concessionaire for such concession space, then City shall be free to offer by competitive process such concession space on such other terms and conditions as the Executive Director deems appropriate or to otherwise use such concession space for other non-concession purposes as the Executive Director deems appropriate. As a condition precedent to its effectiveness, any such agreement regarding such substitute concession space shall be set forth in a mutually satisfactory form of written supplement or amendment to this Agreement executed by the parties and shall be subject to obtaining any required approval by the Board.

3.3.9Terminal 3 Potential Redevelopment – Temporary MAG Suspension/Expiration Date Extension. In the event that City undertakes a project or authorizes a project to be undertaken by others whose goal is the substantial reconstruction or redevelopment of Terminal 3 and such project (a) requires a duration longer than

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[**] for completion, on a continuous or phased basis, and (b) causes [**] of the airline contact gates in Terminal 3 to be closed or to be non-operational at any point during the project execution (such project being referred to herein as “Qualifying Project”), then the Executive Director will notify TCM of such Qualifying Project and the Executive Director and TCM will meet and confer regarding the anticipated impacts of the Qualifying Project on the Units contained within Terminal 3. Thereafter, the Executive Director may (but shall not be obligated to) implement a written plan (the “MAG Suspension Plan”) pursuant to which the MAG attributable to certain identified Units within Terminal 3 shall be temporarily suspended based on the number of square feet contained within such Units and the then applicable Minimum Per Square Foot MAG Amount (as defined in Section 4.1.2). The MAG Suspension Plan shall identify the specific Units for which the MAG will be suspended, the dollar amount of such suspension (based on the then applicable Minimum Per Square Foot MAG Amount), and the anticipated duration of such suspension. [**] The MAG Suspension Plan shall be subject to review and revision by the Executive Director on a quarterly basis. TCM acknowledges that all determinations with regard to the MAG Suspension Plan (and any revisions thereof) shall be in the Executive Director’s sole but reasonable discretion. TCM shall provide to the Concessionaires operating such Units designated in the MAG Suspension Plan a suspension of such Concessionaires’ minimum annual guaranteed rent under their respective Unit Concession Agreements for the same time period.

[**]

Further, in the event the Qualifying Project materially affects TCM Revenues during the entire time period the Qualifying Project is under construction, the Executive Director may (but shall not be obligated to) recommend to the Board an equitable extension of the Expiration Date of this Agreement (as to all or a portion of the Premises). Any such amendment extending the Expiration Date shall require the approval of the Board acting in the Board’s sole and absolute discretion.

3.4Permitted Uses. The types of permitted uses that TCM may place within the Units located in the Premises (individually, a “Permitted Use”, and collectively, the “Permitted Uses”) include: Food and beverage, convenience retail, specialty retail, business services, common use lounge/club room for use by certain airline passengers and others for a fee (including food/beverage, retail and other business services), personal services, vending machines in locations approved by the Executive Director, non-exclusive Wi-Fi, pay telephones, internet access devices, and such other concession and passenger services as may be approved by the Executive Director from time to time, including any airport-wide classifications. The Permitted Uses for each Unit shall be specific to that Unit, and the Concessionaire for such Unit shall not, without the prior written consent of Executive Director (granted, denied or conditioned in Executive Director’s sole discretion) use that Unit for the Permitted Uses authorized for any other Unit. Except as expressly set forth in Section 5.6 or as directed by Executive Director in writing, the Permitted Uses do not permit either TCM or any Concessionaire to have access to the airfield areas of the Airport. Neither TCM nor any Concessionaire shall engage in any activity within the Airport outside of the Premises for the recruitment or solicitation of business without the prior written consent of Executive Director (granted, denied or conditioned in Executive Director’s sole discretion). Without limiting the generality of this Section,

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Concessionaires shall not operate any Unit under any name or brand, other than a name or brand specifically permitted or required in the Unit Concession Agreement, or as otherwise approved in advance in writing by Executive Director. TCM acknowledges that the provision of Wi-Fi by TCM is non-exclusive, and City may have one or more Wi-Fi providers within the Facilities which may be accessible to users within the Premises.

3.4.1Additional Products or Services. Regardless of whether a particular type of product or service is included within the definition of Permitted Uses above or is contemplated in the Business and Operations Plan, the Executive Director may propose to TCM to include a particular type of product or service to the concession operations conducted within the Premises in order to enhance passenger experience at the Facility (an “Additional Product or Service”). If so proposed by the Executive Director, TCM will use commercially reasonable efforts to incorporate such Additional Product or Service into the concession operations within the Premises.

3.5Airport-wide Concessions. Notwithstanding the foregoing Permitted Uses, TCM acknowledges that City currently has entered into, and in the future may enter into, concession agreements with certain parties (individually, an “Airport-wide Concessionaire” and collectively, the “Airport-wide Concessionaires”) to operate certain concession sales or services on an Airport-wide basis (herein, “Airport-wide Concessions”). As of the Effective Date, Airport-wide Concessions include the following concession uses and activities (collectively, “Airport-wide Concession Uses”): (a) duty free and duty paid sales (duty paid sales will be located within the duty free operator’s premises), (b) advertising, (c) sponsorships, (d) luggage carts, (e) communications media, (f) currency exchange, (g) banking, and (h) ATM services. Except as may be otherwise expressly approved in writing by the Executive Director, Airport-wide Concession Uses are not Permitted Uses. Following the Effective Date, the Executive Director may at any time designate upon written notice to TCM additional concession uses or activities as Airport-wide Concession Uses, and the Executive Director may remove certain concession uses or activities as Airport-wide Concession Uses. TCM shall not permit any Concessionaire to conduct its concession activities in a manner that conflicts with the rights of any Airport-wide Concessionaire, as determined by the Executive Director; provided, however, as to any additional Airport-wide Concession Uses that are designated by the Executive Director following the Effective Date (i.e., Airport-wide Concession Uses that are not included in clauses (a) through (h), inclusive, above), no then existing Concessionaire shall, as the result of such designation, be required to cease conducting any concession activity that was being properly conducted in compliance with this Agreement prior to the date of such designation. Further, in the event that the Executive Director exercises its authority following the Effective Date to designate one or more additional Airport-wide Concession Uses (i.e., Airport-wide Concession Uses that are not included in clauses (a) through (h), inclusive, above) and the implementation of such newly designated Airport-wide Concession Use(s) results in a material decrease in the sales of TCM’s Concessionaires, then the Executive Director will use good faith efforts to recommend for approval to the Board an amendment to this Agreement providing for an equitable adjustment to the MAG as reasonably determined by the Executive Director following consultation with TCM (it being understood, however, that such amendment to adjust the MAG shall require the approval of the Board acting in the Board’s sole and absolute discretion). As a condition to the Executive Director’s recommending such amendment, TCM shall have demonstrated to the reasonable satisfaction of the Executive Director, based on a six

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(6) month review of operations following the implementation of such newly designated Airport-wide Concession Use, that such use is resulting in a material decrease in the sales of TCM’s Concessionaires that cannot be otherwise mitigated by TCM or its Concessionaires through improved retail marketing efforts. TCM shall not enter into a Unit Concession Agreement with an Airport-wide Concessionaire, unless approved by the Executive Director (in his or her sole discretion). In the event that the Executive Director requests that TCM enter into a Unit Concession Agreement with an Airport-wide Concessionaire, TCM shall make commercially reasonable efforts to do so, and any such Unit Concession Agreement shall be subject to the approval of the Executive Director.

3.6General Obligation to Operate. Subject to events of Force Majeure and except for periods of closure specified in writing as a part of an approved Definitive Improvement Plan in connection with construction of the TCM Initial Premises Improvements, the Concessionaire Initial Premises Improvements, or periods of closure in connection with any subsequent approved Alterations and Mid-Term Refurbishment (as defined in Section 7.6) as approved in writing by Executive Director, TCM shall provide through the Concessionaires and the Unit Concession Agreements the full range of concession services for the air traveling public and other persons using the Airport, every day of the Primary Term hereof, without exception. TCM shall not divert, cause or permit to be diverted any business from the Premises and shall take all reasonable measures, in every proper manner, to develop, maintain and increase the business conducted by its Concessionaires under the Unit Concession Agreements. TCM shall ensure that each Concessionaire under its Unit Concession Agreement actively operates each Unit so as to best serve public needs consistent with other world-class international airports.

3.7Right to Promote Products; Restriction on Advertising. Subject to the written approval of the Executive Director or as set forth in the approved Business and Operations Plan, TCM may promote the products and services of its Concessionaires within the Facilities in approved designated areas. TCM and its Concessionaires have no rights (a) to advertise or promote the products of any third party, or (b) to participate in any non-City sponsored marketing income program at the Airport. TCM hereby agrees to indemnify, defend and hold City and City Agents (as defined in Section 5.2.4 below) harmless from and against any Claims (as defined in Section 13.2 below) City may suffer or incur as a result of TCM’s or its Concessionaires’ violation of this Section. TCM hereby assigns to City and agrees to pay to City as Additional Rent hereunder any fees, compensation or other revenue received by TCM, directly or indirectly, from any such advertising or product promotion in violation of this Section. Each Concessionaire may, within such Concessionaire’s Unit, promote the third party products and/or services sold by such Concessionaire in such Unit in accordance with the provisions of Section 5.9 of this Agreement.

3.8Quiet-Enjoyment. Subject to the rights reserved in favor of City under this Agreement, TCM, upon payment of Rent hereunder and upon observing and keeping the conditions and covenants of this Agreement on its part to be observed and kept, shall lawfully and quietly hold, use and enjoy the Premises during the term of this Agreement.

3.9As-Is Condition. Except as expressly otherwise set forth in this Agreement, TCM acknowledges and agrees (on behalf of itself and its Concessionaires) that the Premises (including each Unit within the Premises) is being delivered to and accepted by TCM on the applicable Delivery Date in an “As-Is,” “Where Is” and “With all Faults” condition and without

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any representation, warranty or implied warranty of any kind or nature as to the condition, use or occupancy which may be made thereof and without any improvements or alterations by City. Except as expressly set forth in this Agreement, TCM (on behalf of itself and its Concessionaires) waives, and City disclaims, all warranties of any type or kind whatsoever with respect to the Premises, whether express or implied, including, by way of description but not limitation, those of fitness for a particular purpose and use.

3.10Rights are Not Exclusive. Subject to the rights reserved to City under this Agreement, TCM (on behalf of itself and its Concessionaires) acknowledges and agrees that (a) subject to TCM’s compliance with the terms and conditions of this Agreement, the rights herein granted to TCM are exclusive to TCM within the Premises covered by this Agreement (except as otherwise expressly provided in this Agreement), but non-exclusive at the Airport (including all portions of the Airport and the Facilities that are outside of the Premises); (b) except to the extent expressly provided in Section 1.2.1 and 3.3.8 above, the rights granted to TCM under this Agreement do not include any right to use, occupy or possess any area other than the Premises (including, without limitation, any new leaseable or concession areas in the Facilities or any new terminals or other facilities developed by City in the future); and (c) City reserves the right to enter into terminal management agreements, and/or other concession agreements with other managers, food and beverage concessionaires and other retail concessionaires and service providers at the Airport that may compete with TCM and the Concessionaires, some of which will be located in the Facilities covered by this Agreement.

3.11General Disputes. In the event of a dispute between TCM (or any of its Concessionaires) and any other Airport tenant, manager or concessionaire as to the services to be offered or products to be sold at any Unit, the Premises or other location, TCM shall meet and confer with Executive Director, and Executive Director shall determine (which determination shall be in the Executive Director’s sole discretion) the services to be offered or products to be sold by each, and any decision by Executive Director shall be final and binding upon TCM, its Concessionaires and such other Airport tenant, manager or concessionaire.

3.12No Other Uses. TCM and its Concessionaires shall not use nor permit the Premises (or any Unit within the Premises) to be used for any purpose other than the Permitted Uses with respect to such Unit except with the prior written consent of the Executive Director, nor for any use in violation of any applicable present or future law, ordinance, rule or regulation of any governmental authority, agency, department or officer thereof. In the event that TCM or any Concessionaire desires to use the Premises (or any Unit within the Premises) for any purpose other than the Permitted Use for that Unit, TCM may submit a request to Executive Director, and Executive Director may, in Executive Director’s sole and absolute discretion, approve, deny or condition its approval of such request in writing (and any such written approval shall be approved as to form by the City Attorney). Any such decision by Executive Director shall be final and binding upon TCM and any Concessionaire.

3.13Rules and Regulations. TCM shall comply (and shall through the Unit Concession Agreements require its Concessionaires to comply) with the non-discriminatory rules and regulations of the City and the Department of Airports, along with any modifications, amendments and supplements thereto, as are in effect from time to time, for the orderly and proper operation of the Airport, the Facilities, the Common Areas and the Premises (collectively, the “Rules and Regulations”). City shall not be responsible to TCM, any Concessionaire or any

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other third party for the failure of any other person to observe and abide by any of said Rules and Regulations.

3.14Storage Space. TCM shall only use those areas within the Premises for the storage of equipment, inventory or supplies as are approved by the Executive Director for such use as a part of the DIP Approval and/or the design and construction approval process. The Executive Director may (but shall have no obligation to) make additional storage space available to TCM at the Airport from time to time. In the event the Executive Director makes such additional storage space available to TCM and TCM desires to lease such storage space, City and TCM shall enter a storage space addendum in the form of Exhibit E attached hereto, as such form may be modified from time to time by Executive Director.

3.15Common Areas. Subject to compliance with City’s Rules and Regulations and security requirements, TCM and its Concessionaires shall have the non-exclusive right, in common with others authorized by City, of ingress and egress through all Common Areas (as defined in this Section); provided, however, the Executive Director may, in its sole discretion, and without liability to TCM or any Concessionaire, change the size or location of the Common Areas, including, without limitation, by converting Common Areas to leaseable or other areas, or leaseable areas to Common Areas. City shall use reasonable efforts so as to not prevent access and/or substantially impair access to the Premises in connection with any such changes to the Common Areas. Executive Director may, in Executive Director’s sole discretion, establish and enforce non-discriminatory Rules and Regulations (as defined in Section 3.13 above) concerning the Common Areas, temporarily close portions of the Common Areas for security, maintenance or other purposes, and make changes to the Common Areas including, without limitation, changes in the location of security points, driveways, entrances, exits, parking spaces and the direction and flow of pedestrian and vehicular traffic. For purposes of this Agreement, the term “Common Areas” means all areas and facilities located within the Airport and outside of the Premises, that are designated by the Executive Director from time to time as common use areas for the general use and convenience of concessionaires, tenants and other occupants at the Airport, airline passengers and other visitors to the Airport, such as lobbies, corridors, sidewalks, elevators, escalators, moving sidewalks, parking areas, and facilities, restrooms, pedestrian entrances, driveways, loading zones and roadways. Except for damage caused by TCM or its Concessionaires, neither TCM nor its Concessionaires shall be responsible for the maintenance or repair of any Common Areas located outside of the Premises. For avoidance of doubt, the parties acknowledge that the TCM Common Areas are not a part of the Common Areas as described in this Section 3.15, and TCM’s obligations with respect to the TCM Common Areas are described elsewhere in this Agreement.

3.16Public Address System. City shall have the right, in its sole discretion, to install one (1) or more public address system speakers in each Unit for announcing flight arrivals and departures and other Airport information. TCM and its Concessionaires shall not install any public address, paging, or other similar audio system in the Premises (including any Unit) at any time, without the prior written approval of the Executive Director (in the Executive Director’s sole discretion). Any installation of a music system, audio/video display or television system in the Premises (including any Unit) shall require the prior written approval of the Executive Director, in his or her sole discretion; provided that no such system shall interfere with the City’s public address system.

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3.17Wireless Communications. Without the prior written consent of the Executive Director (in his or her reasonable discretion), TCM and its Concessionaires shall not have any wireless internet system(s) within the Premises (including any Unit). Without the prior written consent of the Executive Director, in his or her reasonable discretion, TCM and its Concessionaires shall not install or use any wireless workstations, access control equipment, wireless internet servers, transceivers, modems or other hardware that transmit or otherwise access radio frequencies. Notwithstanding the prior consent of the Executive Director for the installation of any such system or equipment, the Executive Director shall have the absolute right, upon thirty (30) days’ prior written notice, to require the removal of any such system or equipment (at TCM’s or the Concessionaire’s sole expense) in the event that such system or equipment interferes with any present or future systems or equipment installed by City at the Airport.

3.18Pricing.

3.18.1TCM shall ensure that all Concessionaires shall price their products in accordance with the Airport Pricing Policy. For the purposes of this Agreement, the “Airport Pricing Policy” shall mean establishing prices that are no more than eighteen percent (18%) higher than prices charges by comparable off-Airport businesses located within a twenty-five (25) mile radius of the Airport as more particularly described in the Business and Operations Plan.

3.18.2TCM shall collect and maintain pricing and menu information for each Unit. Upon request by the Executive Director, TCM shall provide such information to City. The Executive Director may conduct City-initiated price comparisons to ensure compliance with the Airport Pricing Policy as the Executive Director considers necessary. TCM shall be given one (1) week to require its Concessionaires to correct any price overage discrepancies raised by the Executive Director with TCM, or to submit written justification for retaining current prices for these items. In response to TCM’s written justifications, the Executive Director will determine whether overages must be eliminated, and if so, TCM must require its Concessionaires to reduce prices within three (3) business days of the date of Executive Director’s decision. If any City-initiated price comparisons disclose a violation of the requirements of this Agreement, the cost of such City-initiated price comparisons shall be borne by TCM, and upon the delivery of an invoice from City, TCM shall pay the same to City, [**], within thirty (30) days of receipt of City’s invoice.

3.19Airport Employee Discount. TCM shall require its Concessionaires to offer a ten percent (10%) discount on all food and non-alcoholic beverages purchased by those Airport employees of City and employees of Airport tenants who have been issued Airport Security Identification badges by City, which discount shall be based on Concessionaire’s normal non-sale or non-promotional prices.

IVPAYMENTS BY TCM.

4.1[**]

4.1.1 [**]

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4.1.2 [**]

4.1.2.1[**]

4.1.2.2[**]

4.1.2.3[**]

4.1.3[**]

4.1.3.1[**]

4.1.4[**]

4.1.5[**]

4.2[**]

4.3[**]

4.4Utilities. Utilities with respect to the Premises (including each Unit therein), including electricity, gas and water, shall be separately metered as to the Premises (and as to each Unit therein), at TCM’s expense, and shall be invoiced directly to TCM. TCM shall be responsible for reading all of such separate meters. If Executive Director agrees that it is impossible to separately meter a given utility with respect to all or a portion of a given Premises, then TCM shall pay to City as Additional Rent a reasonable and non-discriminatory pro-rata amount of said utility invoice which includes said Premises, based upon Executive Director’s good faith estimate of TCM’s share thereof. Executive Director’s estimate may be based on the square footage of TCM’s Premises compared with the square footage of the area serviced, or upon some other reasonable and non-discriminatory criteria designated by Executive Director in Executive Director’s good faith business judgment. City shall invoice TCM for amounts due and TCM shall pay the same within thirty (30) days of receipt of City’s invoice. TCM shall have the right to pass through all of such charges for utilities to its Concessionaires but without any administrative mark up or profit.

4.5Refuse Removal. TCM shall comply with the provisions of Section 5.6 with regard to the disposition of trash and garbage, waste reduction and recycling. City may designate garbage or refuse disposal areas at each Facility for use by concessionaires. City reserves the right to charge, and in such event, TCM shall pay to City as Additional Rent a reasonable and non-discriminatory pro-rata amount of the cost for segregation and/or removal of garbage and refuse from designated garbage or refuse disposal areas based upon Executive Director’s good faith estimate of TCM’s (and its Concessionaires’) share thereof. Executive Director’s estimate may be based on TCM’s Premises square footage compared with the square footage of the area serviced, or upon some other reasonable and not unjustly discriminatory criteria designated by Executive Director in Executive Director’s good faith business judgment. City shall invoice TCM monthly for amounts due and TCM shall pay the same to City as Additional Rent within thirty (30) days of receipt of City’s invoice. TCM shall have the right to

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pass through all of such charges for refuse removal to its Concessionaires but without any administrative mark up or profit.

4.6Other Fees and Charges. If City has paid any sum or sums or has incurred any obligations or expense which TCM had agreed to pay or reimburse City for, or if City is required or elects to pay sum(s) or ensure obligation(s) or expense(s) by reason of the failure, neglect or refusal of TCM to perform or fulfill any of the conditions, covenants or agreements contained in the Agreement, or as a result of an act or omission of TCM contrary to said conditions, covenants, and agreements, TCM shall pay the sum(s) so paid or the expense(s) so incurred (including all interest, costs, damages and penalties, and the same may be added to any installment of the fees and charges thereafter due hereunder), [**], as Additional Rent recoverable by City in the same manner and with like remedies applicable to any other component of Rent hereunder.

4.7Method of Payment. The procedure for the payment of the Rent shall be as follows:

4.7.1Payment Location. All Rent payable hereunder shall be paid to the City of Los Angeles, Department of Airports, either by wire transfer of immediately available funds to City’s bank account as designated the Executive Director in writing or by mail at Post Office Box 92216, Los Angeles, California 90009-2216, at the election of TCM, unless and until City designates some other party to receive or place for the payment of Rent. All such payments shall be made in lawful money of the United States and through a domestic branch of a United States financial institution, without demand, set-off or deduction of any kind.

4.7.2Other Payment Terms. The Rent for any fractional part of a calendar month at the commencement or termination of the term shall be a prorated amount of the Rent for a full calendar month based upon a thirty (30) day month.

4.7.3Monthly Gross Revenue Report. In addition to the provision of weekly sales revenue data in a format specified by the Executive Director via electronic means as required under Section 5.5 below, on the twenty-fifth (25th) day of each calendar month throughout the Primary Term of this Agreement, TCM shall submit a monthly accounting of the TCM Revenues and the related Rent calculations (e.g., MAG and Base Percentage Rent). Each monthly report shall be in such manner and detail and upon such forms as are prescribed from time to time by Executive Director. TCM shall submit its industry standard software generated monthly reporting form for approval by the Executive Director in the Business and Operations Plan. Each monthly report is due on the same date that the payment of the Percentage Rent for that month is due. The monthly report shall be delivered to City at the following e-mail address or such other address as the Executive Director may designate in writing: concessionsreporting@lawa.org. In addition to the foregoing monthly gross revenue report, the Executive Director may, in its sole discretion and with reasonable notice to TCM, require TCM within twenty five (25) days following the end of each calendar month to report to the Airport’s Chief Financial Officer certain operating statistical and financial data applicable to the Airport covering the previous calendar month in such form and content as shall be reasonably specified by the Chief Financial Officer.

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4.7.4Annual Gross Revenue Report. Within one hundred twenty (120) days after the end of each Year, TCM shall submit an annual accounting of the TCM Revenues and related Rent calculations (e.g., MAG, Base Percentage Rent, and Contingent Percentage Rent). The annual report shall include calculations in the aggregate for the entire Premises and shall also include Concessionaire rents and gross sales information broken down for each Unit and by Facility. Each annual report shall be in such manner and detail and upon such forms as are prescribed by Executive Director. Each annual report shall be reviewed by an independent Certified Public Accountant. The annual report shall be delivered to City at the following e-mail address or such other address as the Executive Director may designate in writing: concessionsreporting@lawa.org. TCM shall submit its industry standard software generated annual reporting form for approval by the Executive Director in the Business and Operations Plan. The receipt by City of any monthly or annual report, accounting or statement or any payment of Percentage Rent or other Rent for any period shall not bind City as to the correctness of the monthly or annual report accounting or statement or the correctness of any payment.

4.7.5[**]

4.7.6Pro Rata Payment. If the commencement or termination of this Agreement (or other applicable date for the commencement or termination of the payment of Rent) falls upon any date other than the first or last day of any calendar month, the applicable fees and charges for said month shall be in the same proportion that the number of days the Agreement is in effect for that month bears to the total number of days in that month.

4.7.7Late Charge. Notwithstanding any other provision of this Agreement to the contrary, TCM hereby acknowledges that late payment to City of Rent, or other amounts due hereunder will cause City to incur costs not contemplated by this Agreement, the exact amount of which will be extremely difficult to ascertain. If any Rent or other sums due from TCM are not received by City within ten (10) days after their due date, then TCM shall pay to City a late charge equal to [**] percent of such overdue amount. City and TCM hereby agree that such late charges represent a fair and reasonable estimate of the cost that City will incur by reason of TCM’s late payment and shall not be construed as a penalty. City’s acceptance of such late charges shall not constitute a waiver of TCM’s Default with respect to such overdue amount or stop City from exercising any of the other rights and remedies granted under this Agreement.

4.7.8Interest. Any installment of Rent and any other sum due from TCM under this Agreement which is not received by City within ten (10) days from when the same is due shall bear interest from the date such payment was originally due under this Agreement until paid at the greater of (a) an annual rate equal to the maximum rate of interest permitted by law, or (b) [**] percent per annum. Payment of such interest shall not excuse or cure any Default by TCM.

4.7.9[**]

4.8Books and Records. TCM shall establish and maintain a business office in the County of Los Angeles. TCM shall maintain in said office or in such other office approved by the Executive Director, during the term of the Agreement, its permanent books and records (herein “Books and Records”), including but not limited to general ledgers, subsidiary ledgers,

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trial balances, sales journals, invoices, chart of accounts and all other supporting documents wherein are kept all entries and information necessary to perform an audit of (i) rental, fees, and other charges paid and payable to City, (ii) all financial information relating to the TCM Revenues and all other transactions of TCM at the Airport, (iii) any and all construction costs in connection with any construction performed by or on behalf of TCM or its Concessionaires at the Airport, and (iv) any other matters relating to the performance of TCM’s obligations under this Agreement. City may, in the Executive Director’s sole discretion and with reasonable notice to TCM, require TCM to provide access to all Books and Records and other information necessary in connection with any audit by City under this Agreement. City’s right to access such records and information shall survive three (3) years beyond the expiration of each Year under this Agreement. Unless otherwise authorized by the Executive Director in writing, TCM shall retain all Books and Records and any other information necessary to perform any audit as described in this Agreement during such three (3) year period.

4.8.1Examination of Records. City’s accountants or representatives may examine the Books and Records of TCM for the purpose of conducting an audit. TCM shall produce these records for inspection and copying at the Premises or, at Executive Director’s option, City’s offices within twenty (20) days of Executive Director’s request. In the event TCM does not make available to City the pertinent books and records at the Airport or a TCM office located within a fifteen (15) mile radius of the Airport within the aforesaid twenty (20) days as set forth in this Section, TCM agrees to pay for all travel costs, housing, meals, and other related expenses associated with the audit of said books, reports, accounts, and records by City at TCM’s place of records at any time during its ordinary business hours. If TCM’s Books and Records have been generated from computerized data, TCM agrees to provide City with extracts of the data files in a computer readable format or other suitable alternative computer data exchange formats. City shall have the right to interview such employees and representatives of TCM and its Concessionaires as City deems necessary to conduct and support the audit.

4.8.2Audit; Deficiencies. If it is determined by City as a result of an audit that there has been a deficiency in the payment of any Rent (a “Deficiency”), then such Deficiency shall immediately become due and payable within thirty (30) days of written demand by City. In connection with any audit conducted by City, deficiencies ascertained by applying percentages of error obtained from such testing and sampling to the entire period of reporting under examination will be binding upon TCM. [**]

4.8.3Confidentiality. The execution of a confidentiality agreement shall not be are prerequisite to the conduct of any audit by City hereunder. However, to the maximum extent permitted under applicable Laws, all information gained by City from such examinations shall be confidential and shall not be disclosed other than as may be required by court order, other legal process or pursuant to the provisions of the California Public Records Act; provided, however, the foregoing shall not prevent the use of such information in connection with any litigation between the City and TCM; provided, further, to the extent commercially reasonable under the then-existing circumstances, City shall use commercially reasonable efforts to give written notice to TCM in advance of such disclosure to afford TCM the opportunity to attempt to secure available protective measures to safeguard such information.

4.9Taxes. TCM shall pay all taxes and assessments of whatever character that may be levied or charged upon the rights of TCM (and/or its Concessionaires) to use the Premises (or

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any portion thereof), or upon TCM’s and its Concessionaires’ improvements, fixtures, equipment or other property thereon, or upon TCM’s or its Concessionaires’ operations in connection with this Agreement. In accordance with California Revenue and Taxation Code Section 107.6(a), City states that by TCM’s executing this Agreement and accepting the benefits thereof, a property interest may be created known as a “possessory interest” and such property interest will be subject to property taxation. TCM, as the party in whom the possessory interest is vested, may be subject to the payment of the property taxes levied upon such interest. TCM shall protect, defend, indemnify and hold harmless City and City Agents from and against Claims incurred by or asserted against City or any City Agent in connections with any and all present or future taxes and assessments of whatever character that may be levied or charged upon the rights of TCM (and/or its Concessionaires) to use the Premises (or any portion thereof), or upon TCM’s and its Concessionaires’ improvements, fixtures, equipment or other property thereon, or upon TCM’s or its Concessionaires’ operations in connection with this Agreement. TCM shall have the right to pass through all of such taxes to its Concessionaires but without any administrative mark up or profit.

4.10Faithful Performance Guarantee. TCM shall furnish to City, at TCM’s sole cost and expense, and shall keep in full force and effect and available during the complete term of this Agreement (including any unauthorized hold over period) and for thirty (30) days after the surrender of possession in accordance with the requirements of this Agreement, a Faithful Performance Guarantee (“FPG”) to secure the faithful and timely performance by TCM of all terms, provisions, and covenants contained in this Agreement, including, but not limited to, the payment of the Base Rent (including any Percentage Rent), Additional Rent, the Storage Rent (as defined in Exhibit E), and any other specified compensation. The initial amount of the FPG shall be [**] (herein, the “FPG Amount”). [**]

4.10.1[**]

4.10.2The FPG shall be in the form of an irrevocable standby letter of credit (“LOC”), which shall be self renewing with an “evergreen clause” that renews the credit from year to year without amendment, subject to termination upon sixty (60) days written notice to City, and issued by issuer acceptable to City, with offices in Los Angeles, California. The LOC shall allow for partial and multiple drawings by City, and must have an expiry date consistent with the ability to make such drawings for the full period required hereunder. The FPG and all amendments increasing the FPG Amount must be approved as to form by the City Attorney.

4.10.3TCM shall furnish the FPG no later than ten (10) business days after the Effective Date of this Agreement, and any amendments to the FPG relating to the adjustment of the FPG Amount shall be delivered to City within thirty (30) days following the effective date of such adjustment. [**] The FPG shall be submitted to:

Revenue Accounting
Department of Airports
P.O. Box 92214
Los Angeles, CA 90009

4.10.4[**]

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4.11MAG Adjustment for Enplanement Decline. For any full twelve-month Year during the Primary Term (i.e., excluding any partial Years occurring at the beginning or end of the Primary Term) in which the total combined number of passenger enplanements in Terminals 1, 3 and 6 for such Year is less than the total combined number of passenger enplanements in Terminals 1, 3 and 6 for the 2011 calendar year (each such Year in which such total combined passenger enplanements are less than the total combined passenger enplanements for the 2011 calendar year is referred to herein as a “Base Year Decline Adjustment Year”), the MAG for such Base Year Decline Adjustment Year shall be retroactively adjusted in the manner provided in Section 4.11.1 below.

For any full twelve-month Year during the Primary Term that does not meet the foregoing definition of a Base Year Decline Adjustment Year in which the total combined number of passenger enplanements in Terminals 1, 3 and 6 for such Year is less than ninety percent (90%) of the total combined number of passenger enplanements in Terminals 1, 3 and 6 for the immediately prior full twelve-month Year (each such Year in which such total combined passenger enplanements declines to less than ninety percent (90%) of the total combined passenger enplanements for the immediately prior Year is referred to herein as a “Prior Year Decline Adjustment Year”), the MAG for such Prior Year Decline Adjustment Year shall be retroactively adjusted in the manner provided in Section 4.11.2 below.

Upon written request from TCM following each Year end, the Executive Director will, promptly following its availability, notify TCM of the actual annual number of enplaned passengers in Terminals 1, 3 and 6 for such Year. In the event of a decline in passenger enplanements for such Year resulting in either a Base Year Decline Adjustment Year or a Prior Year Decline Adjustment Year, TCM shall submit to City, promptly following such notification, TCM’s proposed calculation of the applicable retroactive adjustment under this Section 4.11 for the Executive Director’s review and approval. Any such retroactive adjustment to the MAG under this Section 4.11 shall be made within the sixty (60) day period following the end of such Year. Any such retroactive adjustment to the MAG under this Section 4.11 shall apply only to the calculation of the MAG for such Year and shall not be carried over to the calculation of either the MAG or the Monthly MAG Payment for the following Year. For avoidance of doubt, the parties acknowledge that such adjustment under this Section 4.11 applies retroactively to the MAG for the particular Base Year Decline Adjustment Year or Prior Year Decline Adjustment Year (as applicable) in question only, and the calculation of the MAG for the following Year shall be made as provided in Section 4.1.2 above without regard to such adjustment to the prior Year’s MAG under this Section 4.11. However, any such subsequent Year is subject to potential adjustment following the end of such subsequent Year in the event that such subsequent Year qualifies as either a Base Year Decline Adjustment Year or a Prior Year Decline Adjustment Year. The determination of the number of enplaned passengers in Terminals 1, 3 and 6 for the 2011 calendar year and each Year during the Primary Term shall be made by the Executive Director based on information provided by the airlines in Terminals 1, 3 and 6, and the Executive Director’s determination shall be deemed binding and conclusive on TCM for all purposes under this Agreement.

4.11.1Decrease Below 2011 Year. In the event that the total combined number of passenger enplanements in Terminals 1, 3 and 6 for any full twelve-month Year during the Primary Term is less than the total combined number of passenger enplanements in Terminals 1,

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3 and 6 for the 2011 calendar year, then the MAG for such Base Year Decline Adjustment Year shall be retroactively adjusted such that the MAG for such Year shall be an amount equal to the CPI Adjusted Minimum Annual Guaranteed Rent for such Year reduced by the percentage change between the total combined number of passenger enplanements in Terminals 1, 3 and 6 for the 2011 calendar year and the total combined number of passenger enplanements in Terminals 1, 3 and 6 for the Base Year Decline Adjustment Year (i.e., the CPI Adjusted Minimum Annual Guaranteed Rent shall be multiplied by a fraction, the numerator of which is the total combined number of passenger enplanements in Terminals 1, 3 and 6 for the Base Year Decline Adjustment Year and the denominator of which is the total combined number of passenger enplanements in Terminals 1, 3 and 6 for the 2011 calendar year). For avoidance of doubt, the parties expressly understand and agree that the MAG for the Base Year Decline Adjustment Year, as so retroactively adjusted, may be less than either the MAG calculated on the basis of the CPI Adjusted Minimum Annual Guaranteed Rent for such Year or on the basis of 85% of the Percentage Rent for the prior Year.

4.11.1.1[**]

4.11.2Decrease Below 90% of Prior Year. In the event that the total combined number of passenger enplanements in Terminals 1, 3 and 6 for any full twelve-month Year during the Primary Term (that does not meet the foregoing definition of a Base Year Decline Adjustment Year) declines to less than ninety percent (90%) of the total combined number of passenger enplanements in Terminals 1, 3 and 6 for the immediately prior full twelve-month Year, then the MAG for such Prior Year Decline Adjustment Year shall be retroactively reduced by the difference between such ninety percent (90%) threshold and the actual percentage obtained by dividing the total combined number of passenger enplanements in Terminals 1, 3 and 6 for such Year by the total combined number of passenger enplanements in Terminals 1, 3 and 6 for the immediately prior Year. [**]

4.11.2.1[**]

4.11.3[**]

VOPERATING STANDARDS.

5.1Operating Standards. This Article and its Sections pertain to TCM’s operational obligations. The operating standards set forth in Article V and its Sections below are minimum operating standards, and are in addition to the operating standards set forth in the Business and Operations Plan. The parties agree that TCM’s performance of its obligations under this Article V with respect to the monitoring and enforcement of the operating standards for concession operations within the Premises are extremely important to City, and that TCM’s failure to perform those activities will result in administrative and monitoring expenses to City and its staff, which may be charged to TCM in the discretion of the Executive Director.

5.2Staffing and Personnel.

5.2.1Generally. TCM shall employ a full-time trained professional staff at all times during the term of this Agreement of sufficient size, expertise, ability, suitability, and experience in retail, customer service and concession management to carry out all of its

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obligations and responsibilities under this Agreement. TCM shall maintain a sufficient number of operating staff on-site at the Premises during the service hours as more particularly set forth in the Business and Operations Plan. TCM operating staff on the Premises shall be available by telephone and/or such other communications device as the Executive Director may require during the service hours. TCM shall require its Concessionaires to maintain a sufficient number of personnel, including, without limitation, cashiers, management and supervisory personnel, to fully meet the needs of customers during the service hours. TCM shall, at its sole cost and expense, furnish (and shall require its Concessionaires to furnish) prompt, courteous and efficient service and shall ensure polite and inoffensive conduct and demeanor on the part of their respective representatives, agents and employees, collectively referred to herein as “Personnel.” All such Personnel shall provide a high level of customer service consistent with first class food and beverage and retail concession operations and shall use skill and diligence in the conduct of business. All such Personnel, while on or about the Premises (and any Unit therein), shall be clean, neat in appearance and shall be appropriately attired, with badges or other suitable means of identification clearly visible. TCM shall ensure that all Personnel conform to personal hygiene and food handling requirements established by the Rules and Regulations and the applicable Laws (hereinafter defined), whichever is most stringent. No Personnel, while on or about the Premises (or any Unit therein), shall use improper language, act in loud, boisterous or otherwise improper way or be permitted to solicit business in an inappropriate manner. TCM shall ensure that all Personnel that interact with the public can adequately communicate with customers and are professional and courteous in interactions with the public. All Personnel shall have sufficient knowledge of the Facilities and the Airport to promptly direct and assist passengers in and around the Facilities and the Airport.

(a)Combined On-Site Operating Staff. TCM and the Executive Director hereby agree that the combined on-site operating staff under both this Agreement and under TCM’s agreement with City as terminal commercial manager of the Tom Bradley International Terminal, Terminal 2 and the Theme Building shall consist of [**] (“Combined On-Site Operating Staff”). The Combined On-Site Operating Staff shall be as set forth in the organization chart to be included as part of the Business and Operations Plan submitted to City under this Agreement. From time to time, the Executive Director may request TCM to add some additional positions to the Combined On-Site Operating Staff. In such event, there shall be made a corresponding adjustment to the TCM Management Fee on an equitable basis to cover the increased costs and expenses that will be incurred by TCM. No additions shall be required until such time as the adjustment to the TCM Management Fee has been mutually agreed to by the Executive Director and TCM.

5.2.2Customer Complaints. In the event that TCM or any of its Concessionaires receives complaints concerning the concession operations within the Premises, TCM shall comply with the policies and procedures regarding customer complaints set forth in the Business and Operations Plan.

5.2.3Objections. City (through the Executive Director) shall have the right to object to the demeanor, conduct, and appearance of any Personnel at the Premises (including any Unit therein), subject to applicable Laws. TCM shall take all steps reasonably necessary to remedy the cause of any objection by City. TCM shall be responsible for the immediate removal from the Premises, or discipline in accordance with TCM’s or the applicable Concessionaire’s

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employee discipline policy, of any Personnel who participate in improper or illegal acts on the Airport, or who violate any of the Rules and Regulations or any provision of this Agreement.

5.2.4City Not Liable for Employment Issues. This Agreement does not establish any employer-employee, joint venture or agency relationship between City and TCM (or any Concessionaire), and TCM is and shall be engaged independently in the business of managing the Premises (including each Unit therein) on its own behalf. All employment arrangements and labor agreements with Personnel are, therefore, solely and exclusively TCM’s or the applicable Concessionaire’s rights, obligations and liabilities, and City shall have no obligations or liability with respect thereto. TCM hereby agrees to indemnify, defend, and hold City, the Board, Executive Director and their respective Board members, officers, directors, employees, agents, advisors, attorneys, and representatives (collectively, “City Agents”) harmless from and against any Claims of whatever nature that arise in connection with any such employment arrangements or labor agreements relating to TCM or any of its Concessionaires.

5.3[**]

5.4Hours of Operation.

5.4.1Minimum Hours of Operation. The Premises (including the Units within the Premises) shall be open for business every day, three hundred sixty-five (365) days per year. TCM shall operate the Premises and shall require its Concessionaires to operate each Unit within a Facility in accordance with the following minimum hours of operation (“Minimum Hours of Operation”): (i) if such Unit is located on the departure level of a Facility, Minimum Hours of Operation shall be at least two hours before the first scheduled departure from such Facility until the last departure of the day from such Facility, without exception, and (ii) if such Unit is located on the arrival level of a Facility, Minimum Hours of Operation shall be from the first scheduled arrival at such Facility to at least an hour after the last scheduled arrival at such Facility, without exception. Except in connection with the expiration or earlier termination of this Agreement, TCM may not vacate or abandon the Premises (including any Unit therein) at any time.

5.4.2Executive Director May Alter Hours. The Executive Director may, on 24 hour notice to TCM temporarily modify the Minimum Hours of Operation for any Premises (including any Unit therein). After consultation with TCM, the Executive Director may in his or her reasonable discretion, upon ten (10) days’ notice to TCM, permanently modify the Minimum Hours of Operation for any Premises (including any Unit therein). TCM shall require its Concessionaires to comply with such modifications. Upon the written request of TCM, Executive Director may, from time to time, authorize a later opening or earlier closing time for any Premises (or any Unit therein), provided Executive Director first finds that TCM has submitted adequate justification therefor; provided, however, decreases in passenger traffic shall not be considered adequate justification.

5.5Monthly Sales Reports; Credit Cards.

5.5.1Gross Sales Reports. During the Primary Term, TCM shall, on or before the twenty-fifth (25th) day of each month, provide to City a monthly report setting forth the gross sales by Unit of each of the Units within the Premises for the prior calendar month. Such

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monthly report shall be in such form and detail as may be prescribed by the Executive Director from time to time.

5.5.2Credit Cards, Foreign Currency. TCM’s Concessionaires shall not be required to accept foreign currency. If a Concessionaire elects to accept foreign currency, such may only be accepted for payment of goods and shall not be exchanged. In addition, all Concessionaires shall be required to accept all major credit and debit cards in payment for goods and services sold, and there shall be no minimum purchase requirement for transactions using such credit and debit cards. In the event of a dispute regarding what constitutes a major credit or debit card, the determination of the Executive Director shall be conclusive and binding. Concessionaires shall provide, without charge, change-making services at each cashier location in United States denominated coin and currency.

5.6Deliveries; Access and Coordination. To the extent airside access rights are granted to TCM or its Concessionaires, TCM shall comply (and shall require its Concessionaires to comply) with all applicable Rules and Regulations and Laws in order to obtain clearance for airside access. Except and to the extent expressly directed by Executive Director in writing, all deliveries of products, goods, merchandise, supplies, and other materials to and from the Premises (including any Unit therein) and trash removal from the Premises (including any Unit therein) necessary to the operation of the Premises (or any Unit therein) shall be conducted through the airside locations designated in the DIP Approval, as such airside locations may be changed by Executive Director from time to time upon written notice to TCM. TCM acknowledges and agrees that all such deliveries by TCM and its Concessionaires shall be in conformance with the Rules and Regulations and security requirements in effect with respect to airside operations at the Airport, and TCM and its Concessionaires shall bear all costs incurred by them in connection with their respective compliance. TCM shall make (and shall cause its Concessionaires to make) deliveries only within the times and at locations authorized by Executive Director. TCM shall require that all airside deliveries be made by vehicles and drivers qualified and permitted by City to drive over airside access roadways. Delivery hours and locations may be specified and changed from time to time at the sole discretion of Executive Director.

5.6.1Removal of Garbage and Refuse. TCM shall strictly comply (and shall cause its Concessionaires to comply) with the Rules and Regulations and applicable Laws regarding the disposition of trash, rubbish, refuse, garbage and recycled materials, shall regularly remove all trash, rubbish, refuse, garbage and recycled materials from the Premises to the appropriate garbage or refuse disposal area or recycled materials area designated by Executive Director from time to time and shall remove the accumulation of all such material in such area or areas at frequent intervals. Prior to removal to such garbage or refuse disposal area, TCM shall (and shall require its Concessionaires to) store all trash and other waste in covered, odor, leak and vermin proof containers (including recycling containers), such containers to be kept in areas not visible to members of the public. Accumulation of trash, boxes, cartons, barrels or other similar items shall not be permitted in any public area at Airport.

5.6.2LAWA Waste Reduction and Removal. TCM shall comply (and shall require its Concessionaires to comply) with current and future Rules and Regulations and other regulations promulgated by the City of Los Angeles regarding the reduction and recycling of trash and debris. Without limiting the generality of the foregoing, TCM shall participate (and

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shall require its Concessionaires to participate) in meeting the Airport’s mandated goal of seventy percent (70%) waste diversion by 2015, by developing and implementing a program to remove as much recyclable material from the waste stream as possible (a “Recycling Program”). Any Recycling Program shall consist of at a minimum mixed office paper and cardboard recycling, beverage container recycling in employee break areas and public areas if applicable, diversion through 2-sided copying, reuse of pallets, utilization of minimum thirty percent (30%) recycled content copy paper and other recycled content paper goods. TCM shall prepare and submit to City a written description of such Recycling Program with respect to the Premises (and each Unit therein) as part of the Business and Operations Plan. TCM shall incorporate reasonable revisions to such Recycling Program required by City. If TCM’s corporate management has a written policy on waste reduction and sustainability, TCM shall provide a copy of such policy to City at the notice address set forth in the Basic Information, Attention: LAWA Recycling Coordinator. TCM shall provide periodic reports as outlined in the Business and Operations Plan to the LAWA Recycling Coordinator (in the form and format prescribed by City) detailing the volume and type of materials diverted from the waste stream in accordance with such Recycling Program. Such reports shall also describe other waste minimization practices, such as use of compostable utensils and dishware, reuse of materials and equipment, salvaging of materials and recycling of construction and demolition waste. Without limiting the generality of City’s other access and inspection rights under this Agreement, City shall have the right to access the Premises during regular business hours to review and verify TCM’s compliance with its Recycling Program and other waste minimization practices. LAWA discourages the use of polystyrene foam including one-time use clamshell food containers, bowls, plates, trays, cartons, and cups in which food or beverages are placed or packaged. In addition, restaurants and food vendors are required to use biodegradable or compostable food service ware unless an affordable alternative is not available.

5.6.3Coordinated Delivery and Trash/Re-Cycling Removal System. TCM acknowledges that the Executive Director may implement coordinated systems for airside access deliveries and Trash/Recycling Removal and that such coordinated systems may (a) be operated by one or more third party contractors, (b) require the use of a designated transfer locations, (c) require the payment or reimbursement by TCM, its Concessionaires and other participants of costs and expenses, and any such amounts payable or reimbursable if paid to City shall be Additional Rent hereunder, or may be payable to such third party contractors pursuant to separate agreements with such contractors; and (d) TCM understands and acknowledges that, if implemented, participation with the coordinated systems may be mandatory. TCM acknowledges that such coordinated systems may not become effective until after the commencement of the Primary Term of this Agreement. TCM shall be responsible for all deliveries until such time as Executive Director delivers written notice to TCM that such systems are being implemented. TCM shall be permitted to pass through all of such costs and expenses to its Concessionaires but without any administrative markup or profit.

5.7Quality Assurance Audits. TCM shall perform (and shall cause its Concessionaires to perform) quality assurance audits with respect to the operations at each Unit and the Premises and compliance with the terms of this Agreement in accordance with the provisions of the Business and Operations Plan.

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5.8Prohibited Acts. TCM shall not do or permit to be done anything specified in Sections 5.8.1 through 5.8.8. Specifically, TCM shall not (and ensure that its Concessionaires do not):

5.8.1Interfere with Access. Do anything which may interfere with free access and passage in the Premises, the Common Areas adjacent thereto (including, without limitation, the elevators, escalators, streets or sidewalks of the Airport), or any restricted non-Common Areas of the Airport, or hinder security, police, fire fighting or other emergency personnel in the discharge of their duties, or hinder access to utility, heating, ventilating or air-conditioning systems, or portions thereof, on or adjoining the Premises or the Common Areas adjacent thereto. Without limiting the generality of the foregoing, TCM (and its Concessionaires) shall not install any racks, stands or other display of merchandise or trade fixtures at the Airport outside of the Premises without the prior written consent of Executive Director.

5.8.2Interfere with Systems. Do anything which may interfere with the effectiveness of utility, heating, ventilating or air-conditioning systems or portions thereof in or adjoining the Premises (including lines, pipes, wires, conduits and equipment connected with or appurtenant thereto) or interfere with the effectiveness of elevators or escalators in or adjoining the Premises, or overload any floor in the Premises.

5.8.3Permit Smoking Where Prohibited. Do anything contrary to the Board of Airport Commissioners’ policy, City ordinances, or Section 41.50 of the Los Angeles Municipal Code, which prohibits smoking.

5.8.4Install Unauthorized Locks. Place any additional lock of any kind upon any window or interior or exterior door in the Premises (including any Unit therein), or make any change in any existing door or window lock or the mechanism thereof, unless a key therefor is maintained in such Premises (including any Unit therein), nor refuse, upon the expiration or sooner termination of this Agreement, to surrender to Executive Director any and all keys to the interior or exterior doors in, and on the Premises (including each Unit therein), whether said keys were furnished to or otherwise procured by TCM or its Concessionaire, and in the event of the loss of any keys furnished by Executive Director, TCM shall pay City, within thirty (30) days of written demand, the cost for replacement thereof, and the cost of re-keying City’s locks. TCM shall install (or cause its Concessionaires to install) lock boxes in the Premises (including all Units therein) with copies of keys, as required by City.

5.8.5Noise and Lights; Other Interference. No loudspeakers, televisions, video monitors, sound systems, audio players, radios, flashing lights or other devices shall be installed in the Premises (including any Unit therein) or used in a manner so as to be heard or seen outside of such Premises (or such Unit) without the prior written consent of Executive Director (including obtaining, and complying with, all applicable City construction approval conditions). TCM shall conduct its, and require its Concessionaires to conduct their, operations on the Premises in such manner as to reduce as much as is reasonably practicable, considering the nature and extent of said operations, any and all activities which interfere unreasonably with the use of other premises adjoining the Premises at the Airport, including, but not limited to, the emanation from the Premises of noise, vibration, movements of air, fumes, and odors.

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5.8.6Increase Liability. Do any act or thing upon or about the Premises (any Unit therein) which will invalidate, suspend or increase the rate of any fire insurance policy required under this Agreement, or carried by City, covering the Premises, or the Facility in which the same are located or which, in the opinion of Executive Director, may constitute a hazardous condition that will increase the risks normally attendant upon the operations contemplated under this Agreement. If, by reason of any failure on the part of TCM after receipt of notice in writing from City to comply with the provisions of this section, any fire insurance rate on the Premises, or any part thereof, or on the Facility in which the same are located, shall at any time be higher than it normally would be, then TCM shall pay City, within thirty (30) days of written demand as Additional Rent, that part of all fire insurance premiums paid by City which have been charged because of such violation of failure of TCM; provided, however, that nothing contained herein shall preclude TCM from bringing, keeping or using on or about any Unit such materials, supplies, equipment and machinery as are appropriate or customary in carrying on its business, or from carrying on said business in all respects as is customary.

5.8.7Airport Hazard. Make any uses of the Premises (including any Unit therein) in any manner which might interfere with the landing and taking off of aircraft from the Airport or otherwise constitute a hazard to such operations.

5.8.8Permit Unlawful Use. Use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purposes, or commit any waste upon the Premises.

In the event that any of the aforesaid covenants or restrictions set forth above in this Section 5.8 is breached, City reserves the right to enter upon the Premises (including any Unit therein) and cause the abatement of such interference at the expense of TCM.

5.9Signs, Promotions & Displays.

5.9.1Subject to the restrictions contained in Section 3.7, TCM shall not erect, construct or place (and shall cause its Concessionaires not to erect, construct or place) any sign, promotion or display in, on or upon any portion of the Premises (including any Unit therein) or the Airport unless TCM (or such Concessionaire) has submitted to Executive Director drawings, sketches, design dimensions, and type and character of such sign, promotion or display proposed to be placed thereon or therein and has received written approval from Executive Director with respect thereto. Notwithstanding the foregoing, each Concessionaire may, without the prior consent of the Executive Director, place signs or displays within such Concessionaire’s Unit that promote the products and/or services sold by such Concessionaire in such Unit, provided that such sign or display is not readily visible from outside of such Unit; unless otherwise disapproved in writing by TCM or the Executive Director, which disapproval by the Executive Director may require the removal of such sign or display at any time as determined in the Executive Director’s sole discretion. All signs, promotions and displays shall comply with applicable design guidelines of City as revised from time to time and all applicable construction approvals and conditions. TCM (and its Concessionaires) shall not erect, construct or place any sign, promotion, advertisement or display outside the Premises, without the prior written approval of the Executive Director. TCM shall (and shall require its Concessionaires to) remove any signage or displays that the Executive Director determines to be removed.

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5.9.2Other than signs, promotions and displays approved or permitted pursuant to Section 5.9.1, TCM (and its Concessionaires) shall not, at any time, under any circumstances, install, place, or maintain any type of advertising in, on or upon the Premises or the Airport.

5.9.3In addition, TCM’s Concessionaires’ Units shall be free of all third party advertising, signs, credit card application dispensing units, posters, and banners. Noncompliance by TCM’s Concessionaire with the provisions of this Section 5.9 shall result in City’s right to immediately remove said unauthorized signs, advertising, or other written materials and to store same at TCM’s expense. City may dispose of said unauthorized signs, advertising, or other written materials if TCM has not paid City’s expenses for removal and storage [**] and claimed said signs, advertising, or other written materials within fifteen (15) calendar days after City has provided written removal notice.

5.9.4Removal of Signs. Upon the expiration or earlier termination of this Agreement (or any partial termination with respect to portion of the Premises), TCM shall remove, obliterate or paint out, any and all of TCM’s or its Concessionaires’ signs, promotions and displays as Executive Director may direct. In addition, upon demand by Executive Director, TCM shall remove, obliterate or paint out, any signs, promotions, advertising or displays placed or installed in violation of this Agreement, as Executive Director may direct. If TCM fails to do so, Executive Director may cause said work to be done at the sole cost and expense of TCM, and TCM shall pay the same to City [**] as Additional Rent within thirty (30) days of receipt of City’s invoice.

5.10Licenses and Permits. TCM shall obtain and pay for (and shall require its Concessionaires to obtain and pay for) all licenses and permits necessary or required by law for the conduct of TCM’s and its Concessionaires’ operations at the Premises.

5.11Compliance with Laws.

5.11.1TCM shall, at TCM’s sole cost and expense, (and shall require TCM’s Concessionaires, employees, contractors, representatives, agents, permittees and invitees (individually, a “TCM Party” and collectively, the “TCM Parties”) to) fully and faithfully observe and comply with (a) all municipal, state and federal laws, statutes, codes, rules, regulations, ordinances, requirements, and orders (collectively, “Laws”), now in force or which may hereafter be in force pertaining to the Premises or TCM’s or its Concessionaires’ use of the Premises, the Facility(ies) or the Airport (including without limitation, (i) all safety, security and operations directives of City, including by Executive Director, which now exist or may hereafter be promulgated from time to time governing conduct on and operations at the Airport or the use of facilities at the Airport; and (ii) any and all valid and applicable requirements of all duly-constituted public authorities (including, without limitation, the Department of Transportation, the Department of Homeland Security, the Federal Aviation Administration, and the Transportation Security Administration)); (b) all recorded covenants, conditions and restrictions affecting the Airport (“Private Restrictions”) now in force or which may hereafter be in force; and (c) the Rules and Regulations. The judgment of any court of competent jurisdiction, or the admission of TCM in any action or proceeding against TCM, whether City be a party thereto or not, that TCM has violated any Laws or Private Restrictions, shall be conclusive of that fact as between TCM and City. As used in this Agreement, “Laws” shall include all present and future federal, state and local statutes, ordinances and regulations and City ordinances applicable to

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TCM (or its Concessionaires), the Premises (including the Units), the Permitted Uses or the Airport, including but not limited to requirements under the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., including, without limitation, to Title III thereof, and all regulations and guidelines related thereto, together with any and all laws, rules, regulations, ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof (including, without limitation, all of the requirements of Title 24 of the California Code of Regulations), as the same may be in effect on the date of this Agreement and may be hereafter modified, amended or supplemented (collectively, the “ADA”), all acts and regulations relating in any way to food and drugs, worker’s compensation, sales and use tax, credit card processing, social security, unemployment insurance, hours of labor, wages, working conditions, the Immigration Reform and Control Act of 1986, the City of Los Angeles Administrative Code, and all Hazardous Materials Laws (as defined in Section 15 below).

5.11.2TCM agrees to pay or reimburse City as Additional Rent for any civil penalties or fines which may be assessed against City as a result of the violation by TCM or any TCM Party of any Laws or Private Restrictions, which payment shall be made by TCM within thirty (30) days from receipt of City’s invoice for such amount and documentation showing that payment of such penalty or fine is TCM’s responsibility hereunder.

5.12Airport Operations. TCM acknowledges that the operational requirements of the Airport as an airport facility, including without limitation security requirements, are of paramount importance. TCM acknowledges and agrees that TCM must conduct its business (and require its Concessionaires to conduct their business) in a manner that does not conflict with the operational requirements of the Airport as an airport facility and that fully accommodates those requirements. Without limiting other waivers herein, TCM waives all Claims against City and City Agents arising out of or connected to the operation of the Airport as an airport facility.

VIAIRPORT CONCESSION DISADVANTAGED BUSINESS ENTERPRISE PROGRAM.

6.1Compliance with Department of Transportation (DOT). City strictly prohibits all unlawful discrimination and preferential treatment in contracting, subcontracting and purchasing, leasing or any subleasing under this Agreement (the “Non-Discrimination Policy”). Additionally, City has established an Airport Concession Disadvantaged Business Enterprise program in accordance with regulations of the U.S. Department of Transportation, 49 Code of Federal Regulations Part 23 (the “ACDBE Rules”). TCM shall comply with the Non-Discrimination Policy and the ACDBE Rules and shall not discriminate against any business owner because of the owner’s race, color, national origin, or sex in connection with its performance under this Agreement, the management of the concession, subleasing, or purchasing. TCM shall cooperate with City in City’s program of recruiting, training, providing technical assistance and holding workshops to ensure that contracting, subcontracting and purchasing opportunities available under this Agreement are accessible and available to all qualified businesses owners, including “Airport Concession Disadvantaged Business Enterprises” (“ACDBEs”), as defined in the ACDBE Rules. In order to provide a fair opportunity for ACDBE participation, TCM shall make good faith efforts, within the meaning of the ACDBE Rules, to provide for a level of ACDBE participation in the concession operations by Concessionaires contemplated by this Agreement equal to or greater than twenty percent

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(20%) for retail and service concessions and twenty five percent (25%) for food and beverage concessions.

6.2Substitutions. Should a substitution or an addition of an ACDBE become necessary, TCM shall comply with all requirements of the ACDBE Rules. Failure to comply with the ACDBE Rules shall constitute a Default of this Agreement.

6.3Monthly Report. In order to assure compliance with the Non-Discrimination Policy and the ACDBE Rules, TCM shall submit, in the format required by Executive Director, a monthly report to City, describing the gross receipts of each initial ACDBE (and each substitute ACDBE), in each case calculated in accordance with the requirements of the Business and Operations Plan. TCM shall submit in the format required by the Executive Director such other information as may be requested by the Executive Director to ensure compliance with the ACDBE Rules.

VIIIMPROVEMENTS AND REFURBISHMENTS.

7.1TCM’s Construction Obligations. TCM shall, at TCM’s cost and expense, complete in a timely manner the construction of all improvements and the installation of all fixtures and equipment required to be constructed or installed by TCM pursuant to the terms of this Agreement (including as set forth in any DIP Approval). TCM shall require its Concessionaires, at such Concessionaire’s cost and expense, to complete in a timely manner the design and construction of all improvements and the installation of all fixtures and equipment required to be constructed or installed by such Concessionaire pursuant to and in compliance with the terms of this Agreement (including as set forth in any DIP Approval or CIP Approval). TCM shall act as project manager for its Concessionaires’ design and construction programs. TCM shall coordinate TCM and its Concessionaires’ construction activities in a manner consistent with other construction activities occurring within the Facilities. In the event of a dispute between TCM (or any of its Concessionaires) and any other Airport tenant, manager or concessionaire regarding design or construction activities or related interference with operations, TCM shall immediately report such dispute to the Executive Director and promptly thereafter meet and confer with the Executive Director. The Executive Director shall have the right to resolve any such dispute, and any such decision or other resolution by the Executive Director shall be final and binding upon TCM (and its Concessionaires). Such decision or other resolution shall be in the Executive Director’s sole discretion.

7.2Prevailing Wage. Construction work performed on City’s property will require payment of prevailing wages, if applicable. TCM is obligated to make the determination of whether the payment of prevailing wages is applicable, and TCM shall be bound by and comply with applicable provisions of the California Labor Code and Federal, State, and local laws related to labor. TCM shall indemnify, defend and pay or reimburse City for any damages, penalties or fines (including, but not limited to, attorney's fees and costs of litigation) that City incurs, or pays, as a result of noncompliance with applicable prevailing wage laws in connection with the construction work performed in connection with this Agreement (including, without limitation, the TCM Initial Premises Improvements, the Concessionaire Initial Premises Improvements, the Initial Non-Premises Improvements, the Mid-Term Refurbishment and any Alterations hereunder).

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7.3Condition of Premises on Delivery Date. Each DIP Approval will set forth a description of the condition of the Premises as of the Delivery Date. Unless otherwise agreed in writing by the Executive Director, upon the Delivery Date for each portion of the Premises, TCM and its Concessionaires shall accept such Premises in it’s “AS IS, WHERE IS” condition, and “WITH ALL FAULTS” and without any improvements or alterations to be made or constructed by City. TCM acknowledges and agrees that TCM has performed its own due diligence on all matters relating to the Areas and the Premises, including all technical and construction matters. Any “as-built” drawings, utility matrixes, or other technical information (including, but not limited to, architectural drawings or AutoCAD or other computer files) provided by City may not be accurate or complete. TCM’s (or its Concessionaires) use of or reliance on any such information shall be at its sole risk, and City shall have no liability arising therefrom. The parties acknowledge that a DIP Approval may include a contingency as a component of the not-to-exceed dollar amount for the TCM Initial Premises Improvements and/or the Initial Non-Premises Improvements. Such contingency is intended to apply to costs that may not be known or certain at the time of such DIP Approval and which costs may relate to TCM Contingencies. In the event that a contingency is established in a DIP Approval, the use of such contingency is subject to the joint authorization by TCM and the Executive Director. In the event that the Executive Director determines that reasonable justification exists to increase the not-to-exceed dollar amount for the Initial Non-Premises Improvements set forth in a DIP Approval, then the Executive Director will use good faith efforts to recommend for approval to the Board a supplemental DIP Approval containing an adjustment to the not-to-exceed dollar amount for such Initial Non-Premises Improvements (it being understood, however, that such supplemental DIP Approval requires the approval of the Board acting in the Board’s sole and absolute discretion).

7.4Construction of Initial Premises Improvements. TCM shall provide, or require its Concessionaires to provide, all improvements which are necessary to operate the Premises (including all Units therein) in accordance with the applicable DIP Approval and the applicable CIP Approvals for such Premises to the satisfaction of Executive Director. The construction of the Initial Premises Improvements shall commence on the Delivery Date for such Premises. Any closure during the construction of the TCM Initial Premises Improvements or the Concessionaire Initial Premises Improvements made by TCM’s Concessionaires, as well as the timing of applicable design and construction periods shall be approved by Executive Director and specified in writing as part of either the DIP Approval or the Construction Approval Process (as defined in Section 7.7 below). TCM shall complete the TCM Initial Premises Improvements, and require its Concessionaires to complete their respective Concessionaire Initial Premises Improvements and to commence regular concession operations within the Premises, by the applicable Premises Completion Date. The Executive Director shall have the right (but not the obligation) to extend the Premises Completion Date, which right may be exercised by the Executive Director in his or her sole discretion. TCM shall also be responsible for the timely design and construction of any further improvements or renovations to the Premises (or any Unit therein) that may be required following the construction of the initial improvements on the Premises.

7.4.1Concessionaire Improvement Plan. Within the time prescribed in the applicable DIP Approval, TCM shall cause each of its Concessionaires to prepare and deliver to the Executive Director for review and approval a definitive and comprehensive plan for the development, implementation and operation of such Concessionaire’s Concessionaire Initial

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Premises Improvements (herein, the “Concessionaire Improvement Plan”). Except as otherwise approved by the Executive Director (acting in his or her reasonable discretion), each Concessionaire Improvement Plan shall be a logical progression of the applicable DIP Approval. Except as may be expressly agreed in writing by the Executive Director, all design and construction work contemplated by any Concessionaire Improvement Plan shall be performed by, and at the expense of, TCM (or its Concessionaires).

7.4.2Contents of Concessionaire Improvement Plan. Each Concessionaire Improvement Plan for a Unit should include, but not necessarily be limited to:

(a)Improvement plans and specifications for the Unit developed in accordance with the specific design criteria for the respective Facility or Area.
(b)Cost estimates for the proposed construction of the Concessionaire Initial Premises Improvements for the Unit. Cost information shall include proposed not-to exceed dollar amounts for the Concessionaire Initial Premises Improvements.
(c)A detailed development schedule showing the phasing and timing plan for development and completion milestones, design development, Airport Design and Construction approvals (as established in the DIP Approval), processing and permitting from all authorities having jurisdiction, and construction start and completion dates (including commissioning, close-out and opening).
(d)Plan for financing all improvements and evidence of required construction payment and performance bonds.
(e)Phasing plan for any and all interim or temporary concession operations through the completion of construction, including construction barricades and temporary signage, and coordination with incumbent concessionaires.
(f)Such other information as may be reasonably requested by the Executive Director, either before or after initial submittal of the Concessionaire Improvement Plan.

7.4.3Response to Comments by the Executive Director. The Executive Director shall use reasonable efforts to respond to the submission of a Concessionaire Improvement Plan within ten (10) business days following receipt. TCM shall (or require the Concessionaire to), within ten (10) business days following receipt from the Executive Director of any requested revisions to or comments regarding deficiencies of the Concessionaire Improvement Plan, respond to the Executive Director with a revised or supplemental Concessionaire Improvement Plan which addresses such requested revisions, comments or deficiencies. Any requested revisions or comments by the Executive Director will not be unreasonable. The Executive Director shall use reasonable efforts to respond to any resubmission or supplement to a Concessionaire Improvement Plan within five (5) business days following receipt. If the Executive Director shall fail to respond to any submission or resubmission of a Concessionaire Improvement Plan within the specified time periods set forth in this Section 7.4.3, then TCM (or its Concessionaire) shall have a day for day extension in

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which to submit any revised or supplemental Concessionaire Improvement Plan. The parties also agree to use their commercially reasonable efforts to expedite the approval process hereunder with respect to the High Priority Areas so that TCM’s Concessionaires shall have an adequate time to obtain competitive bids, award contracts and perform the Concessionaires respective construction activities in order to meet the opening dates of such High Priority Areas.

7.4.4Rejection of Concessionaire Improvement Plan. In the event that TCM (or its Concessionaire) is unable or unwilling to revise or supplement a Concessionaire Improvement Plan for a Unit in the manner required by this Agreement, the Executive Director shall have the right to reject such Concessionaire Improvement Plan for such Unit, which rejection shall be in writing. In the event that the Executive Director rejects any Concessionaire Improvement Plan for any Unit, then TCM shall, within ten (10) business days, cause to be submitted a substitute Concessionaire Improvement Plan with respect to such Unit. TCM acknowledges and agrees that, in the event that the Executive Director rejects or otherwise withholds its approval of any Concessionaire Improvement Plan for any Unit, City shall have no liability or obligation to TCM or any Concessionaire whatsoever.

7.4.5Approval of Concessionaire Improvement Plan. The Executive Director shall have the right to reasonably condition the approval of any Concessionaire Improvement Plan on such further actions, undertakings or requirements to be performed by such Concessionaire or TCM as the Executive Director may deem necessary or appropriate. Each approval issued by the Executive Director approving a Concessionaire Improvement Plan (a “CIP Approval”) shall be in writing and shall contain the following:

(a)A site plan confirming the size and boundaries of the actual Unit.
(b)A statement of square footage of the Unit, a statement of the minimum investment amounts for the Concessionaire Initial Premises Improvements, and a statement of the not-to-exceed dollar amounts with regard to the maximum permitted Qualified Investment (as defined in Section 9.3 below) for the Concessionaire Initial Premises Improvements.
(c)Conceptual Approval (as such term is defined in the “LAWA Tenant Improvement Approval Process” for improvements at the Airport).
(d)The detailed development schedule showing the phasing and timing plan for development and completion milestones.
(e)The Premises Completion Date (as defined herein) as to the Unit.
(f)Such other provisions, including but not limited to Conditions of Approval with respect to such Concessionaire Improvement Plan, that the Executive Director deems necessary or appropriate (in the Executive Director’s reasonable discretion).

Each CIP Approval shall be deemed to be conditioned upon TCM’s (and its Concessionaire’s) compliance with the applicable provisions of this Agreement (including, without limitation, the provisions of this Article VII), regardless of whether such CIP Approval expressly so states. Except as otherwise approved by the Executive Director, all Concessionaire Improvement Plans shall follow applicable portions of the Design and Construction Handbook.

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Within fifteen (15) business days following receipt by TCM of any CIP Approval issued by the Executive Director, TCM shall countersign (and shall require the Concessionaire to countersign) and return a copy of such CIP Approval to City, signifying TCM’s and such Concessionaire’s agreement to and acceptance of such CIP Approval (including any Conditions of Approval contained therein). The failure of TCM or such Concessionaire to so countersign and return a copy of such CIP Approval to City within said fifteen (15) business day period shall render such CIP Approval revocable by the Executive Director upon written notice to TCM at any time thereafter.

7.5Improvement Financial Obligation. Unless otherwise approved by the Executive Director, TCM covenants and guarantees that TCM and/or its Concessionaires shall on average make a collective investment in the TCM Initial Premises Improvements and the Concessionaire Initial Premises Improvements equal to [**] per square foot of area, such amount being based on the total amounts expended by TCM on the TCM Initial Premises Improvements and by TCM’s Concessionaires on the Concessionaire Initial Premises Improvements, divided by the total square footage of the Units (the “Initial Minimum Investment Amount”). Such Initial Minimum Investment Amount shall be expended by TCM on the TCM Initial Premises Improvements (or by TCM’s Concessionaires on the Concessionaire Initial Premises Improvements) constructed in accordance with this Agreement on or before the applicable Premises Completion Date.

7.6Mid-Term Refurbishment. TCM shall plan for and cause the completion of the refurbishment of the Premises in the manner set forth in this Section 7.6 (the “Mid-Term Refurbishment”) no later than January 1, 2024 (the “Mid-Term Refurbishment Completion Date”). The Executive Director shall have the discretion to defer the timing of the Mid-Term Refurbishment.

7.6.1Mid-Term Refurbishment Plan. No later than January 1, 2023, TCM shall prepare and deliver to City for Executive Director’s review and approval a Mid-Term Refurbishment plan (the “Mid-Term Refurbishment Plan”), which shall meet the then-current requirements imposed by City as part of the Construction Approval Process, and shall otherwise include information similar to that contained in the Definitive Improvement Plan for the TCM Initial Premises Improvements and Concessionaire Initial Premises Improvements. Upon receipt and review of such Mid-Term Refurbishment Plan by Executive Director and as a part of the Construction Approval Process, TCM shall incorporate any comments from Executive Director and shall re-submit such Mid-Term Refurbishment Plan until it has been approved by Executive Director. The Mid-Term Refurbishment Plan shall include not-to-exceed dollar amounts for purposes of the costs that are allowed as Qualified Investment under Section 9.3 below.

7.6.2Construction and Completion of Mid-Term Refurbishment. TCM shall construct and complete the Mid-Term Refurbishment in accordance with the Mid-Term Refurbishment Plan approved by Executive Director and the other requirements contained in this Agreement. TCM and its Concessionaires shall expend for the design and construction of the Mid-Term Refurbishment, as a minimum, a dollar amount equal to [**] percent of the dollar amount expended by TCM and its Concessionaires in connection with the Initial Premises Improvements (the “Minimum Mid-Term Refurbishment Amount”). Amounts expended for deferred maintenance, repairs and replacements that should previously have been performed pursuant to Section 8 below shall not be credited toward the

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Minimum Mid-Term Replacement Amount, unless otherwise approved by the Executive Director. [**]

7.7City Approval of Improvements. Prior to the construction of any improvements (including, without limitation, the TCM Initial Premises Improvements, the Concessionaire Initial Premises Improvements, the Initial Non-Premises Improvements, the Mid-Term Refurbishment and any Alterations), TCM shall comply with the “LAWA Tenant Improvement Approval Process” (said LAWA Tenant Improvement Approval Process as may be modified from time to time is referred to herein as the “Construction Approval Process”), including without limitation, the submission to City’s Commercial Development Group for approval all required plans and other information. Upon receipt of the Executive Director’s approval and any other applicable approvals, TCM shall cause the construction called for by the approved working drawings and specifications to be commenced and completed promptly. No substantial changes, additions, or alterations shall be made in said working drawings or specifications, or in the construction called for thereby, without first obtaining Executive Director’s approval in writing.

7.7.1TCM shall keep (and shall require its Concessionaires to keep) the Premises and any improvements constructed thereon free and clear of liens for labor and material expended by or for TCM or on its behalf in accordance with Section 7.15 of this Agreement.

7.7.2TCM agrees to comply with the notification and review requirements covered in Part 77 of the Federal Aviation Administration Regulations in the event any future structure or building is planned for the Premises, or in the event of any planned modification or alteration of any present or future building or structure situated on the Premises.

7.7.3Prior to the commencement of any work, TCM shall, at its own cost and expense, obtain (and shall cause its Concessionaires to obtain) all other Permits and approvals required by applicable Laws including, but not limited to Los Angeles Department of Building and Safety, Los Angeles County Department of Health and OSHA. Executive Director’s approval of the plans, specifications and working drawings for the Initial Non-Premises Improvement, the TCM Initial Premises Improvements, Concessionaire Initial Premises Improvements or any other improvements or alterations of the Premises shall create no responsibility or liability on the part of City for their completeness, design sufficiency, or compliance with all Laws and other requirements of governmental agencies or authorities. Neither City nor any City Agents shall be liable for any damage, loss, or prejudice suffered or claimed by TCM, any TCM Party or any other person or entity on account of: (a) the approval or disapproval of any plans, contracts, bonds, contractors, sureties or matters; (b) the construction or performance of any work whether or not pursuant to approved plans; (c) the improvement of any portion of the Premises or alteration or modification to any portion of the Premises; or (d) the enforcement or failure to enforce any of the covenants, conditions and restrictions contained in this Agreement.

7.8Further Provisions Regarding Design and Construction. TCM shall comply with the following requirements in connection with any construction under this Agreement.

7.8.1Design and Engineering. TCM shall, at its own cost and expense, employ competent architects, engineers and interior designers. TCM warrants that all design and construction work and services performed by or on behalf of TCM shall conform to the highest

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professional standards pertinent to the respective trade or industry. All improvements shall be designed to industry standards appropriate for a best-in-class international airport facility. TCM shall comply with City’s Design and Construction Handbook, as in effect from time to time.

7.8.2Licensed Contractors; Warranty. All construction or work shall be performed in a good and workmanlike manner in accordance with good industry practice for the type of work in question by duly licensed contractors under the supervision of a competent architect or licensed structural engineer. TCM warrants that all materials and equipment furnished will be new and of good quality unless otherwise specified, and that all workmanship will be of good quality, free from faults and defects and in conformance with the design documents approved by the City of Los Angeles Department of Building and Safety, as applicable.

7.9Alterations. TCM and its Concessionaires shall not make any improvements or alterations to any Premises (including any Unit therein) (“Alterations“) without first complying with City’s Construction Approval Process. Any unauthorized Alterations made by TCM or its Concessionaire to any Premises (including any Unit therein) shall be removed at TCM’s sole cost and expense and any damage to such Premises (including any Unit therein) shall be promptly repaired, and if not removed and repaired within thirty (30) days of demand from City, and should TCM fail to so remove such Alterations and restore such Premises (including any Unit therein), City may remove such Alterations and restore such Premises (including any Unit therein), at TCM’s sole cost and expense, and such cost [**] shall be payable to City as Additional Rent within thirty (30) days of delivery of an invoice therefor.

7.10Building Codes. All Alterations, improvements, fixtures and equipment constructed or installed by TCM or its Concessionaires in or about the Premises, including the plans and specifications therefor, shall in all respects conform to and comply with the applicable Laws (including, without limitation, ordinances, building codes, rules and regulations of the City of Los Angeles and such other authorities as may have jurisdiction over the Premises or TCM’s or its Concessionaire’s operations therein), and City Policies (as defined in Section 16.23). If and to the extent that TCM’s or its Concessionaire’s activities or proposed Alterations trigger an obligation or requirement on the part of City to make changes to the Airport (including under the ADA), TCM shall indemnify, defend, and hold harmless City and City Agents from and against any Claims arising out of such activities or Alterations. The approval by Executive Director provided above shall not constitute a representation or warranty as to such conformity or compliance, but responsibility therefor shall at all times remain in TCM.

7.11Workers’ Compensation. Prior to commencement of any such construction, TCM shall first submit to City a certificate of insurance evidencing the fact that TCM (and any relevant TCM Party) maintains workers’ compensation and employers liability coverage in the amounts and form required by the Workers’ Compensation Act and insurance Laws of the State of California. Such certificate shall include a Waiver of Subrogation naming and for the benefit of the City of Los Angeles and City Agents. Such certificate shall contain the applicable policy number and the inclusive date for same, shall bear an original signature of an authorized representative of the insurance carrier and shall also provide thereon that the insurance shall not be subject to cancellation except after notice by registered mail to the City Attorney of the City of Los Angeles at least thirty (30) days prior to the date of cancellation.

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7.12Improvement Payment and Performance Bond. In connection with the Initial Non-Premises Improvements, TCM Initial Premises Improvements, the Mid-Term Refurbishment and any other Alterations by TCM, TCM shall furnish, at its sole cost and expense, payment and performance bonds in the principal sum of the amount of the work of improvement proposed by TCM, or alternative security deposit for said amount acceptable to Executive Director. In connection with the Concessionaire Initial Premises Improvements, the Mid-Term Refurbishment and any other Alterations by Concessionaires, TCM shall cause its Concessionaires to furnish, at their respective sole cost and expense, payment and performance bonds in the principal sum of the amount of the work of improvement proposed by each such Concessionaire, or alternative security deposit for said amount acceptable to Executive Director. TCM shall comply with (and shall cause its Concessionaires to comply with) the provisions of California Civil Code Sections 3235 to 3242 or Section 3247 to 3252, as applicable to any such bond, by filing the original contract and any modifications thereto in the office of the Los Angeles County Recorder, together with the bond specified therein, and a conformed copy of such bond, filed for record as aforesaid, shall be furnished by TCM or its Concessionaires to City. If such work is being performed pursuant to a DIP Approval or a CIP Approval, TCM shall furnish such payment and performance bonds no later than the date set forth in the DIP Approval or the CIP Approval, as the case may be. If such work is not being performed pursuant to a DIP Approval or a CIP Approval or if no time is specified in the DIP Approval or the CIP Approval, such payment and performance bonds shall be furnished no later than ten (10) days prior to the commencement of such work. The payment and performance bonds shall be in substantially the same form as that of Exhibit F attached hereto (or such other form as may be reasonably prescribed from time to time by the City Attorney), be issued by a surety company satisfactory to Executive Director, and authorized and licensed to transact business in the State of California and be for the full amount stated above with the City of Los Angeles, Department of Airports, as obligee, and shall guarantee the full, faithful and satisfactory payment and performance by TCM or its Concessionaires, as the case may be, of their respective obligations to construct and install the aforementioned improvements, and shall guarantee the payment for all materials, provisions, supplies, and equipment used in, on, for, or about the performance of TCM’s (or its Concessionaires’) works of improvement or labor done thereon of any kind, and shall protect City from any liability, losses, or damages arising therefrom.

7.13Telecommunications Facilities.

7.13.1TCM, its Concessionaires and their respective Telecommunications Service Providers (as defined herein) shall not install Telecommunication Facilities (as defined herein) in Common Areas, shared space, or other respective areas of the Airport, or in currently designated or future primary or secondary minimum-points-of-entry, without prior written approval of Executive Director and any approval required as part of City’s Construction Approval Process. All such Telecommunications Facilities and services shall comply with FCC licensing regulations, with City of Los Angeles building codes, and with all other applicable Laws. All work performed in connection with the installation of any Telecommunication Facilities shall comply with the provisions of this Agreement applicable to construction projects. City may require its contractors or personnel to observe such installation or servicing to assure compliance with this Agreement. In such event, TCM shall pay to City as Additional Rent hereunder, the cost or imputed cost of such observation and compliance monitoring. For purposes of this Agreement, “Telecommunication Facilities” shall mean and include the

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installation, operation, and provisioning of telecommunications circuits, conduit, cabling, antennas, equipment, infrastructure and service connections thereto; and “Telecommunication Service Providers” shall mean and include cable and equipment installation contractors, system operators, and any entity which provides telecommunication services, such as Sprint, Verizon, AT&T, government entities, or other tenants. Prior to any installation or servicing of any Telecommunication Facilities, TCM shall submit to City (with copies to LAWA Project Management Division and Manager of LAWA Information Technology Division at 1 World Way, Room B14, Los Angeles, CA 90045) for approval documentation of each Telecommunication Facility and the infrastructure proposed to be used (collectively, “Telecom Documentation”), which Telecom Documentation shall include, but not be limited to, plans and drawings with specific routing detail, conduit types and sizes, access junction boxes, cable descriptions (type, quantity, size) per route segment, telecommunication rooms and closets used, termination block labeling, and cable pair assignments for each cable segment, and a schedule with the times and locations that require access in connection with such installation or servicing.

7.13.2TCM shall not allow the use of, and shall not sell, lease, sublet, or trade, Telecommunication Facilities or services to other users or operators at the Airport without prior written approval of Executive Director. TCM shall not use, and shall not purchase, lease, sublet or trade for, Telecommunication Facilities or services from other users or operators at the Airport without prior written approval of Executive Director.

7.13.3TCM agrees that the Telecommunications Facilities, and the installation, maintenance and operation thereof shall in no way interfere with Airport operations, or the operation of Telecommunications Facilities of City or any other tenants or occupants of the Airport. If such interference shall occur, City shall give TCM written notice thereof and TCM shall correct the same within twenty-four (24) hours of receipt of such notice. City reserves the right to disconnect TCM’s Telecommunications Facilities if TCM fails to correct such interference within twenty-four (24) hours after such notice.

7.13.4TCM shall protect, defend, indemnify and hold harmless City and City Agents from and against Claims incurred by or asserted against City or any City Agent arising out of TCM’s installation, maintenance, replacement, use or removal of TCM’s Telecommunications Facilities.

7.13.5TCM shall remove any Telecommunications Facilities installed by TCM at TCM’s sole cost and expense upon the expiration or early termination of this Agreement.

7.14Deliveries upon Completion. Within [**] of completion of the Initial Premises Improvements, the Initial Non-Premises Improvements, any Mid-Term Refurbishment and any other Alterations, TCM shall (or cause its Concessionaires to) furnish to City, at no charge: (a) a certificate from the architect(s) certifying that such improvements have been constructed in accordance with the approved plans and specifications and in strict compliance with all Laws; (b) five (5) complete sets of “record” drawings, and one complete set in Computer Aided Design (CAD) format which complies with the then current LAWA CAD standards (these drawings must include any applicable permit numbers, the structural and other improvements installed by TCM or its Concessionaires in the Premises, and the location and details of installation of all equipment, utility lines, heating, ventilating, and air-conditioning ducts and related matters); (c) duplicated receipted invoices on all materials and

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labor costs incurred; and (d) executed unconditional mechanics’ lien releases from those parties performing labor, materials or supplies in connection with all such improvements, which releases shall comply with the appropriate provisions, as reasonably determined by City, of the California Civil Code. TCM shall keep such as-built drawings current by updating the same in order to reflect thereon any changes or modifications which may be made to such improvements. Within ten (10) days after completion of any such improvements, TCM shall cause a Notice of Completion to be recorded in the office of the Los Angeles County Recorder in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to City upon such recordation. If TCM fails to do so, City may execute and file the same on behalf of TCM as TCM’s agent for such purpose, at TCM’s sole cost and expense.

7.15No Liens. TCM shall pay (and shall cause its Concessionaires to pay) when due all claims for labor or materials furnished or alleged to have been furnished to or for TCM at, on, about, or for use in the Premises, the Facility(ies) or any portion thereof. Subject to the right to bond over any such lien as set forth in this Section 7.15, TCM shall keep the Premises, the Facility(ies) and the Airport, and any interest therein, free and clear of all mechanics’ liens and all other liens from any work undertaken by or on behalf of TCM or any TCM Party. TCM shall give City immediate written notice of any lien filed against the Premises, the Airport or any interest therein related to or arising from work performed by or for TCM or any TCM Party. Additionally, TCM shall keep any City-owned improvements whether on the Premises or out-side of the Premises free and clear of any liens or other encumbrances from any work undertaken by or on behalf of TCM or any TCM Party. By way of specification without limitation, TCM shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for TCM or any TCM Party, and TCM shall indemnify, defend, protect, and hold the Premises, the Airport, City and City Agents harmless against any liens and encumbrances and all Claims arising from any work performed by or on behalf of TCM or any TCM Party and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against TCM, City, the Airport, or the Premises. In the event that TCM does not, within thirty (30) calendar days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a bond in form and amount satisfactory to Executive Director in its good faith business judgment, City shall have in addition to all other remedies provided herein and by law, the right, but not the obligation to cause, upon twenty (20) business days prior written notice to TCM, the same to be released by such means as it shall deem proper, including payment in satisfaction of any Claim giving rise to such lien. All such sums paid by City and all expenses incurred by it in connection therewith (including, without limitation, attorneys’ fees (including, without limitation, the imputed fees of City Attorneys)) [**] shall be payable to City by TCM as Additional Rent within thirty (30) days after written demand therefor. TCM shall give City not less than ten (10) days’ prior written notice of the commencement of the Initial Premises Improvements or any other initial or subsequent improvements in or about the Premises, and City shall have the right to post notices of non-responsibility in or about the Premises as provided by law. In addition, City shall have the right to require that TCM pay City’s attorneys’ fees and disbursements (including, without limitation, the imputed fees of City Attorneys), court costs and other costs in defending any such action if City is named as a party to any such action, the lien encumbers any portion or interest in the Airport or if City elects to defend any such action or lien. Nothing in this Section shall be construed to place any obligations upon TCM

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with respect to liens, loans, or mortgages placed upon the Premises by City, its Department of Airports, its Board, City officers, agents, or employees.

7.16Ownership of Improvements. During the Primary Term, TCM shall have rights to the ownership of the TCM Initial Premises Improvements installed on the Premises pursuant to this Agreement; provided, however, if TCM’s rights with respect to the Premises (or any portion thereof) are terminated for any reason, subject to the provisions of Article XIV below, City shall have all rights to the ownership of the TCM Initial Premises Improvements and any other improvements within the Premises (or such terminated portion of the Premises), and title to all such improvements shall automatically vest in City as of the date of such termination. TCM further acknowledges that, in connection with any such termination, City shall have all rights to the ownership of the Concessionaire Initial Premises Improvements and any other improvements within a Unit with respect to any Unit Concession Agreement that is also being terminated.

VIIIMAINTENANCE AND REPAIR.

8.1Maintenance and Repair. TCM acknowledges and agrees that, except to the extent expressly set forth to the contrary in this Section 8, City shall have no duty to maintain, repair or replace the Premises (or any part thereof including any Unit there), or the improvements located therein and thereon (whether or not such portion of the Premises requiring repairs or replacements, or the means of repairing or replacing the same, are reasonably or readily accessible to TCM, and whether or not the need for such repairs or replacements occurs as a result of TCM’s or its Concessionaires’ use, any prior use, or the age of such portion of the Premises). TCM shall and shall require its Concessionaires, at all times and at their respective expense, to keep and maintain the Premises, including, without limitation, the exterior façade of each Unit within the Premises separating such Unit from the Common Areas of the Facility (including the external face thereof, all windows, doors and display areas, and all finishes thereon), all mechanical room equipment such as, but not limited to, heat exchangers, fans, controls and electric panels, and all of the structural and other improvements installed within the Premises (and at each Unit therein) together with all fixtures, equipment and personal property therein, in good repair and in a clean and orderly condition and appearance and shall keep the areas immediately adjacent to the Premises (including the exits and entrances of each Unit within the Premises) clean and orderly and free of obstructions. [**] Upon any request of Executive Director and annually, in connection with the annual update of the Business and Operations Plan, TCM shall deliver to City an annual maintenance report with a copy of TCM’s Maintenance Records for the year just ended.

8.2Cleaning and Routine Upkeep. TCM, at its sole cost and expense, shall have primary responsibility for all maintenance, cleaning and routine upkeep of any TCM Common Areas within the Premises (with TCM being permitted to charge the Concessionaires a fee (without administrative mark up or profit) for such maintenance, cleaning and routine upkeep) and shall keep such TCM Common Areas within the Premises in a good and clean condition at all times. Notwithstanding the foregoing, City agrees to reimburse TCM on a monthly basis for the actual cost (without administrative mark up or profit) of the routine cleaning and upkeep of any children’s play area(s) located within the TCM Common Areas. The manner and level of service with respect to such cleaning and upkeep of the children’s play area(s) shall be subject to the prior written approval of the Executive Director and set forth in the Business and Operations Plan. TCM shall require the Concessionaires to be responsible for the cleaning, maintenance,

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and routine upkeep of their respective Units and to keep their respective Units in good condition at all times

8.3Maintenance of Plumbing. TCM shall (and shall require its Concessionaires to) be responsible for the maintenance, repair and replacement of all plumbing, piping and drains within the Premises (including each Unit therein). TCM is responsible for (and shall require its Concessionaires to be responsible for) all material that is deposited in the plumbing system from each Unit and for cleaning the grease traps within any Unit. TCM is responsible for (and shall require its Concessionaires to be responsible for) the maintenance, repair and replacement of all sewer lines from the Premises (including each Unit therein) to the point of connect. TCM is responsible for (and shall require its Concessionaires to be responsible for) the repair and maintenance of all domestic water lines, hot and cold, from the point of connection of the Department of Airports water meter throughout the Premises (including each Unit therein). If TCM (or its Concessionaire) fails to maintain the plumbing, piping and drain system or places liquid, grease, debris, and other materials that contribute to stoppage or damage to the Airport’s plumbing, and City elects to make repairs thereto, TCM will be billed for the cost thereof [**] to be paid by TCM to City within thirty (30) days of written demand. TCM shall be entitled to charge its Concessionaires for the costs of such maintenance, repair and replacement as well as any costs for stoppage or damage to the Airport’s plumbing billed to TCM by City.

8.4City May Repair. In the event TCM fails to accomplish (or to require its Concessionaires to accomplish) any such nonstructural repairs, replacements, rebuilding, redecorating or painting required hereunder (including any preventative maintenance or emergency repairs) within a period of twenty (20) days after written notice from Executive Director so to do, or fails to diligently repair, replace, rebuild, redecorate or paint all portions of the Premises (including each Unit therein) required to be repaired, replaced, rebuilt, redecorated or painted by TCM (or it Concessionaires) pursuant to its approved maintenance schedule, City shall have the right (but not the obligation), at its option, and in addition to all other remedies which may be available to it, to repair, replace, rebuild, redecorate or paint any such portion of the Premises (including any Unit therein) included in said notice, and the cost thereof [**] shall be paid by TCM to City as Additional Rent within thirty (30) days of written demand. Notwithstanding anything to the contrary contained in this Agreement, the performance of such maintenance, repair or replacement by City on TCM’s behalf shall in no event be construed as a waiver of TCM’s maintenance, repair and replacement obligations under this Agreement.

8.5Right to Enter Premises. City shall have the right to enter upon the Premises (including any Unit therein) at all reasonable times to make such repairs, alterations and replacements as may, in the opinion of Executive Director, be deemed necessary or advisable and, from time to time, to construct or install over, in, under or through the Premises (including any Unit therein) new lines, pipes, mains, wires, conduits and equipment (regardless of whether such construction by City relates to operations within the Premises or outside of the Premises); provided, however, that City shall use commercially reasonable efforts to minimize the interference caused by such repair, alteration, replacement or construction with the use of the Premises by TCM or its Concessionaires; and provided, further, that nothing herein shall be construed as relieving TCM of any obligation imposed upon it herein to maintain the Premises

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(including the Units therein) and the improvements and utility facilities therein. City shall have the right to enter the Premises (including any Unit therein) at any time to maintain or repair emergency systems when loss of life or damage to property may potentially result. Notwithstanding anything to the contrary contained in this Section 8.5, if during the performance of such work by City, any Unit or related TCM Common Area necessary for the operation of a Unit is required to be closed for two (2) or more complete and consecutive days (unless such closure is the result of TCM’s failure to perform its obligations under this Agreement), then the MAG allocated for any such Unit shall be equitably abated for the period commencing on the 3rd day following the date that any such Unit is so forced to close and shall continue until the interference causing such closure of any such Unit has ceased.

8.6Provision of Utilities. Throughout the term of this Agreement, to the extent not provided by City at City’s election, TCM shall, at its sole cost and expense, take whatever action is required to obtain all utility service necessary for the operation of the Premises (including all Units therein), and TCM shall make the necessary arrangements with all utility providers to bring all required water, sanitary sewer, telephone, electricity, gas and any and all other utilities lines to and within the Premises (and the Units therein) in accordance plans and specifications approved by City. City shall have the right, but not the obligation or responsibility, for the use of TCM or for the use of others at Airport, to maintain existing and future utility systems or portions thereof on the Premises (including any Unit therein), including, without limitation, systems for the supply of heat and electricity and for the furnishing of fire alarm, fire protection, sprinkler, air conditioning, telephone, telegraph, teleregister and intercommunication services, including lines, pipes, mains, wires, conduits and equipment connected without appurtenant to all such systems. TCM shall reimburse City for its pro-rata share of costs of such maintenance. Within each Facility, TCM’s pro-rata share shall be based on the ratio of the square footage of the Premises in the Facility to the square footage of all premises in the Facility using said utilities, or on some other reasonable and appropriate methodology or basis as determined by the Executive Director. Notwithstanding any other provision of this Agreement, City shall not be liable or responsible for any unavailability, failure, stoppage, interruption or shortage of any utilities or other services, however or by whom caused, except for the provision of MAG abatement as provided in the following sentence. Notwithstanding anything to the contrary contained in this Section 8.6, if any utility to the Premises or any portion thereof (including any Units located therein) is supplied by or through City, and due to City’s sole negligence or intentional act, such utility to the Premises or any portion thereof (including any Units located therein) is interrupted to the extent that any Unit or related TCM Common Area necessary for the operation of a Unit is required to be closed for two (2) or more complete and consecutive days, then the MAG allocated for any such Unit shall be abated for the period commencing on the 3rd day following the date that any such Unit is forced to close and shall continue until the applicable utilities causing such forced closure are restored to the affected portion of the Premises. TCM shall have the right to pass through such costs and expenses on a pro-rata basis to its Concessionaires.

8.7Pest Control. TCM shall be solely responsible for a pest-free environment within the TCM Common Areas, TCM Storage Premises and Units located within the Premises by maintaining its own pest control services, in accordance with the most modern and effective control procedures. All materials used in pest control shall conform to applicable Laws. All controlled substances utilized shall be used with all precautions to obviate the possibility of

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accidents to humans, domestic animals and pets. Whenever City deems that pest control services must be provided to a building or area that includes TCM’s Premises under this Agreement, TCM shall pay for the costs of services provided for the Premises under this Agreement. TCM shall have the right to pass through such costs and expenses on a pro-rata basis to its Concessionaires.

8.8Evidence of Payment. In any suit, action or proceeding of any kind between the parties hereto, any receipt showing the payment of any sum(s) by City for any work done or material furnished shall be prima facie evidence against TCM that the amount of such payment was necessary and reasonable. Should Executive Director elect to use City operating and maintenance staff in making any repairs, replacements or alterations and to charge TCM with the cost of same, any timesheet of any employee of City showing hours of labor or work allocated to any such repair, replacement or alteration, or any stock requisition of City showing the issuance of materials for use in the performance thereof, shall be prima facie evidence against TCM that the amount of such charge was necessary and reasonable. Notwithstanding the foregoing, TCM shall have the right to dispute the reasonableness of any such charge and in the event of any such dispute, the parties shall negotiate in good faith to seek a mutually satisfactory resolution within twenty (20) business days.

8.9Prevailing Wage. Maintenance work performed on City’s property will require payment of prevailing wages, if applicable. TCM is obligated to make the determination of whether the payment of prevailing wages is applicable, and TCM shall be bound by and comply with applicable provisions of the California Labor Code and Federal, State, and local laws related to labor. TCM shall indemnify, defend and pay or reimburse City for any damages, penalties or fines (including, but not limited to, reasonable attorney's fees and costs of litigation) that City incurs, or pays, as a result of noncompliance with applicable prevailing wage laws in connection with the maintenance work performed by TCM or its Concessionaires in connection with this Agreement.

IXTERMINATION FOR CONVENIENCE; TERMINATION PAYMENTS; QUALIFIED INVESTMENTS.

9.1Termination for Convenience. In the event that the Executive Director, in his or her sole discretion, at any time determines that efficient or convenient Airport operations require the use of any portion of the Premises, City shall have the absolute right to terminate this Agreement with respect to such portion of the Premises (a “Termination for Convenience”), upon not less than one hundred eighty (180) days’ prior written notice to TCM (a “Convenience Termination Notice”). In connection with any Termination for Convenience, City (upon the determination of the Executive Director) shall have the right to terminate any Unit Concession Agreement within the portion of the Premises so terminated by City. The Convenience Termination Notice shall set forth a description of the portion of the Premises that is the subject of the Termination for Convenience (the “Terminated Premises”) and shall set forth the effective date of such termination (“Convenience Termination Date”). On or before the Convenience Termination Date, TCM shall, with respect to the Terminated Premises, perform its removal and surrender obligations set forth in this Agreement (including, without limitation, TCM’s obligations set forth in Section 2.4 above). In the event of a Termination for Convenience under this Section 9.1, City shall pay to TCM an amount equal to the Convenience Termination Payment (as defined in Section 9.2.1 below) within thirty (30) days following the Convenience Termination Compliance Date (as defined in Section 9.2.2 below). TCM

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specifically acknowledges that this Termination for Convenience provision is a material inducement to City to allow TCM to enter into this Agreement. In the event of a Termination for Convenience, the MAG shall be equitably adjusted to reflect the loss of the square footage in the Units within the Terminated Premises, such adjustment to be based on the then current Minimum Per Square Foot MAG Amount as of the Convenience Termination Date.

9.2Termination Payment. In the event of a Termination for Convenience under Section 9.1 above, TCM shall receive from City a payment in respect of such termination as set forth in Section 9.2.1 below; provided, however, City shall have the right to offset against the amount of such termination payment any amounts which may then be due and payable by TCM to City under this Agreement; and provided, further, that City shall have the right to withhold from such termination payment as security for the performance of any other uncured Default by TCM (i) an amount equal to the estimated damage or loss to City as the result of such uncured Default as reasonably estimated by the Executive Director or (ii) if the damage or loss to City as the result of such uncured Default cannot be reasonably estimated in monetary terms, an amount equal to ten percent (10%) of such termination payment. In the event of an Early Termination under Section 2.3 above, TCM shall receive from City a payment in respect of such termination as set forth in Section 9.2.3 below; provided, however, City shall have the right to offset against the amount of such termination payment any amounts which may then be due and payable by TCM to City under this Agreement; and provided, further, that City shall have the right to withhold from such termination payment as security for the performance of any other uncured Default by TCM (i) an amount equal to the estimated damage or loss to City as the result of such uncured Default as reasonably estimated by the Executive Director or (ii) if the damage or loss to City as the result of such uncured Default cannot be reasonably estimated in monetary terms, an amount equal to ten percent (10%) of such termination payment. TCM acknowledges that any amounts received by TCM pursuant to either Section 9.2.1(d) below or Section 9.2.3(d) below shall be paid by TCM to the applicable Concessionaire within the time provided in Section 9.2.5 below; provided, however, TCM shall be entitled to withhold remittance to any Concessionaire at any time such Concessionaire is in default under the Unit Concession Agreement until such default has been cured to the satisfaction of TCM as determined in its reasonable discretion. In addition, TCM shall have the right to offset any amounts which may be due and payable by any Concessionaire to TCM from the amounts otherwise payable to any Concessionaire by TCM under this Section 9.2 (which may include retaining the entire amount should the Concessionaire owe TCM in excess of the amount to be paid to any such Concessionaire pursuant to this Section 9.2. TCM’s right to any such termination payment shall be conditioned upon TCM’s (and any applicable Concessionaire’s) execution and delivery to City of a general release of claims by such party, which release shall be in a form satisfactory to City (the “Termination Release”).

9.2.1Termination Payment – Termination for Convenience under Section 9.1. The term “Convenience Termination Payment” shall mean an amount equal to the sum of the following amounts:

(a)That portion of TCM’s Qualified Investments with respect to TCM’s Initial Premises Improvements, Mid-Term Refurbishment and Other Alterations (as defined below) within the Terminated Premises that have not been amortized as of the Convenience Termination Date, with the amortization of each such Qualified Investment being calculated on a fully amortized basis over an amortization period beginning on the respective dates that such

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TCM Initial Premises Improvements, Mid-Term Refurbishment or Other Alterations were placed in service and ending on the Expiration Date, using an interest rate of nine percent (9%) per annum (herein, “TCM’s Section 9.2.1 (a) Un-Amortized Qualified Investment Amount”), provided, however, that TCM’s Section 9.2.1(a) Un-Amortized Qualified Investment Amount shall be reduced by that portion of the TCM Improvement Allowance Offset (as defined in Section 9.2.6 below) that relates to the Terminated Premises;

(b)That portion of TCM’s Qualified Investment with respect to any MAG Course of Construction Amounts (as defined below) relating to the Terminated Premises that have not been amortized as of the Convenience Termination Date, with the amortization of such Qualified Investment being calculated on a fully amortized basis over an amortization period beginning on the date(s) that TCM commenced paying such MAG and ending on the Expiration Date, using an interest rate of [**] percent per annum;
(c)That portion of the pro-rata share of the unamortized balance of the outstanding principal balance of the Initial Non-Premises Rent Credit attributable to the Terminated Premises; and
(d)With respect to any Unit Concession Agreement that City elects to terminate in connection with the Termination for Convenience, that portion of such Concessionaire’s Qualified Investments with respect to its Concessionaire Initial Premises Improvements, Mid-Term Refurbishment and Other Alterations within the Terminated Premises that have not been amortized as of the Convenience Termination Date, with the amortization of each such Qualified Investment being calculated on a fully amortized basis over an amortization period beginning on the respective dates that such Concessionaire Initial Premises Improvements, Mid-Term Refurbishment or Other Alterations were placed in service and ending on the earlier of (i) the expiration of the term of such Unit Concession Agreement (excluding any extension option) or (ii) the Expiration Date, using an interest rate of [**] percent per annum.

9.2.2Convenience Termination Compliance Date. The term “Convenience Termination Compliance Date” shall mean the date that all of the following have occurred: (i) TCM and any Concessionaires whose Unit Concession Agreements have been terminated as the result of such termination have vacated and surrendered the Terminated Premises in accordance with the surrender and removal obligations under this Agreement; (ii) if required by the Executive Director in his or her sole discretion, City has received the Termination Release signed by TCM and any terminated Concessionaires (provided, however, that payment to TCM of TCM’s share of any Convenience Termination Payment shall not be withheld or delayed solely as a result of any such Concessionaire’s failure to provide such Concessionaire’s Termination Release); and (iii) the Convenience Termination Date has occurred.

9.2.3Termination Payment -- Early Termination under Section 2.3. The term “Early Termination Payment” shall mean an amount equal to the sum of the following amounts:

(a)That portion of TCM’s Qualified Investments with respect to TCM’s Initial Premises Improvements, Mid-Term Refurbishment (if any) and Other Alterations that

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have not been depreciated as of the Early Termination Expiration Date, with the depreciation of each such Qualified Investment being calculated over a depreciation period beginning on the respective dates that such TCM Initial Premises Improvements, Mid-Term Refurbishment or Other Alterations were placed in service and ending on the Expiration Date, and with such depreciation calculated on a straight-line basis with no residual value (herein, “TCM’s Section 9.2.3(a) Un-Depreciated Qualified Investment Amount”), provided, however, that TCM’s Section 9.2.3(a) Un-Depreciated Qualified Investment Amount shall be reduced by the TCM Improvement Allowance Offset;

(b)That portion of TCM’s Qualified Investment with respect to any MAG Course of Construction Amounts that has not been depreciated as of the Early Termination Expiration Date, with such depreciation of such Qualified Investment being calculated over a depreciation period beginning on the date(s) that TCM commenced paying such MAG and ending on the Expiration Date, and with such depreciation calculated on a straight-line basis with no residual value;
(c)The unamortized balance of the outstanding principal balance of the Initial Non-Premises Rent Credit as of the date of any such Early Termination; and
(d)With respect to any Unit Concession Agreement that City elects to terminate in connection with the Early Termination, that portion of such Concessionaire’s Qualified Investments with respect to its Concessionaire Initial Premises Improvements or Other Alterations that have not been fully amortized as of the Early Termination Expiration Date, with the amortization of each such Qualified Investment being calculated on a fully amortized basis over an amortization period beginning on the respective dates that such Concessionaire Initial Premises Improvements or Other Alterations were placed in service and ending on the earlier of (i) the expiration of the term of such Unit Concession Agreement (excluding any extension option) or (ii) the Expiration Date, using an interest rate of [**] percent per annum.

9.2.4Early Termination Compliance Date. The term “Early Termination Compliance Date” shall mean the date that all of the following have occurred: (i) TCM and any Concessionaires whose Unit Concession Agreements have been terminated as the result of such termination have vacated and surrendered the Premises in accordance with the surrender and removal obligations under this Agreement; (ii) if required by the Executive Director in his or her sole discretion, City has received the Termination Release signed by TCM and any terminated Concessionaires (provided that payment to TCM of TCM’s share of any Early Termination Payment shall not be withheld or delayed solely as a result of any such Concessionaire’s failure to provide such Concessionaire’s Termination Release); and (iii) the Early Termination Expiration Date has occurred.

9.2.5TCM’s Obligation to Pay Concessionaires. Subject to its rights to withhold or offset payments to Concessionaires in accordance with Section 9.2, TCM agrees that, within thirty (30) days following receipt of any Early Termination Payment or Convenience Termination Payment, TCM shall pay to its Concessionaires that portion of such payments that are related to such Concessionaires’ un-amortized Qualified Investments.

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9.2.6TCM Improvement Allowance Offset. The term “TCM Improvement Allowance Offset” shall mean the aggregate amount by which the Base Rent payable by TCM has been reduced over the term of this Agreement (i.e. through the Convenience Termination Date or the Early Termination Date, as applicable) as a result of the application of the TCM Improvement Allowance under Section 4.1.3 above.

9.3Qualified Investments Defined. Subject to the limitation and conditions set forth in Section 9.4 below, the term “Qualified Investments” shall mean the following amounts described below in this Section 9.3 (each, individually, a “Qualified Investment”):

(a)TCM Initial Premises Improvements. An amount equal to the actual costs incurred by TCM for the design and construction of the TCM Initial Premises Improvements, as verified by the Executive Director, provided, however, that in no event shall such amount exceed the respective not-to-exceed dollar amounts set forth in the DIP Approvals for such TCM Initial Premises Improvements prorated for such portion of the Premises so terminated.
(b)TCM Course of Construction MAG Amount. An amount equal to the MAG that has been actually paid by TCM for each Unit during the approved period of construction of the Initial Premises Improvements for the Units within such Premises and prior to the commencement of concession operations for each Unit within such Premises. In the event of a dispute in the actual amount of MAG paid during such construction, the parties shall negotiate in good faith to resolve any such dispute within twenty (20) days, and if the parties are unable to reach a resolution within such 20 day period, then final amount shall be as reasonably determined by the Executive Director (the “MAG Course of Construction Amount”).
(c)Concessionaire Initial Premises Improvements. An amount equal to the actual costs incurred by a Concessionaire for the design and construction of such Concessionaire’s Concessionaire Initial Premises Improvements, as verified by the Executive Director, provided, however, that in no event shall such amount exceed the not-to-exceed dollar amounts set forth in the CIP Approvals for such Concessionaire’s Concessionaire Initial Premises Improvements for the Unit Concession Agreement being terminated.
(d)TCM’s Mid-Term Refurbishment. An amount equal to the actual costs incurred by TCM for the design and construction of TCM’s Mid-Term Refurbishment, as verified by the Executive Director, provided, however, that in no event shall such amount exceed the not-to-exceed dollar amount(s) set forth in the Mid-Term Refurbishment Plan(s) prorated for such portion of the Premises so terminated.
(e)Concessionaire’s Mid-Term Refurbishment. An amount equal to the actual costs incurred by a Concessionaire for the design and construction of such Concessionaire’s Mid-Term Refurbishment, as verified by the Executive Director, provided, however, that in no event shall such amount exceed the not-to-exceed dollar amount(s) set forth in the Mid-Term Refurbishment Plan(s) prorated for such portion of the Premises so terminated.
(f)Other Alterations. Any other Alterations by TCM or a Concessionaire that the Executive Director (in the Executive Director’s reasonable discretion) approves in writing as

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eligible to be a Qualified Investment in such amount as is approved by the Executive Director (“Other Alterations”).

9.4Additional Conditions Applicable to Qualified Investments. With respect to any expenditure described in Section 9.3 above, such expenditure must satisfy the following additional requirements and conditions in order to be classified as a Qualified Investment:

(a)Submittal to the Executive Director. Any expenditure during the term of this Agreement which TCM desires to be classified as a Qualified Investment must be submitted to the Executive Director for verification within [**] following the earliest to occur of the following (to the extent applicable): (i) the issuance of a certificate of substantial completion by the project architect or general contractor, (ii) the issuance of a certificate of occupancy or the commencement of business operations on the Premises to which the work of improvement relates, or (iii) the project has been closed-out pursuant to the Construction Approval Process.
(b)Required Information; Approval. For purposes of the Executive Director’s verification of such expenditures, TCM must provide to City within [**] a schedule of all Qualified Investments which schedule shall show line item detail information as to each cost, including, but not limited to, description, payee and date of payment. TCM must also provide within [**] depreciation and amortization schedules showing the investment amounts being depreciated or amortized, as applicable, over the applicable depreciation or amortization periods described in Section 9.2 (and its subsections). TCM shall also be responsible for providing within [**] reasonable documentation to City indicating that the amounts were expended (including, but not limited to, copies of returned checks and lien waivers, if requested), that they are true and correct, and why they are eligible to be included in the Qualified Investment amount. The Executive Director, in its sole discretion which shall not be unreasonable, will decide if such amount may then be included as part of the Qualified Investment amount. With respect to the depreciation or amortization of Qualified Investments, such Qualified Investments shall be fully depreciated or amortized over the applicable depreciation or amortization period, with no residual value. All depreciation and amortization calculations shall be subject to the review and approval of the Executive Director. City shall have the right to audit the Books and Records of TCM and its Concessionaires in accordance with the provisions of Section 4.8 above.
(c)Affiliated Transactions. Any amounts paid to any Affiliate of TCM or a Concessionaire that TCM or such Concessionaire claims to have incurred in connection with the design or construction of any improvements may be included as a part of the Qualified Investment only (i) to the extent that the amounts paid are fair and are otherwise no less favorable to TCM or such Concessionaire than would be obtained in a comparable arm’s-length transaction with an unrelated third party or (ii) to the extent specifically approved in writing by the Executive Director, upon the separate written request of TCM or such Concessionaire made prior to incurring such costs. The term “Affiliate” of TCM or a Concessionaire (as applicable) shall mean (i) any person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with TCM or such Concessionaire or (ii) any entity in which TCM or such Concessionaire or any owner of TCM or such Concessionaire has an ownership interest (provided, however, if TCM or such Concessionaire is a corporation

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whose voting securities are registered with the Securities and Exchange Commission and publicly traded on a regular basis, then only such shareholder of TCM or such Concessionaire having an ownership interest greater than [**] percent shall be deemed an “Affiliate”). The term “control” (including the terms controlling, controlled by and under common control with) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

(d)Other Limitations on Qualified Investments. Amounts eligible as Qualified Investments shall not include any interest or financing costs, and architectural and design costs shall not exceed twenty percent (20%) of the cost of the related improvements. Costs incurred for personal property not permanently installed on the Premises shall not be eligible as Qualified Investments.

9.5No Other Compensation. TCM acknowledges and agrees that, except for the Early Termination Payment in connection with an Early Termination and the Convenience Termination Payment in connection with a Termination for Convenience, TCM and its Concessionaires have absolutely no right to any payment, claim, damage, offset or other compensation in connection with the termination of this Agreement as to all or any part of the Premises. Without limiting the generality of the foregoing, no payment or other compensation shall be payable to TCM in connection with the termination of this Agreement as a result of TCM’s Default.

XAIRPORT CONSTRUCTION; AIRPORT OPERATIONS.

10.1Airport Construction; Airport Operations. City reserves the right to further develop or improve the landing area of Airport or any other portion of the Airport, as it sees fit, regardless of the desires or view of TCM, and without interference or hindrance by TCM. TCM recognizes and agrees that City, from time to time during the term of this Agreement, may construct, cause to be constructed, or permit construction, of City-approved improvements of various sizes and complexity. TCM further recognizes that such construction and other security related restrictions may restrict access to and may interfere with the quiet enjoyment of the Premises and the amount of revenue generated from the Premises. TCM agrees that City shall not be liable for losses or damages arising from disruptions caused by City-approved construction or other restrictions affecting access to the Premises, and hereby waives any Claims against City and City Agents arising therefrom. Notwithstanding the foregoing, in the event that access to any Unit or to any portion of a related TCM Common Area is so restricted or materially impaired to the extent that any Unit or related TCM Common Area necessary for the operation of a Unit is required to be closed for two (2) or more complete and consecutive days, then the MAG allocated for any such Unit shall be equitably abated for the period commencing on the 3rd day following the date that any such Unit is forced to close and shall continue until the date access to the Unit or related TCM Common Area is reopened so that concession operations may be recommenced in any such Unit. City shall endeavor to use commercially reasonable efforts to keep TCM informed of construction plans that may materially and adversely impact the operations at the Premises. There is also hereby reserved to City, its successors and assigns, for the use and benefit of the public, a right of flight for the passage of aircraft in the airspace above the surface of the Premises. This public right of flight shall include the right to cause in said airspace any noise inherent in the operation of any aircraft used for navigation or flight through

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the said airspace or landing at, taking off from, or operating at the Airport. TCM agrees not to make any claim or institute legal action against City under any theory of recovery for any interference with TCM’s use and enjoyment of the Premises which may result from noise emanating from the operation of aircraft to, from, or upon the Airport, and TCM hereby waives any Claims against City and City Agents arising therefrom.

10.2No Right to Temporary Premises. Temporary disruptions to TCM’s (or its Concessionaires) operations, including restricted access to Facility during any construction or security alert, shall not entitle TCM (or its Concessionaires) to a temporary location elsewhere or any other compensation (except for the abatement of MAG as provided in Section 10.1 above).

XITERMINATION/CANCELLATION.

11.1Defaults. The occurrence of any one of the following events shall constitute a default on the part of TCM (“Default”):

11.1.1Abandonment. The abandonment of the Premises within the meaning of California Civil Code Section 1951.3;

11.1.2Failure to Pay Rent. Failure to pay any installment of Rent or any other monies due and payable hereunder, said failure continuing for a period of ten (10) business days after the same is due;

11.1.3Assignment for Creditors. A general assignment for the benefit of creditors by TCM or by Westfield America, Inc., a Missouri corporation (herein, “Guarantor”), or by any other guarantor or surety of TCM’s obligations hereunder ;

11.1.4Filing of Bankruptcy Petition. The filing of a voluntary petition in bankruptcy by TCM or its Guarantor, the filing by TCM or its Guarantor of a voluntary petition for an arrangement, the filing by or against TCM or its Guarantor of a petition, voluntary or involuntary, for reorganization, or the filing of an involuntary petition by the creditors of TCM or its Guarantor, said involuntary petition remaining undischarged for a period of one hundred eighty (180) days;

11.1.5Attachment. Receivership, attachment, or other judicial seizure of substantially all of TCM’s assets at the Premises, such attachment or other seizure remaining undismissed or undischarged for a period of ninety (90) days after the levy thereof;

11.1.6Death; Dissolution. Death or disability of TCM or its Guarantor, if TCM or such Guarantor is a natural person, or the failure by TCM or its Guarantor to maintain its legal existence, if TCM or such Guarantor is a corporation, partnership, limited liability company, trust or other legal entity;

11.1.7Failure to Deliver Ancillary Documents. Failure of TCM to execute and deliver to City any estoppel certificate, subordination agreement, report (including, without limitation, reports required under Section 4.7), financial statement or other document required under this Agreement within the time periods and in the manner provided in this Agreement,

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where such failure remains uncured for a period of [**] following written notice by City to TCM;

11.1.8Incomplete Records. TCM fails to maintain adequate books and records and accounts reflecting its business as required hereunder (including without limitation, books and records and information regarding TCM Revenues, and the costs of construction for the Initial Non-Premises Improvements, the TCM Initial Premises Improvements, the Concessionaire Initial Premises Improvements or the Mid-Term Refurbishment);

11.1.9Transfers. An assignment or sublease, or attempted assignment or sublease, of this Agreement or any other Transfer of TCM’s interest under this Agreement, in whole or in part, by TCM contrary to the provision of Section 14 without the prior written consent of City as required hereunder;

11.1.10Faithful Performance Guarantee. Failure of TCM to provide and maintain the Faithful Performance Guarantee as required under this Agreement for a period of ten (10) business days after receipt of written notice from City of such failure;

11.1.11Other Defaults. A default under any other agreement with the City of Los Angeles Department of Airports beyond any applicable notice and cure period under such agreement;

11.1.12General Non-Monetary Defaults. Failure in the performance of any of TCM’s covenants, agreements or obligations hereunder (except those failures specified as events of Default in Sections 11.1.1, 11.1.2, 11.1.4, 11.1.5, 11.1.7, 11.1.10, 11.1.13, 11.1.15, 11.1.16 herein or any other subsections of this Section 11, which shall be governed by the notice and cure periods set forth in such other subsections), which failure continues for thirty (30) days after written notice thereof from City to TCM, provided that, if TCM has commenced such cure within such thirty (30) day period, and has exercised reasonable diligence to cure such failure and such failure cannot be cured within such thirty (30) day period despite reasonable diligence, TCM shall not be in Default under this Section 11.1.12 so long as TCM thereafter diligently and continuously prosecutes the cure without interruption to completion and actually completes such cure within one hundred twenty (120) days after the giving of the aforesaid written notice to the extent such cure can reasonably be completed within such one hundred twenty (120) day period;

11.1.13[**]

11.1.14Termination of Insurance. Any insurance required to be maintained by TCM pursuant to this Agreement shall be canceled or terminated or shall expire or be reduced or materially changed, except as permitted in this Agreement, and TCM fails to obtain replacement insurance within [**] after receipt of written notice from City of the failure to carry the proper insurance coverage required of TCM hereunder;

11.1.15Liens. Any failure by TCM to discharge any lien or encumbrance placed on the Premises, the Airport or any part thereof in violation of this Agreement within thirty (30) days after the date that TCM has received actual notice that such lien or encumbrance is filed or recorded against the Premises, the Airport or any part thereof;

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11.1.16Revocation of Licenses. An act occurs which results in the suspension or revocation of the rights, powers, licenses, permits and authorities necessary for the conduct and operation of the business of TCM authorized herein for a period of more than sixty (60) days;

11.1.17Hazardous Materials. Any failure by TCM to promptly remove, abate or remedy any Hazardous Materials located in, on or about the Premises or the Airport in connection with any failure by TCM to comply with TCM’s obligations under Section 15 to the extent required by any applicable Hazardous Materials Laws; and

11.1.18[**]

TCM agrees that any notice given by City pursuant to this Section 11 shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and City shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

11.2City’s Remedies.

11.2.1Termination. In the event of any Default by TCM and the failure of TCM to cure the same during any applicable notice and cure periods as provided in this Agreement, then in addition to any other remedies available to City at law or in equity and under this Agreement, City may terminate this Agreement immediately and all rights of TCM hereunder by giving written notice to TCM of such intention to terminate. If City shall elect to so terminate this Agreement, then City may recover from TCM:

1.the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus
2.the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss TCM proves could have been reasonably avoided; plus
3.the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Agreement after the time of award exceeds the amount of such rental loss that TCM proves could be reasonably avoided; plus
4.any other amount necessary to compensate City for all the detriment proximately caused by TCM’s failure to perform its obligations under this Agreement or which in the ordinary course would be likely to result therefrom, including, without limitation, any costs or expenses incurred by City (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering, remodeling or rehabilitating the Premises or any affected portions of the Facilities or the Airport, including, without limitation, such actions undertaken in connection with the reletting or attempted reletting of the Premises to a new concessionaire or tenant; (iii) for brokerage commissions, advertising costs and other expenses of reletting the Premises; or (iv) in carrying the Premises, including, without limitation, taxes and utilities; plus

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5.such reasonable attorneys’ fees incurred by City as a result of a Default, and costs in the event suit is filed by City to enforce such remedy; and plus
6.at City’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Laws.

As used in subsections (1) and (2) above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to seven and one-half percent (7.5%) per annum or the maximum rate permitted by law, whichever is less. As used in subsection (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%).

TCM hereby waives for TCM and for all those claiming under TCM all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, TCM’s right of occupancy of the Premises after any termination of this Agreement, specifically, TCM waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other pertinent present or future Laws, in the event TCM is lawfully evicted or City takes lawful possession of the Premises by reason of any Default of TCM hereunder.

11.2.2Continuation of Agreement. In the event of any Default by TCM, then in addition to any other remedies available to City at law or in equity and under this Agreement, City shall have the remedy described in California Civil Code Section 1951.4, and the following provision from such Civil Code Section is hereby repeated: “The Lessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if Lessee has right to sublet or assign, subject only to reasonable limitations).” In addition, City shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section 11.2.2, the following acts by City will not constitute the termination of TCM’s right to possession of the Premises:

1.Acts of maintenance or preservation or efforts to relet the Premises, including, without limitation, alterations, remodeling, redecorating, repairs, replacements or painting as City shall consider advisable for the purpose of reletting the Premises or any part thereof, or
2.The appointment of a receiver upon the initiative of City to protect City’s interest under this Agreement or in the Premises.

Even if TCM has abandoned the Premises, this Agreement shall continue in effect for so long as City does not terminate TCM’s right to possession, and City may enforce all its rights and remedies under this Agreement, including, without limitation, the right to recover rent as it becomes due. Any such payments due City shall be made upon demand therefor from time to time and TCM agrees that City may file suit to recover any sums falling due from time to time. Notwithstanding the exercise by City of its right under this Section to continue the Agreement without termination, City may do so without prejudice to its right at any time thereafter to terminate this Agreement in accordance with the other provisions contained in this Section.

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11.2.3Re-entry. In the event of any Default by TCM, City shall also have the right, with or without terminating this Agreement, in compliance with applicable law, to re-enter the Premises, by force if necessary, and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of TCM.

11.2.4Reletting. In the event that City shall elect to re-enter as provided in Section 11.2.3 or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if City does not elect to terminate this Agreement as provided in Section 11.2.1, City may from time to time, without terminating this Agreement, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as City in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises in City’s sole discretion. In the event that City shall elect to so relet, then rentals received by City from such reletting shall be applied in the following order: (a) to reasonable attorneys’ fees incurred by City as a result of a Default and costs in the event suit is filed by City to enforce such remedies; (b) to the payment of any indebtedness other than Rent due hereunder from TCM to City; (c) to the payment of any costs of such reletting; (d) to the payment of the costs of any alterations and repairs to the Premises; (e) to the payment of Rent due and unpaid hereunder; and (f) the residue, if any, shall be held by City and applied in payment of future Rent and other sums payable by TCM hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by TCM hereunder, then TCM shall pay such deficiency to City. Such deficiency shall be calculated and paid monthly. TCM shall also pay to City, as soon as ascertained, any costs and expenses incurred by City in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

11.2.5Termination. No re-entry or taking of possession of the Premises by City pursuant to this Section 11.2 shall be construed as an election to terminate this Agreement unless a written notice of such intention is given to TCM or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by City because of any Default by TCM, City may at any time after such reletting elect to terminate this Agreement for any such Default.

11.2.6Cumulative Remedies. The remedies herein provided are not exclusive and City shall have any and all other remedies provided herein or by law or in equity including, without limitation, any and all rights and remedies of City under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related provision of applicable Laws.

11.2.7No Surrender. No act or conduct of City, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by TCM prior to the expiration of the Term, and such acceptance by City of surrender by TCM shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by City. The surrender of this Agreement by TCM, voluntarily or otherwise, shall not work a merger unless City elects in writing that such merger take place, but shall operate as an assignment to City of any and all existing Unit Concession Agreements or subleases, or City may, at its option, elect in writing to

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treat such surrender as a merger terminating TCM’s estate under this Agreement, and thereupon City may terminate any or all such Unit Concession Agreements or subleases by notifying the Concessionaire or sublessee of its election so to do within thirty (30) days after such surrender.

11.2.8City’s Lien. In addition to any statutory lien City has, TCM hereby grants to City a continuing security interest for all sums of money becoming due hereunder upon personal property of TCM situated on or about the Premises and such property will not be removed therefrom without the consent of City until all sums of money then due City have been first paid and discharged. If a Default occurs under this Agreement, City will have, in addition to all other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code, including, without limitation, the right to sell the property described in this Section 11.2.8 at public or private sale upon fifteen (15) days’ notice to TCM. This contractual lien will be in addition to any statutory lien for rent.

11.2.9TCM’s Waiver of Redemption. TCM waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other pertinent present or future Laws, in the event TCM is lawfully evicted or City lawfully takes possession of the Premises by reason of any Default of TCM hereunder.

11.3Right to Remove Equipment. Subject to the provisions of Article VII and its subsections herein and Section 11.2.8, TCM shall have the right to remove its equipment, supplies, furnishings, inventories, removable fixtures and other trade fixtures and personal property from the Premises. If TCM fails to remove said property, said property shall be considered abandoned and City may dispose of same as it sees fit.

11.4Surrender to be in Writing. No agreement of surrender or to accept a surrender shall be valid unless acknowledged in writing by Executive Director. Neither the doing nor omission of any act or thing by any of the officers, agents or employees of City shall be deemed an acceptance of a surrender of the Premises utilized by TCM under this Agreement.

11.5Additional Rights of City. City, upon termination or cancellation of this Agreement, or upon reentry, regaining or resumption of possession of the Premises, may occupy the Premises and shall have the right to permit any person, firm or corporation to enter upon the Premises and use the same. Such occupation by others may be of only a part of the Premises, or the whole thereof or a part thereof together with other space, and for a period of time the same as or different from the balance of the term remaining hereunder, and on terms and conditions the same as or different from those set forth in this Agreement. City shall also have the right to repair or to make such structural or other changes in the Premises as are necessary in its judgment to maintain the suitability thereof for uses and purposes similar to those granted under this Agreement.

11.6Acceptance Is Not a Waiver. No acceptance by City of the fees and charges for other payments specified herein, in whole or in part, and for any period or periods, after a Default of any of the terms, covenants and conditions to be performed, kept or observed by TCM, other than the Default in the payment thereof, shall be deemed a waiver of any right on the part of City to cancel or terminate this Agreement on account of such Default.

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11.7Waiver Is Not Continuous. No waiver by City at any time of any Default on the part of TCM in the performance of any of the terms, covenants or conditions hereof to be performed, kept or observed by TCM shall be or be construed to be a waiver at any time thereafter by City of any other or subsequent default in performance of any of said terms, covenants or conditions.

11.8Waiver of Redemption and Damages. TCM hereby waives any and all rights of redemption granted by or under any present or future law or statute in the event it is lawfully dispossessed for any cause, or in the event City obtains or retains possession of the Premises in any lawful manner.

11.9Survival of TCM’s Obligations. In the event this Agreement is terminated or canceled by City, or in the event City reenters, regains or resumes possession of the Premises, all of the obligations of TCM hereunder shall survive and shall remain in full force and effect for the full term of this Agreement, other than those obligations of TCM which expressly survive the expiration or earlier termination of this Agreement, which obligations shall survive the expiration or earlier termination of this Agreement for a period of time as may be set forth in any applicable statute of limitations.

11.10Cancellation or Termination By TCM. This Agreement may be cancelled or terminated by TCM by giving a thirty (30) day written notice to City upon the happening of one or more of the occurrences specified in Sections 11.10.1 through 11.10.3.

11.10.1Permanent Abandonment. The permanent abandonment of Airport’s passenger terminals for use by airlines or the permanent removal of all certificated passenger airline service from Airport for a period in excess of thirty (30) consecutive days;

11.10.2Material Restriction of Operation. The lawful assumption by the United States government, or any authorized agency thereof, of the operation, control or use of Airport, or any substantial part thereof, in such manner as to materially restrict TCM from operating thereon for a period of at least ninety (90) consecutive days; or

11.10.3Federally-Required Amendments. Any exercise of authority as provided in Section 16.8 hereof which shall so interfere with TCM’s use and enjoyment of the Premises as to constitute a termination, in whole or in part, of this Agreement by operation of law in accordance with the Laws of the United States.

11.11Damaged Improvements. In the event that the structural or other improvements or furnishings and supplies constructed or installed by TCM in any on or all of the Premises are damaged or destroyed, in whole or in part, from any cause whatsoever other than due to the gross negligence or intentional misconduct of City or the City Agents, TCM shall forthwith proceed with the removal of the debris and damaged or destroyed structural or other improvements, equipment, furnishings and supplies and thereafter shall proceed with all dispatch with the reconstruction work necessary to restore the damaged or destroyed Premises to the condition they were in prior to the occurrence of such damage or destruction and all costs and expense incurred in connection therewith shall be paid by TCM.

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11.12Service During Removal. Upon the termination, cancellation or expiration of this Agreement, and under circumstances permitting TCM to remove from the Premises removable property belonging to TCM, TCM will only be allowed to remove such property from in accordance with a transition plan approved in advance by the Executive Director. TCM will fully cooperate with City and any succeeding terminal commercial manager or concessionaire with respect to the Premises to ensure an effective and efficient transition of concession operations. Subject to any remedies which City may have to secure any unpaid fees or charges due under this Agreement, TCM shall have the right to remove from the Premises only those items of movable equipment and furnishings installed by it; provided, however, TCM shall repair all damage done to said areas and other City-owned property resulting from the removal of such machinery, equipment and fixtures.

11.13City May Renovate. If, during the last month of this Agreement, TCM has removed all or substantially all of its property from the Premises, City may enter said Premises and alter, renovate or redecorate the same.

11.14Viewing By Prospective Competitors. At any time, and from time to time, during ordinary business hours, within twelve (12) months preceding the expiration of the term of this Agreement, City, by its agents and employees, shall have the right to accompany prospective terminal commercial managers, occupiers or users of the Premises, for the purpose of exhibiting and viewing all parts of the same.

11.15Tenancy at Sufferance. Any holding over after the expiration of the Primary Term, without the express written consent of City, shall constitute a Default and, without limiting City’s remedies provided in this Agreement, such holding over shall be construed to be a tenancy at sufferance, at a rental rate equal to one hundred fifty percent (150%) of the Base Rent last due in this Agreement, plus Additional Rent, and shall otherwise be on the terms and conditions herein specified, so far as applicable. During any such period, TCM’s Faithful Performance Guarantee (as defined in Section 4.10) shall continue in effect. If the Premises are not surrendered at the end of the Primary Term or sooner termination of this Agreement, and in accordance with the provisions of Sections 2.4 and 15, TCM shall indemnify, defend and hold City and City Agents harmless from and against any and all Claims resulting from delay by TCM in so surrendering the Premises including, without limitation, any Claims resulting from any claim against City or any City Agent made by any succeeding terminal commercial manager or concessionaire or prospective terminal commercial manager or concessionaire founded on or resulting from such delay and losses to City due to lost opportunities to lease or grant a concession to any portion of the Premises to any such succeeding terminal commercial manager or sub-concessionaire or prospective terminal commercial manager or concessionaire, together with, in each case, actual attorneys’ fees and costs.

XIIDAMAGE OR DESTRUCTION TO PREMISES.

12.1Damage or Destruction to Premises.

12.1.1Insured Damage. If, during the term of this Agreement, any improvements in or on the Premises are partially or totally destroyed from a risk covered by the insurance required to be maintained by TCM or its Concessionaires pursuant to Section 13.3 herein, thereby rendering said Premises partially or totally inaccessible or unusable, TCM or its

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Concessionaires, as the case may be, must restore the Premises to substantially the same condition as they were immediately before destruction. The proceeds from any property or casualty insurance policy or policies maintained by TCM or its Concessionaires relating to the improvements in or on the Premises shall be used for the reconstruction of the improvements in or on the Premises. In the event that for any reason, TCM or its Concessionaires fails to use any such proceeds for the purpose of the reconstruction of the improvements in or on the Premises, such proceeds shall be paid to City. If the proceeds from any property or casualty insurance policy maintained by TCM or its Concessionaires is insufficient to cover the cost of such restoration, or if TCM or its Concessionaires failed to maintain the required insurance, then TCM or its Concessionaires, as the case may be, shall promptly contribute the shortfall necessary to complete the restoration.

12.1.2Uninsured Damage. If, during the term of this Agreement, improvements in or on the Premises are partially or totally destroyed from a risk not covered by the property, casualty, or fire and extended coverage insurance required to be maintained by TCM pursuant to Section 13.3 herein, thereby rendering said Premises partially or totally inaccessible or unusable, such destruction shall not automatically terminate this Agreement. If, however, the cost of restoration exceeds twenty five percent (25%) of the full replacement value of improvements, as said value existed immediately before said destruction, TCM may, at TCM’s option, terminate this Agreement as to that portion of the Premises so damaged or destroyed by giving written notice to City within sixty (60) days from the date of discovery of such destruction. If TCM elects to terminate as above provided, TCM shall be obligated, unless otherwise directed by City, to demolish all damaged improvements and remove all debris from the Premises at TCM’s sole cost. If TCM fails to exercise its right to terminate this Agreement or if such damage was the result of the negligent act or omission of TCM or any TCM Party, this Agreement shall continue in full force and effect for the remainder of the term specified herein and TCM shall restore the Premises to substantially the same condition as they were in immediately before destruction.

12.1.3Abatement of Rent. Except as expressly provided in this Section 12.1.3, TCM’s obligation to pay Rent under this Agreement shall not be abated during the period of any damage, destruction or restoration. In the event of substantial damage or destruction to all or a portion of the Premises or areas adjacent to the Premises that are not the result of the negligence or intentional misconduct of TCM or any of the TCM Parties, then the MAG with respect to any Units within such Premises shall be equitably abated in proportion to the degree to which the use of any Units within such Premises is impaired as a result of such damage or destruction as reasonably determined by the Executive Director. With respect to such damage or destruction of the Premises, the time period for such abatement shall not extend beyond the time reasonably necessary for TCM to repair or restore the Premises as determined by the Executive Director. In the event of damage or destruction to the Premises or areas adjacent to the Premises that are the result of the negligence or intentional misconduct of TCM or any of the TCM Parties, then the MAG shall not be abated. TCM acknowledges that TCM is solely responsible for obtaining business interruption insurance (and/or to require its Concessionaires to maintain business interruption insurance) to insure itself against loss during any period of damage, destruction or restoration.

12.2Limits of City’s Obligations. City shall have absolutely no obligation to repair or restore the Premises in the event of any damage or destruction, except to the extent caused by the

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gross negligence or intentional misconduct of City or the City Agents. All obligations in connection with the damage or destruction of the Premises are the responsibility of TCM, and City shall have no liability or responsibility for such damage, destruction, repair or restoration, except to the extent caused by the gross negligence or intentional misconduct of City or the City Agents.

12.3Destruction Near End of Term. In the event that substantial damage or destruction of all or a portion of the Premises occurs during the last two (2) Years of the Primary Term, and the repair or restoration necessitated by such substantial damage or destruction would under normal construction procedures require more than three (3) months to complete, in the mutual reasonable judgment of TCM and the Executive Director, then either City or TCM may terminate this Agreement as to the portion of the Premises so damaged or destroyed by giving written notice to the other party within forty five (45) days following such damage or destruction. Such termination shall be effective as of the date of such substantial damage or destruction. If either party so elects to terminate as provided above, TCM and its Concessionaires will be entitled to retain from the proceeds of their respective fire or other casualty insurance policies required to be maintained pursuant to this Agreement an amount equal to the Convenience Termination Payment for the terminated Premises, with the balance of the proceeds of such required insurance being paid to City.

12.4Destruction of Facility. If any non-Premises areas in the Facility in which the Premises are located shall be substantially damaged or destroyed by fire or other casualty, either party may terminate this Agreement as to the Premises that are located within such Facility, unless City notifies TCM within ninety (90) days following such damage or destruction of City’s election to restore such non-Premises areas in the Facility (which election shall be in the Executive Director’s sole discretion). Such termination shall be effective as of the date of such substantial damage or destruction, or such other date as may be reasonably determined by the Executive Director, but not in excess of ninety (90) days following any such date of substantial damage or destruction. In the event of such termination, the Rent shall be equitably adjusted to reflect the loss of such Premises and any impact to the TCM Revenues as a result thereof, and to the extent that TCM’s or its Concessionaires’ improvements within such terminated Premises were undamaged, TCM shall receive the Convenience Termination Payment under Section 9.2.1 above with respect to such terminated Premises (it being understood that no Convenience Termination Payment shall be made with respect to damaged or destroyed improvements within the Premises, but TCM and its Concessionaires will be entitled to retain from the proceeds of their respective fire or other casualty insurance policies required to be maintained pursuant to this Agreement an amount equal to the Convenience Termination Payment for the terminated Premises, with the balance of the proceeds of such required insurance being paid to City).

12.5Waiver. TCM hereby waives any rights to terminate this Agreement it may have under California Civil Code Sections 1932 and 1933.

XIIILIABILITY.

13.1Liability. TCM shall comply with the indemnification and insurance provisions which follow.

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13.2City Held Harmless. In addition to the requirements of Section 13.3 herein, TCM shall indemnify, defend, keep and hold City and City Agents harmless from and against any and all actions, causes of action, charges, claims, costs, damages, demands, expenses (including attorneys’ fees, costs of court and expenses incurred), fines, judgments, liabilities, liens, losses, or penalties of every kind and nature whatsoever (collectively, “Claims”) arising out of or in connection with (i) the use and occupancy of the Premises or the Airport by TCM or any of the TCM Parties, (ii) any acts or omissions of TCM or any of the TCM Parties, and (iii) any Default by TCM. The foregoing defense and indemnification obligations of TCM shall include, without limitation, all Claims claimed by anyone by reason of injury to or death of persons, including TCM or any of the TCM Parties, or damage to or destruction of property, including property of TCM or any of the TCM Parties, sustained in, or about the Premises or Airport, except to the extent that any such Claims are due to the sole negligence or intentional misconduct of City or any of the City Agents.

13.3Insurance. TCM shall procure at its expense, and keep in effect at all times during the term of this Agreement, the types and amounts of insurance specified on Insurance, Exhibit G attached hereto and incorporated by reference herein, including, without limitation, all-risk casualty and property damage insurance to be maintained by TCM, at TCM’s expense, covering all improvements located in or on the Premises which policy shall be in the name of TCM and City with loss payable endorsement in a form reasonably approved by City. The specified insurance shall also, either by provisions in the policies, by City’s own endorsement form or by other endorsement attached to such policies, include and insure City and all of City Agents, their successors and assigns, as additional insureds, against the areas of risk described on Exhibit G with respect to acts or omissions of TCM or any of the TCM Parties in their respective operations, use, and occupancy of the Airport or other related functions performed by or on behalf of TCM or any of the TCM Parties in, on or about Airport.

13.3.1Each specified insurance policy (other than Workers’ Compensation and Employers’ Liability and fire and extended coverages) shall contain a Severability of Interest (Cross Liability) clause which states, “It is agreed that the insurance afforded by this policy shall apply separately to each insured against whom claim is made or suit is brought except with respect to the limits of the company’s liability,” and a Contractual Endorsement which shall state, “Such insurance as is afforded by this policy shall also apply to liability assumed by the insured under this Agreement with the City of Los Angeles.”

13.3.2All such insurance shall be primary and noncontributing with any other insurance held by City where liability arises out of or results from the acts or omissions of TCM or any of the TCM Parties. Such policies may provide for such reasonable deductibles and retentions as are acceptable to Executive Director based upon the nature of TCM’s operations and the type of insurance involved. Any such insurance required of TCM hereunder may be furnished by TCM under any blanket policy carried by it or under a separate policy therefor provided that the insurance carried by TCM under any such blanket policy shall be primary and noncontributing with any other insurance held by City.

13.3.3City shall have no liability for any premiums charged for such coverage(s). The inclusion of City and City Agents, their successors and assigns, as insureds is not intended to, and shall not, make them, or any of them, a partner or joint venturer with TCM in TCM’s operations at Airport. In the event TCM fails to furnish City evidence of insurance

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and maintain the insurance as required, City, upon ten (10) days prior written notice to comply, may (but shall not be required to) procure such insurance at the cost and expense of TCM, and TCM agrees to promptly reimburse City for the cost thereof [**] for administrative overhead. Payment shall be made within thirty (30) days of invoice date.

13.3.4At least five (5) days prior to the expiration date of the above policies, documentation showing that the insurance coverage has been renewed or extended shall be filed with City. If such coverage is canceled or reduced, TCM shall, within fifteen (15) days of such cancellation of coverage, file with City evidence that the required insurance has been reinstated or provided through another insurance company or companies.

13.3.5TCM shall provide proof of all specified insurance and related requirements to City by production a Certificate of Insurance on a standard insurance industry ACCORD form with production of redacted copies of the actual insurance policy(ies) (items to be redacted may be anything deemed confidential by TCM) to be provided by TCM promptly thereafter, by use of City’s own endorsement form(s), by broker’s letter acceptable to Executive Director in both form and content in the case of foreign insurance syndicates, or by other written evidence of insurance acceptable to Executive Director. In the event that the Executive Director determines that it is necessary to review any redacted portion of any such insurance policy, TCM shall promptly arrange for in camera review of such redacted portion of such insurance policy by the Executive Director through reasonable procedures designed to protect confidential information contained therein from disclosure to third parties. The documents evidencing all specified coverages shall be filed with City in duplicate and shall be procured and approved in strict accordance with the provisions in Sections 11.47 through 11.56 of the City of Los Angeles’ Administrative Code prior to TCM occupying the Premises. The documents shall contain the applicable policy number, the inclusive dates of policy coverages, and the insurance carrier’s name, shall bear an original signature of an authorized representative of said carrier, and shall provide that such insurance shall not be subject to cancellation, reduction in coverage, or nonrenewal except after written notice by certified mail, return receipt requested, to the City Attorney of the City of Los Angeles at least thirty (30) days prior to the effective date thereof. City reserves the right to have submitted to it, upon request, all pertinent information about the agent and carrier providing such insurance.

13.3.6City and TCM agree that the insurance policy limits specified herein shall be reviewed for adequacy annually throughout the term of this Agreement by Executive Director who may, thereafter, require TCM, on thirty (30) days prior, written notice, to adjust the amounts of insurance coverage to whatever reasonable amount said Executive Director deems to be adequate.

13.3.7Submission of insurance from a non-California admitted carrier is subject to the provisions of California Insurance Code Sections 1760 through 1780, and any other regulations or directives from the State Department of Insurance or other regulatory board or agency. TCM agrees, except where exempted, to provide City proof of said insurance by and through a surplus line broker licensed by the State of California.

13.3.8To the fullest extent permitted by law and except for the gross negligence or intentional misconduct by City or the City Agents, TCM, on behalf of TCM and its insurers, hereby waives, releases and discharges City and all City Agents from all Claims arising out of

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damage to or destruction of the Premises, or to TCM’s improvements, fixtures, trade fixtures or other personal property located on or about the Premises, and any loss of use or business interruption, caused by any casualty, regardless whether any such Claim results from the negligence or fault of City or any City Agent, and TCM will look only to TCM’s insurance coverage (regardless whether TCM maintains any such coverage) in the event of any such Claim. Any property insurance which TCM maintains must permit or include a waiver of subrogation in favor of City and all City Agents.

13.3.9City’s establishment of minimum insurance requirements for TCM in this Agreement is not a representation by City that such limits are sufficient and does not limit TCM’s liability under this Agreement in any manner.

XIVTRANSFER.

14.1Transfer Prohibited. TCM shall not, in any manner, directly or indirectly, by operation of law or otherwise, hypothecate, assign, transfer, or encumber this Agreement, the Premises, in whole or in part or any right or privilege appurtenant thereto, or allow any other person (the employees and invitees of TCM and its Concessionaires excepted) to occupy or use the Premises, or any portion thereof (“Transfer”), without the prior written consent of Board, which may be granted, denied or conditioned in Board’s sole discretion. Any written request for consent to a Transfer shall include proposed documentation evidencing such Transfer, name and address of the proposed transferee and the nature and character of the business of the proposed transferee and shall provide current and three (3) years prior financial statements for the proposed transferee, which financial statements shall be audited to the extent available and shall in any event be prepared in accordance with generally accepted accounting principles (collectively, a “Transfer Request”). This Agreement shall not, nor shall any interest therein, be assignable as to the interest of TCM by operation of law without the prior written consent of Board.

14.2Transfer. For purposes of this Agreement, the term “Transfer” shall also include, but not be limited to, the following: (i) if TCM is a joint venture, a limited liability company, or a partnership, the transfer of fifty percent (50%) or more of the interest or membership in the joint venture, the limited liability company, or the partnership; (ii) if TCM is a corporation, any cumulative or aggregate sale, transfer, assignment, or hypothecation of fifty percent (50%) or more of the voting shares of TCM; (iii) the dissolution by any means of TCM; (iv) the involvement of TCM or its assets in any transaction or series of transactions (by way of merger, sale of stock, sale of assets, acquisition, financing, refinancing, transfer, leveraged buyout or otherwise) which results in or will result in TCM no longer being at least fifty one percent (51%) owned and controlled (through either direct or indirect ownership) by Guarantor; and (v) the involvement of Guarantor or its assets in any transaction or series of transactions (by way of merger, sale of stock, sale of assets, acquisition, financing, refinancing, transfer, leveraged buyout or otherwise) which results in or will result in either a reduction of Guarantor’s net worth as stated in the most current financial statements contained in the TCM Proposal or Guarantor no longer being at least fifty one percent (51%) owned and controlled (through either direct or indirect ownership) by Westfield Group (ASX code: WDC). Any such transfer, assignment, mortgaging, pledging, or encumbering of TCM without the written consent of Board is a violation of this Agreement and shall be voidable at City’s option and shall confer no right, title, or interest in or to this Agreement upon the assignee, mortgagee, pledgee, encumbrancer, or

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other lien holder, successor, or purchaser. The parties acknowledge that changes in indirect ownership of either TCM or Guarantor resulting solely from the public trading of the securities of Westfield Group does not constitute a Transfer as defined above. Notwithstanding the foregoing definition of Transfer, from and after the fifth (5th) anniversary of the Effective Date, changes in direct or indirect ownership of either TCM or Guarantor resulting solely from the transfer of either TCM’s, Guarantor’s, or any parent entity’s securities in connection with TCM, Guarantor or any parent entity becoming a publicly held company or any subsequent public offering of such securities shall not be deemed to constitute a Transfer. TCM may assign its interest under this Agreement to a wholly-owned subsidiary of TCM, to Guarantor, or to a wholly owned subsidiary of Guarantor and such assignment shall not constitute a Transfer as defined above; provided that TCM shall give City not less than sixty (60) days’ prior written notice of such assignment, and provided further that neither TCM nor Guarantor shall be released from any of their obligations under this Agreement.

14.3Unit Concession Agreements Not A Transfer. Notwithstanding the definition of “Transfer” set forth in Sections 14.1 and 14.2 above, any Unit Concession Agreement entered into by TCM and approved by the Executive Director pursuant to Section 3.3 above shall not be considered a “Transfer” under this Article XIV.

14.4No Further Consent Implied. A consent to one Transfer shall not be deemed to be a consent to any other or subsequent Transfer, and consent to any Transfer shall in no way relieve TCM of any liability under this Agreement. Any Transfer without City’s consent shall be void, and shall confer no right, title, or interest in or to this Agreement upon the assignee, mortgagee, pledgee, encumbrancer, or other lien holder, successor, or purchaser. and shall, at the option of City, constitute a Default under this Agreement.

14.5No Release. Notwithstanding any Transfer, TCM and any guarantor of TCM’s obligations under this Agreement shall at all times remain fully and primarily responsible and liable for the payment of the Rent and for compliance with all of TCM’s other obligations under this Agreement (regardless of whether City’s approval has been obtained for any such Transfer), except to the extent that TCM or its Guarantor is expressly released in writing by City.

14.6Payment of City’s Costs. In connection with any Transfer, TCM shall pay to City as Additional Rent hereunder an administrative processing fee in the amount of $2,500.00, plus reasonable attorneys’ fees and costs (including, without limitation, the fees and costs attributable to City’s in-house City Attorneys) incurred by City in connection with City’s review and processing of documents regarding any proposed Transfer.

14.7Incorporation of Terms. Each Transfer pursuant to this Section shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Agreement and each of the covenants, agreements, terms, provisions and conditions of this Agreement shall be automatically incorporated therein. If City shall consent to, or withhold its consent to, any proposed Transfer, TCM shall indemnify, defend and hold harmless City and City Agents from and against and from any and all Claims that may be made against City or any City Agent by the proposed transferee or by any brokers or other persons claiming a commission or similar fee in connection with the proposed Transfer.

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14.8Right to Collect Rent Directly. If this Agreement is transferred or assigned, whether or not in violation of the provisions of this Agreement, City may collect Rent from such transferee or assignee. If the Premises or any part thereof is sublet or used or occupied by anyone other than TCM, whether or not in violation of this Agreement, City may, after a Default by TCM, collect Rent from the occupant. In either event, City may apply the net amount collected to Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Section 14, or the acceptance of the assignee, occupant as TCM, or a release of TCM from the further performance by TCM of TCM’s obligations under this Agreement. The consent by City to any Transfer pursuant to any provision of this Agreement shall not, except as otherwise provided herein, in any way be considered to relieve TCM from obtaining the express consent of City to any other or further Transfer. References in this Agreement to use or occupancy of the Premises or any portion thereof by anyone other than TCM shall not be construed as limited to Concessionaires and those claiming under or through Concessionaires but as including also licensees or others claiming under or through TCM, immediately or remotely.

14.9Reasonableness of Restrictions. TCM acknowledges and agrees that the restrictions, conditions and limitations imposed by this Section 14 on TCM’s ability to Transfer this Agreement or any interest herein, the Premises or any part thereof, to Transfer any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof other than its Concessionaires, are, for the purposes of California Civil Code Section 1951.4, as amended from time to time, and for all other purposes, reasonable at the time that this Agreement was entered into, and shall be deemed to be reasonable at the time that TCM seeks to Transfer this Agreement or any interest herein, the Premises or any part thereof, to Transfer any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof other than its Concessionaires. TCM’s sole remedy if City withholds its consent to any Transfer in violation of TCM’s rights under this Agreement shall be injunctive relief, and TCM hereby expressly waives California Civil Code Section 1995.310, which permits all remedies provided by law for breach of contract, including, without limitation, the right to contract damages and the right to terminate this Agreement if City withholds consent to a Transfer in violation of TCM’s rights under this Agreement, and any similar or successor statute or law in effect or any amendment thereof during the Term.

14.10 [**]

XVHAZARDOUS MATERIALS.

15.1Hazardous Materials. For the purposes of this Agreement, “Hazardous Materials” means:

15.1.1Any substance the presence of which now or hereafter requires the investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action, policy or common law; or

15.1.2Any substance which is or becomes defined as a hazardous waste, extremely hazardous waste, hazardous material, hazardous substance, hazardous chemical, toxic chemical, toxic substance, cancer causing substance, substance that causes reproductive harm, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or

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amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or

15.1.3Any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, council, board, or instrumentality of the United States, the State of California, the City of Los Angeles, or any political subdivision of any of them; or

15.1.4Any substance, without limitation, which contains gasoline, aviation fuel, jet fuel, diesel fuel or other petroleum hydrocarbons, lubricating oils, solvents, polychlorinated bipheynols (PCBs) asbestos, urea formaldehyde or radon gases.

15.2Prohibition; TCM Responsibility. Except as may be specifically approved in writing in advance by Executive Director (“Permitted Hazardous Materials”), TCM (and its Concessionaires) shall not use, store, handle, generate, treat, dispose, discharge or release any Hazardous Materials at the Premises, in any Common Areas or at the Airport in connection with its use, occupancy, and operation of its business at the Premises; provided, however, Executive Director shall not unreasonably withhold its approval to TCM’s (or its Concessionaires’) use, storage and handling of common cleaning materials routinely present in businesses conducting the Permitted Use to the extent such materials are used strictly in accordance with applicable Laws, manufacturer’s instructions and best management practices. TCM agrees to accept sole responsibility for full compliance with any and all applicable present and future rules, regulations, restrictions, ordinances, statutes, laws or other orders of any governmental entity regarding the use, storage, handling, distribution, processing or disposal of Hazardous Materials (“Hazardous Materials Laws”) relating to the activities of TCM or any TCM Party on or about the Premises or the Airport, regardless of whether the obligation for such compliance or responsibility is placed on the owner of the land, on the owner of any improvements on the Premises, on the user of the land, or on the user of the improvements. TCM agrees that any damages, penalties or fines levied on City or TCM as a result of noncompliance with any of the above shall be the sole responsibility of TCM; provided, however, TCM shall not have any responsibility or liability with respect to any Hazardous Materials which were in existence in any portion of the Facility, the Premises or elsewhere on the Airport prior to the delivery of any portion of the Premises by City to TCM (all of the foregoing being referred to as “Pre-Existing Hazardous Materials”), except to the extent of TCM’s active negligence in the disturbance or other handling of such Pre-Existing Hazardous Materials (such as asbestos containing materials that may be incorporated in the existing improvements located on or about the Premises and may be disturbed during TCM’s construction activities) and such disturbance or handling was not in compliance with applicable Hazardous Materials Laws. Further, TCM shall indemnify, defend, protect and pay and reimburse and hold City any City Agents harmless from any Claims that City or any City Agent suffers or incurs as a result of noncompliance with TCM’s express obligations set forth above. TCM agrees that any actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages), demands, expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or

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actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities, liens or losses (collectively, “Environmental Claims”) asserted against or levied on the Premises, City or TCM as a result of noncompliance with any of TCM’s express obligations set forth in this Section shall be the sole responsibility of TCM and that TCM shall indemnify, defend and hold City and City Agents harmless from all such Environmental Claims. Further, City may, at its option, pay such Environmental Claims resulting from TCM’s non-compliance with any of the terms of this Section, and TCM shall reimburse City for any such payments within thirty (30) days after written demand therefor.

15.3Spill - Clean-Up. From and after the Delivery Dates with respect to any portion of the Premises, in the case of any Hazardous Materials spill, leak, discharge, or improper storage on the Premises or contamination of the Premises by any person, TCM shall make or cause to be made any necessary repairs or corrective actions and shall clean up and remove any leakage, contamination or contaminated materials. In the case of any Hazardous Materials spill, leak, discharge or contamination by TCM or any of the TCM Parties at the Premises or in, on or under adjacent property which affects other property of City or its tenants’ property, TCM shall make or require to be made any necessary corrective actions to clean up and remove any spill, leakage or contamination and contaminated materials. In the case of any Hazardous Materials spill, leak, discharge or contamination by City or any of the City’s Agents within the Facilities, City shall take or require to be taken any necessary corrective action required under applicable Hazardous Materials Laws to clean up and remove such spill, leakage, discharge or contamination. If TCM fails to repair, clean up, properly dispose of or take any other corrective actions as required in this Section 15.3, City shall have the right (but not the obligation) to take all steps it deems necessary to properly repair, clean up or otherwise correct the conditions resulting from the spill, leak or contamination. In connection therewith, TCM shall be listed as the owner or “generator” of any Hazardous Materials listed on any Hazardous Waste Manifest and in connection with any reporting made to any governmental entity. Except as otherwise set forth in this Section 15.3, any such repair, cleanup or corrective actions taken by City as the result of TCM’s failure to comply with TCM’s obligations under this Section 15.3 shall be at TCM’s sole cost and expense and TCM shall indemnify, defend, pay for and reimburse and hold City and City Agents harmless from and against any and all costs [**] City incurs as a result of any repair, cleanup or corrective action City takes to correct any act or failure to act by TCM.

15.4Provision to City of Environmental Documents. TCM shall promptly supply City with complete and legible copies of all notices, reports, correspondence, and other documents sent by TCM to or received by TCM from any governmental entity or third party regarding any Hazardous Materials and relating to the Premises. Such written materials include, without limitation, all documents relating to any threatened or actual Hazardous Materials spill, leak, or discharge, or to any investigations into or clean up of any actual or threatened Hazardous Materials spill, leak, or discharge including all test results, or any Environmental Claims related to the Premises, or TCM’s use, occupancy or operations at the Premises. If City shall receive any of the foregoing which may relate to the Premises, City shall promptly notify TCM and provide copies thereof with such notice.

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15.5Hazardous Materials Continuing Obligation. This Section and the obligations herein shall survive the expiration or earlier termination of this Agreement for a period equal to any applicable statute of limitations under any applicable Hazardous Materials Laws.

XVIOTHER PROVISIONS.

16.1Other Provisions. The appearance of any provision in this Section shall not diminish its importance.

16.2Cross Default. A material default of the terms of any other lease, license, permit, or agreement held by TCM with the City of Los Angeles Department of Airports shall constitute a material Default of the terms of this Agreement and shall give City the right to terminate this Agreement for cause in accordance with the procedures set forth in this Agreement.

16.3City’s Right of Access and Inspection. City, by its officers, employees, agents, representatives and contractors, shall have the right at all reasonable times to enter upon the Premises for the purpose of inspecting the same, for observing the performance by TCM of its obligations under this Agreement or for doing any act or thing which City may be obligated or have the right to do under this Agreement, or otherwise, and no abatement of fees and charges shall be claimed by or allowed to TCM by reason of the exercise of such right. City shall provide TCM with at least 24 hours prior written notice delivered to TCM’s office in the Facility, provided, no such prior notice shall be required to be given in the event of any emergency or other matter involving public safety as determined by the Executive Director in his or her sole discretion. Upon City’s written request, responsible representatives of TCM will confer with representatives of City for the purpose of making a complete inspection of TCM’s operations, including a review of the quality of service, merchandise and prices, maintenance of the Premises, furnishings and equipment and such other items as City may wish to review.

16.4Automobiles and Other Equipment. Subject to compliance with City’s permitting and security clearance requirements, TCM shall have the right to use, hire or contract for such automotive vehicles or other mechanized equipment and the services thereof as it determines to be necessary for the operation of the concession development and management business herein authorized; provided, however, that the nature, size, type, character and condition of such automotive vehicles and mechanized equipment (including any requirements that such vehicles or other equipment comply with any LEED, ‘green” or energy efficiency requirements and policies of the City then in effect) shall be subject to prior written approval of Executive Director before the same is placed in operation. Upon placing such equipment in operation, TCM shall strictly comply with such rules and regulations as Executive Director may issue, from time to time, covering operation of such equipment and the time periods therefore, the routes over any of the aprons necessary to the operation of the concession, the location of the parking and storage areas for such equipment, the maintenance of the mechanical condition, appearance, neatness, cleanliness and sanitary condition of such equipment and the cleanliness, neat appearance and conduct and demeanor of TCM’s or other personnel operating the same (including, without limitation, any requirements imposed by any Private Restrictions (including, without limitation, that certain Community Benefits Agreement). All of said personnel shall have all licenses required by law and shall also he licensed by City, and City may require periodic inspections of such equipment by City representatives. Approval of inspected equipment may be evidenced by

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a decal or sticker to be placed on same as required by City. A nominal fee to cover such licensing and inspection services may be charged by City.

16.5Notices.

16.5.1Notice to City. Written notices to City hereunder, with a copy to the City Attorney of the City of Los Angeles, shall be given by United States mail, postage prepaid, certified, or by personal delivery or nationally recognized overnight courier, and addressed to City at the addresses set forth in the Basic Information or to such other address as City may designate by written notice to TCM.

16.5.2Notice to TCM. Written notices to TCM hereunder shall be given by United States mail, postage prepaid, certified, or by personal delivery or nationally recognized overnight courier, and addressed to TCM at the address set forth in the Basic Information or to such other address as TCM may designate by written notice to City.

16.5.3The execution of any such notice by Executive Director shall be as effective as to TCM as if it were executed by the Board, or by resolution or order of said Board, and TCM shall not question the authority of Executive Director to execute any such notice.

16.5.4All such notices to City, except as otherwise provided herein, may be delivered personally to Executive Director with a copy to the Office of the City Attorney, Airport Division. Notices shall be deemed given upon actual receipt (or attempted delivery if delivery is refused), if personally delivered, or one (1) business day following deposit with a reputable overnight courier that provides a confirmation receipt (or refusal), or on the fifth (5th) day following deposit in the United States mail in the manner described above. In no event shall either party use a post office box or other address which does not accept overnight delivery.

16.6Agent for Service of Process. If TCM is not a resident of the State of California, or is a partnership of joint venture without a partner or member resident in said State, or is a foreign corporation, then in any such event TCM does designate the Secretary of State, State of California, its agent for the purpose of service of process in any court action between it and City arising out of or based upon this Agreement, and the service, shall be made as provided by the Laws of the State of California for service upon a non-resident. Notwithstanding the above, TCM represents to City that its agent for service of process in California is as set forth in the Basic Information (“Registered Agent”) and City agrees that service of process shall be made on TCM’s Registered Agent or such change of Registered Agent as TCM may notify City from time to time. If, for any reason, service of such process is not possible, as an alternative method of service of process, TCM may be personally served with such process out of this State by mailing, by registered or certified mail, the complaint and process to TCM at the address for notice as set forth in the Basic Information, and that such service shall constitute valid service upon TCM as of the date of mailing, and TCM shall have thirty (30) days from the date of mailing to respond thereto. TCM agrees to the process so served, submits to the jurisdiction and waives any and all objection and protest thereto, and Laws to the contrary notwithstanding.

16.7Restrictions and Regulations.

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16.7.1The operations conducted by TCM pursuant to this Agreement shall be subject to: (a) any and all applicable rules, regulations, orders and restrictions which are now in force or which may be hereafter adopted by City, Board or Executive Director with respect to the operation of Airport; (b) any and all orders, directions or conditions issued, given or imposed by City, Board or Executive Director with respect to the use of the roadways, driveways, curbs, sidewalks, parking areas or public areas adjacent to the Premises; and (c) any and all applicable Laws, ordinances, statutes, rules, regulations or orders, including environmental, or any governmental authority, federal, state or municipal, lawfully exercising authority over Airport or TCM’s operations. TCM shall be solely responsible for any and all civil or criminal penalties assessed as a result of its failure to comply with any of these rules, regulations, restrictions, restrictions, ordinances, statutes, Laws, orders, directives and or conditions.

16.7.2Regulations Do Not Permit Termination. City shall not be liable to TCM for any diminution or deprivation of TCM’s rights hereunder on account of the exercise of any such authority, nor shall TCM be entitled to terminate the whole or any portion of this Agreement by reason thereof.

16.8Right to Amend. In the event that the Federal Aviation Administration or its successors requires modifications or changes in this Agreement as a condition precedent to the granting of funds for the improvement of Airport, TCM agrees to consent to such amendments, modifications, revisions, supplements or deletions or any of the terms conditions or requirements of this Agreement as may be reasonably required to obtain such funds; provided, however, that in no event will TCM be required, pursuant to this Section, to agree to an increase in the fees and charges provided for herein or to a change in the use of any Unit, provided it is the Permitted Use, to which TCM has put the Unit. In the event that such required amendment results in a material decrease in the sales of TCM’s Concessionaires, then the Executive Director will use good faith efforts to recommend for approval to the Board an amendment to this Agreement providing for an equitable adjustment to the MAG as reasonably determined by the Executive Director following consultation with TCM (it being understood, however, that such amendment to adjust the MAG shall require the approval of the Board acting in the Board’s sole and absolute discretion). As a condition to the Executive Director’s recommending such amendment, TCM shall have demonstrated to the reasonable satisfaction of the Executive Director, based on a six (6) month review of operations following the implementation of such required amendment, that such required amendment is resulting in a material decrease in the sales of TCM’s Concessionaires.

16.9Independent Contractor. It is the express intention of the parties that TCM is an independent contractor and not an employee, agent, joint venturer or partner of City. Nothing in this TCM shall be interpreted or construed as creating or establishing the relationship of employer and employee between TCM and City or between TCM and any official, agent, or employee of City. Both parties acknowledge that TCM is not an employee of City. TCM shall retain the right to perform services for others during the term of this Agreement, unless specified to the contrary herein or prohibited by conflict of interest or ethics Laws, regulations, or professional rules of conduct.

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16.10Disabled Access.

16.10.1TCM shall be solely responsible for fully complying with any and all applicable present or future rules, regulations, restrictions, ordinances, statutes, Laws, or orders of any federal, state, or local governmental entity or court regarding disabled access to the Premises, including any services, programs, improvements or activities provided by TCM. TCM shall be solely responsible for any and all Claims and damages caused by, or penalties levied as the result of, TCM’s noncompliance. Further, TCM agrees to cooperate fully with City in its efforts to comply with the ADA.

16.10.2Should TCM fail to comply with Section 16.10.1, then City shall have the right, but not the obligation, to perform, or have performed, whatever work is necessary to achieve equal access compliance. TCM shall then be required to reimburse City for the actual cost of achieving compliance [**] within thirty (30) days of written demand therefor.

16.11Child Support Orders. This Agreement is subject to Section 10.10, Article I, Chapter 1, Division 10 of the Los Angeles Administrative Code related to Child Support Assignment Orders, which is incorporated herein by this reference. A copy of section 10.10 and the Declaration of Compliance form have been attached hereto for the convenience of the parties as Exhibit H. Pursuant to this Section, TCM (and any concessionaire of TCM providing services to City under this Agreement) shall (1) fully comply with all State and Federal employment reporting requirements for TCM’s or TCM’s concessionaire’s employees applicable to Child Support Assignment Orders; (2) certify that the principal owner(s) of TCM and applicable concessionaires are in compliance with any Wage and Earnings Assignment Orders and Notices of Assignment applicable to them personally; (3) fully comply with all lawfully served Wage and Earnings Assignment Orders and Notices of Assignment in accordance with California Family Code Section 5230, et seq.; and (4) maintain such compliance throughout the term of this Agreement. Pursuant to Section 10.10(b) of the Los Angeles Administrative Code, failure of TCM or an applicable concessionaire to comply with all applicable reporting requirements or to implement lawfully served Wage and Earnings Assignment Orders and Notices of Assignment or the failure of any principal owner(s) of TCM or applicable concessionaires to comply with any Wage and Earnings Assignment Orders and Notices of Assignment applicable to them personally shall constitute a Default of this Agreement subjecting this Agreement to termination where such failure shall continue for more than ninety (90) days after notice of such failure to TCM by City (in lieu of any time for cure provided elsewhere in this Agreement).

16.12Business Tax Registration. TCM represents that it has registered its business with the Office of Finance of the City of Los Angeles and has obtained and presently holds from that Office a Business Tax Registration Certificate (“BTRC”), or a Business Tax Exemption Number, required by the City of Los Angeles’ Business Tax Ordinance (Article 1, Chapter 2, Sections 21.00 and following, of the City of Los Angeles’ Municipal Code). TCM shall maintain, or obtain as necessary, all such certificates required of it under said Ordinance and shall not allow any such certificate to be revoked or suspended during the term hereof.

16.13Ordinance and Los Angeles Administrative Code (“Code”) Language Governs. Ordinance and Code exhibits are provided as a convenience to the parties only. In the event of a

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discrepancy between the exhibits and the applicable ordinance or code language, or amendments thereto, the language of the ordinance or code shall govern.

16.14Amendments to Ordinances and Codes. The obligation to comply any Ordinances and Codes which have been incorporated into this Agreement by reference, shall extend to any amendments which may be made to those Ordinances and Codes during the term of this Agreement.

16.15Non-Discrimination and Affirmative Action Provisions.

16.15.1Federal Non-Discrimination Provisions. TCM assures that it will comply with pertinent statutes, Executive Orders, and such rules as are promulgated to assure that no person shall, on the grounds of race, creed, color, national origin, sex, age, or handicap be excluded from participating in any activity conducted with or benefiting from Federal assistance. This provision obligates TCM or its transferee for the period during which Federal assistance is extended to the airport program, except where Federal assistance is to provide, or is in the form of personal property or real property or interest therein or structures or improvements thereon. In these cases, the provision obligates the party or any transferee for the longer of the following periods: (a) the period during which the property is used by the sponsor or any transferee for a purpose for which Federal assistance is extended, or for another purpose involving the provision of similar services or benefits; or (b) the period during which the airport sponsor or any transferee retains ownership or possession of the property.

16.15.2Municipal Non-Discrimination Provisions In Use of Airport. There shall be no discrimination against or segregation of any person, or group of persons, on account of race, religion, national origin, ancestry, sex, sexual orientation, gender identity, gender expression, age, physical handicap, marital status, domestic partner status, or medical condition in connection with this Agreement, the transfer, use, occupancy, tenure, or enjoyment of the Airport or any operations or activities conducted on the Airport. Nor shall TCM establish or contract any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of contractors, subcontractors, or vendees of the Airport. Any Transfer or Unit Concession Agreement, which may be permitted under this Agreement, shall also be subject to all non-discrimination clauses contained in this Section 16.15.

16.15.3Municipal Non-Discrimination Provisions in Employment. During the term of this Agreement, TCM agrees and obligates itself in the performance of this Agreement not to discriminate against any employee or applicant for employment because of the employee’s or applicant’s race, religion, national origin, ancestry, sex, sexual orientation, gender identity, gender expression age, physical handicap, marital status, domestic partner status, or medical condition. TCM shall take affirmative action to insure that applicants for employment are treated, during the term of this Agreement, without regard to the aforementioned factors and shall comply with the affirmative action requirements of the Los Angeles Administrative Code, Sections 10.8, et seq., or any successor ordinances or law concerned with discrimination.

16.15.4Municipal Equal Employment Practices. If the total payments made under this Agreement are One Thousand Dollars ($1,000) or more, this provision shall apply. During the performance of this Agreement, TCM agrees to comply with Section 10.8.3 of the

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Los Angeles Administrative Code (“Equal Employment Practices”), which is incorporated herein by this reference. A copy of Section 10.8.3 has been attached to this Agreement for the convenience of the parties as Exhibit I. By way of specification but not limitation, pursuant to Sections 10.8.3.E and 10.8.3.F of the Los Angeles Administrative Code, the failure of TCM to comply with the Equal Employment Practices provisions of this Agreement may be deemed to be a material Default of this Agreement. No such finding shall be made or penalties assessed except upon a full and fair hearing after notice and an opportunity to be heard have been given to TCM. Upon a finding duly made that TCM has failed to comply with the Equal Employment Practices provisions of this Agreement, this Agreement may be forthwith terminated, cancelled, or suspended.

16.15.5Municipal Affirmative Action Program. If the total payments made under this Agreement are One Hundred Thousand Dollars ($100,000) or more, this provision shall apply. During the performance of this Agreement, TCM agrees to comply with Section 10.8.4 of the Los Angeles Administrative Code (“Affirmative Action Program”), which is incorporated herein by this reference. A copy of Section 10.8.4 has been attached to this Agreement for the convenience of the parties as Exhibit J. By way of specification but not limitation, pursuant to Sections 10.8.4.E and 10.8.4.F of the Los Angeles Administrative Code, the failure of TCM to comply with the Affirmative Action Program provisions of this Agreement may be deemed to be a material Default of this Agreement. No such finding shall be made or penalties assessed except upon a full and fair hearing after notice and an opportunity to be heard have been given to TCM. Upon a finding duly made that TCM has failed to comply with the Affirmative Action Program provisions of this Agreement, this Agreement may be forthwith terminated, cancelled, or suspended.

16.15.6Non-Discriminatory Pricing. TCM shall furnish its services on a reasonable and not unjustly discriminatory basis to all users, and charge reasonable and not unjustly discriminatory prices for each unit or service, provided that TCM may be allowed to make reasonable and nondiscriminatory discounts, rebates, or other similar types of price reductions to volume purchasers.

16.15.7Concessionaires. TCM shall ensure the each Concessionaire complies with the foregoing provisions of this Section 16.15 in connection with the activities of such Concessionaire under its Unit Concession Agreement.

16.16Security - General. TCM shall be responsible for fully complying with any and all applicable present or future rules, regulations, restrictions, ordinances, statutes, Laws or orders of any federal, state or local governmental entity regarding airfield security.

16.16.1Security - FAA. TCM shall be responsible for the maintenance and repair of gates and doors that are located at the Premises or controlled by TCM. TCM shall comply fully with applicable provisions of the Federal Aviation Administration Regulations, 14 CFR, Part 107, including the establishment and implementation of procedures acceptable to Executive Director to control access from the Premises to air operation areas in accordance with the Airport Security Program required by Part 107. Further, TCM shall exercise exclusive security responsibility for the Premises.

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16.16.2Security - Doors and Gates. Gates and doors located at the Premises which permit entry into restricted areas at Airport shall be kept locked by TCM at all times when not in use or under TCM’s constant security surveillance. Gate or door malfunctions which permit unauthorized entry into restricted areas shall be reported to Department of Airports’ Operations Bureau without delay and shall be maintained under constant surveillance by TCM until repairs are affected by TCM or City or the gate or door is properly secured.

16.16.3Security - Penalties. All civil penalties levied by the Federal Aviation Administration for violation of Federal Aviation Regulations pertaining to security gates or doors located at the Premises or otherwise controlled by TCM shall be the sole responsibility of TCM. TCM agrees to indemnify, defend and hold City and City Agents harmless from and against any Claims or any federal civil penalties amounts City or any City Agent must pay due to any security violation arising from the use of TCM’s leasehold or the breach of any obligation imposed by this Section. TCM will be billed for the cost of any such penalties paid by City as Additional Rent hereunder [**] to be paid by TCM to City within thirty (30) days of written demand.

16.16.4Security Arrangements. City shall provide, or cause to be provided, during the term hereof, the public fire, police and security protection similar to that afforded to others at Airport, and it will issue and enforce rules and regulations with respect thereto for all portions of Airport. TCM shall have the right, but shall not be obligated, to provide such additional or supplemental private protection as it may desire.

16.17Visual Artists’ Rights Act. TCM shall not install, or cause to be installed, any work of art subject to the Visual Artists’ Rights Act of 1990 (as amended), 17 U.S.C. 106A, et seq., or California Civil Code Section 980, et seq., (“VARA”) on or about the Premises without first obtaining a waiver, in writing, of all rights under VARA, satisfactory to Executive Director and approved as to form and legality by the City Attorney’s Office, from the artist. Said waiver shall be in full compliance with VARA and shall name City as a party for which the waiver applies. TCM is prohibited from installing, or causing to be installed, any piece of artwork covered under VARA on the Premises without the prior, written approval and waiver of Executive Director. Any work of art installed on the Premises without such prior approval and waiver shall be deemed a trespass, removable by City, by and through its Executive Director, upon three (3) days written notice, all costs, expenses, and liability therefore to be borne exclusively by TCM. TCM, in addition to other obligations to indemnify, defend and hold City and City Agents harmless, as more specifically set forth in this Agreement, shall indemnify, defend and hold City and City Agents harmless from all Claims resulting from TCM’s failure to obtain City’s waiver of VARA and failure to comply with any portion of this provision. The rights afforded City under this provision shall not replace any other rights afforded City in this Agreement or otherwise, but shall be considered in addition to all its other rights.

16.18Living Wage Ordinance General Provisions. This Agreement and all Unit Concession Agreements are subject to the Living Wage Ordinance (hereinafter referred to as “LWO”) (Section 10.37, et seq., of the Los Angeles Administrative Code, which is incorporated herein by this reference). A copy of Section 10.37 has been attached hereto for the convenience of the parties as Exhibit K. The LWO requires that, unless specific exemptions apply, any employees of service contractor’s who render services that involve an expenditure in excess of Twenty Five Thousand Dollars ($25,000) and a contract term of at least three months are

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covered by the LWO if any of the following applies: (1) at least some of the services are rendered by employees whose work site is on property owned by City, (2) the services could feasibly be performed by City of Los Angeles employees if the awarding authority had the requisite financial and staffing resources, or (3) the designated administrative agency of the City of Los Angeles has determined in writing that coverage would further the proprietary interests of the City of Los Angeles. Employees covered by the LWO are required to be paid not less than a minimum initial wage rate, as adjusted each year. The LWO also requires that employees be provided with at least twelve (12) compensated days off per year for sick leave, vacation, or personal necessity at the employee’s request, and at least ten (10) additional days per year of uncompensated time pursuant to Section 10.37.2(b). The LWO requires employers to inform employees making less than Twelve Dollars ($12) per hour of their possible right to the federal Earned Income Tax Credit (“EITC”) and to make available the forms required to secure advance EITC payments from the employer pursuant to Section 10.37.4. TCM shall permit access to work sites for authorized City representatives to review the operation, payroll, and related documents, and to provide certified copies of the relevant records upon request by City. Whether or not subject to the LWO, TCM shall not retaliate against any employee claiming non-compliance with the provisions of the LWO, and, in addition, pursuant to Section 10.37.6(c), TCM agrees to comply with federal law prohibiting retaliation for union organizing.

16.18.1Living Wage Coverage Determination. An initial determination has been made that this Agreement and the Unit Concession Agreements are service contracts under the LWO, and that it is not exempt from coverage by the LWO. Determinations as to whether this Agreement and Unit Concession Agreements are service contracts covered by the LWO, or whether an employer or employee are exempt from coverage under the LWO are not final, but are subject to review and revision as additional facts are examined or other interpretations of the law are considered. In some circumstances, applications for exemption must be reviewed periodically. City shall notify TCM in writing about any redetermination by City of coverage or exemption status. To the extent TCM claims non-coverage or exemption from the provisions of the LWO, the burden shall be on TCM to prove such non-coverage or exemption.

16.18.2Compliance; Termination Provisions and Other Remedies: Living Wage Policy. If TCM and it Concessionaires are not initially exempt from the LWO, TCM shall comply, and shall require its Concessionaires to comply, with all of the provisions of the LWO, including payment to employees at the minimum wage rates, effective on the execution date of this Agreement, and shall execute the Declaration of Compliance Form attached to this Agreement, as part of Exhibit L, contemporaneously with the execution of this Agreement. If TCM is initially exempt from the LWO, but later no longer qualifies for any exemption, TCM shall, at such time as TCM is no longer exempt, comply with the provisions of the LWO and execute the then currently used Declaration of Compliance Form, or such form as the LWO requires. Under the provisions of Section 10.37.6(c) of the Los Angeles Administrative Code, violation of the LWO shall constitute a material Default of this Agreement and City shall be entitled to terminate this Agreement and otherwise pursue legal remedies that may be available, including those set forth in the LWO, if City determines that TCM violated the provisions of the LWO. The procedures and time periods provided in the LWO are in lieu of the procedures and time periods provided elsewhere in this Agreement. Nothing in this Agreement shall be construed to extend the time periods or limit the remedies provided in the LWO.

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16.18.3Subcontractor Compliance. TCM agrees to include, in every subcontract or Unit Concession Agreement covering City property entered into between TCM and any subcontractor or Concessionaire, a provision pursuant to which such subcontractor or Concessionaire (A) agrees to comply with the Living Wage Ordinance and the Service Contractor Worker Retention Ordinance with respect to City's property; (B) agrees not to retaliate against any employee lawfully asserting noncompliance on the part of the subcontractor or Concessionaire with the provisions of either the Living Wage Ordinance or the Service Contractor Worker Retention Ordinance; and (C) agrees and acknowledges that City, as the intended third-party beneficiary of this provision may (i) enforce the Living Wage Ordinance and Service Contractor Worker Retention Ordinance directly against the subcontractor or Concessionaire with respect to City property, and (ii) invoke, directly against the subcontractor or Concessionaire with respect to City property, all the rights and remedies available to City under Section 10.37.5 of the Living Wage Ordinance and Section 10.36.3 of the Service Contractor Worker Retention Ordinance, as same may be amended from time to time.

16.19Service Contract Worker Retention Ordinance. This Agreement may be subject to the Service Contract Worker Retention Ordinance (hereinafter referred to as “SCWRO”) (Section 10.36, et seq., of the Los Angeles Administrative Code), which is incorporated herein by this reference. A copy of Section 10.36 has been attached for the convenience of the parties as Exhibit M. If applicable, TCM must also comply with the SCWRO which requires that, unless specific exemptions apply, all employers under contracts that are primarily for the furnishing of services to or for the City of Los Angeles and that involve an expenditure or receipt in excess of Twenty Five Thousand Dollars ($25,000) and a contract term of at least three (3) months, shall provide retention by a successor TCM for a ninety-day (90-day) transition period of the employees who have been employed for the preceding twelve (12) months or more by the terminated TCM or concessionaire, if any, as provided for in the SCWRO. Under the provisions of Section 10.36.3(c) of the Los Angeles Administrative Code, City has the authority, under appropriate circumstances, to terminate this Agreement and otherwise pursue legal remedies that may be available if City determines that the subject TCM violated the provisions of the SCWRO.

16.20Equal Benefits Ordinance. Unless otherwise exempt in accordance with the provisions of the Equal Benefits Ordinance (“EBO”), TCM certifies and represents that TCM will comply with the applicable provisions of EBO Section 10.8.2.1 of the Los Angeles Administrative Code, as amended from time to time. TCM shall not, in any of its operations within the City of Los Angeles or in other locations owned by the City of Los Angeles, including the Airport, discriminate in the provision of Non-ERISA Benefits (as defined below) between employees with domestic partners and employees with spouses, or between the domestic partners and spouses of such employees, where the domestic partnership has been registered with a governmental entity pursuant to state or local law authorizing such registration. As used above, the term “Non-ERISA Benefits” shall mean any and all benefits payable through benefit arrangements generally available to TCM’s employees which are neither “employee welfare benefit plans” nor “employee pension plans”, as those terms are defined in Sections 3(1) and 3(2) of ERISA. Non-ERISA Benefits shall include, but not be limited to, all benefits offered currently or in the future, by TCM to its employees, the spouses of its employees or the domestic partners of its employees, that are not defined as “employee welfare benefit plans” or “employee pension benefit plans”, and, which include any bereavement leave, family and medical leave, and

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travel discounts provided by TCM to its employees, their spouses and the domestic partners of employees.

16.20.1TCM agrees to post the following statement in conspicuous places at its place of business available to employees and applicants for employment:

“During the term of a Contract with the City of Los Angeles, TCM will provide equal benefits to employees with spouses and its employees with domestic partners. Additional information about the City of Los Angeles’ Equal Benefits Ordinance may be obtained from the Department of Public Works, Bureau of Contract Administration, Office of Contract Compliance at (213) 847-6480.”

16.20.2The failure of TCM to comply with the EBO will be deemed to be a material Default of this Agreement by City. If TCM fails to comply with the EBO, City may cancel or terminate this Agreement, in whole or in part, and all monies due or to become due under this Agreement may be retained by City. City may also pursue any and all other remedies at law or in equity for any such Default. Failure to comply with the EBO may be used as evidence against TCM in actions taken pursuant to the provisions of Los Angeles Administrative Code Section 10.40, et seq., TCM Responsibility Ordinance. If City determines that TCM has set up or used its contracting entity for the purpose of evading the intent of the EBO, City may terminate this Agreement.

16.21Contractor Responsibility Program. TCM shall comply with the provisions of the Contractor Responsibility Program adopted by the Board. Executive Directives setting forth the rules, regulations, requirements and penalties of the Contractor Responsibility Program and the Pledge of Compliance Form is attached hereto as Exhibit N and incorporated herein by reference.

16.22First Source Hiring Program for Airport Employers. For all work performed at Airport, TCM shall comply, and shall cause its Concessionaires to comply, with all terms and conditions of the First Source Hiring Program (“FSHP”). A copy of the FSHP is attached hereto and incorporated by reference herein as Exhibit O.

16.23Environmentally Favorable Options. TCM acknowledges for itself and its Concessionaires that its operation of its activities under this Agreement will be subject to all of City of Los Angeles’ policies, guidelines and requirements regarding environmentally favorable construction, use or operations practices (hereinafter collectively referred to as “City Policies”) as such City Policies may be promulgated, revised and amended from time-to-time.

16.24Municipal Lobbying Ordinance. TCM shall comply with the provisions of the City of Los Angeles Municipal Lobbying Ordinance.

16.25Labor Peace Agreement. A Unit Concession Agreement shall not be approved or entered into unless: (i) such Concessionaire shall have a signed a Labor Peace Agreement (“LPA”) with the labor organizations representing or seeking to represent concession workers at the Unit covered by the Unit Concession Agreement; (ii) TCM or such Concessionaire shall have submitted to City a copy of such LPA, executed by all of the parties to such LPA; and (iii) such LPA shall prohibit such labor organizations and their members from engaging in picketing, work

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stoppages, boycotts or other economic interference with the business of such Concessionaire at any of the airports operated by City for the duration of the Unit Concession Agreement.

16.26Alternative Fuel Vehicle Requirement Program. TCM shall comply with the provisions of the Alternative Fuel Vehicle Requirement Program. The rules, regulations, and requirements of the Alternative Fuel Vehicle Program are attached as Exhibit P and made a material term of this Agreement.

16.27Ownership of Work Product. TCM agrees that any and all intellectual properties, including, but not limited to, all ideas, concepts, themes, documentation or other literature, or illustrations, or any components thereof, conceived, developed, written or contributed by TCM, either individually or in collaboration with others, for the benefit of City, shall belong to and be the sole property of City.

16.28Estoppel Certificate. Upon written request of either party, the other party shall execute, acknowledge and deliver to the requesting party or its designee, an Estoppel Certificate in the form reasonably required by the requesting party and with any other statements reasonably requested by the requesting party or its designee. Any such Estoppel Certificate may be relied upon by the requesting party or its designee. If TCM fails to provide such certificate within twenty (20) days of receipt by TCM of a written request by City as herein provided, such failure shall, at City’s election, constitute a Default under this Agreement, and TCM shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by City to such designee.

16.29Subordination of Agreement. This Agreement shall be subordinate to the provisions of any existing or future agreement between City and the United States of America, its boards, agencies or commissions, or between City and the State of California, relative to the operations or maintenance of Airport the execution of which has been or may be required as a condition precedent to the expenditure of federal or state funds for the development of said Airport. This Agreement and all the provisions hereof shall be subject to whatever right the United States Government now has or in the future may have or acquire affecting the control, operation, regulation, and taking over of the Airport or the exclusive or nonexclusive use of the Airport by the United States during the time of war or national emergency.

16.30Laws of California; Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of California and venue shall lie in the appropriate U.S. Federal Court or California Superior Court located in Los Angeles County, California

16.31Agreement Binding Upon Successors. Subject to the provisions of Section 14, this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs and assigns of the parties hereto.

16.32Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any

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such reasonable attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

16.33Entire Agreement. The provisions of this Agreement constitute the entire agreement between the parties hereto and said Agreement may not be changed or modified in any manner except by written amendment fully executed by City and TCM. This Agreement supersedes the RFP and the TCM Proposal, except that the certifications, affidavits, commitments and undertakings of TCM set forth in (i) Section 4 of the TCM Proposal (Official Proposal Statement dated 10/21/2011), (ii) Section 14 of the TCM Proposal (Business Ethics Disclosure), (iii) Exhibit A of the TCM Proposal (TCM board resolution dated 10/4/2011), (iv) Exhibit B of the TCM Proposal (certified financial statements and information), and (v) the Administrative Requirements (items numbers 1 through 14 as described in the RFP) are incorporated herein by reference to the extent that the same are not in conflict with the terms of this Agreement (it being understood that the terms of this Agreement shall control). There are no representations, agreements or understandings, oral or written, between and among the parties relating to the subject matter contained in this Agreement which are not fully set forth herein. This is an integrated agreement. TCM acknowledges that it has conducted its own due diligence investigation of its prospects for successfully operating the Permitted Uses at the Premises, and has made its own determination of the accuracy of any information provided by City with respect to the financial results of any prior operator of any similar business at the Airport, that City has made no representations or warranties to TCM with respect to any of such matters, and that all prior discussions between City and TCM with respect to such matters are superseded by this Agreement.

16.34Conditions and Covenants. Each covenant herein is a condition, and each condition herein is as well a covenant by the parties hound thereby, unless waived in writing by the parties hereto.

16.35Gender and Plural Usage. The use of any gender herein shall include all genders and the use of any number shall be construed as the singular or the plural, all as the context may require.

16.36Time is of the Essence; Days. Time shall be of the essence in complying with the terms, conditions, and provisions of this Agreement. Unless otherwise expressly specified, “days” shall mean calendar days.

16.37Void Provision. If any provision of this Agreement is determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision of this Agreement, and all such other provisions shall remain in full force and effect.

16.38Construction and Interpretation. It is the intention of the parties hereto that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid. The language of this Agreement shall be construed according to its fair meaning, and not strictly for or against either City or TCM.

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16.39Section Headings. The section headings appearing herein are for the convenience of City and TCM, and shall not be deemed to govern, limit, modify or in any manner affect the scope, meaning or intent of the provisions of this Agreement.

16.40Waiver of Claims. TCM hereby waives any Claim against City and City Agents for loss of anticipated profits caused by any suit or proceeding directly or indirectly attacking the validity of this Agreement or any part hereof, or by any judgment or award in any suit or proceeding declaring this Agreement null, void or voidable, or delaying the same, or any part hereof, from being carried out. City hereby waives any Claim against TCM for loss of anticipated profits caused by any suit or proceeding directly or indirectly attacking the validity of this Agreement or any part hereof, or by any judgment or award in any suit or proceeding declaring this Agreement null, void or voidable, or delaying the same, or any part hereof, from being carried out.

16.41Waiver. Every provision herein imposing an obligation upon City or TCM is material inducement and consideration for the execution of this Agreement. No waiver by City or TCM of any Default or breach of any provision of this Agreement shall be deemed for any purpose to be a waiver of any Default or breach of any other provision hereof nor of any continuing or subsequent Default or breach of the same provision.

16.42Representations of TCM. TCM (and, if TCM is a corporation, partnership, limited liability company or other legal entity, such corporation, partnership, limited liability company or entity) hereby makes the following representations and warranties, each of which is material and being relied upon by City, is true in all respects as of the date of this Agreement, and shall survive the expiration or termination of the Agreement. TCM shall re-certify such representations to City periodically, upon City’s written request.

16.42.1If TCM is an entity, TCM is duly organized, validly existing and in good standing under the laws of the state of its organization, and is qualified to do business in the state in which the Premises is located, and the persons executing this Agreement on behalf of TCM have the full right and authority to execute this Agreement on behalf of TCM and to bind TCM without the consent or approval of any other person or entity. TCM has full power, capacity, authority and legal right to execute and deliver this Agreement and to perform all of its obligations hereunder. This Agreement is a legal, valid and binding obligation of TCM, enforceable in accordance with its terms.

16.42.2TCM has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally within the last 5 years prior to the date of this Agreement.

16.42.3TCM hereby represents and warrants to City that TCM is not:

1.in violation of any Anti-Terrorism Law (as hereinafter defined);

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2.nor is any holder of any direct or indirect equitable, legal or beneficial interest in TCM, as of the date hereof: (A) conducting any business or engaging in any transaction or dealing with any Prohibited Person (as hereinafter defined), or any company with business operations in Sudan that are prohibited under Cal. Gov. Code §7513.6, including the governments of Cuba, Iran, North Korea, Myanmar and Syria and, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person or forbidden entity; (B) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (C) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and

3.a Prohibited Person, nor are any of TCM’s affiliates, officers, directors, shareholders, members or its Guarantor, as applicable, a Prohibited Person.

If at any time any of these representations becomes false, then it shall be considered a material Default under this Agreement. As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, Title 3 of the USA Patriot Act, Cal. Gov. Code §7513.6, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as may be amended from time to time. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act“ is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

16.42.4Additional Representations of TCM. TCM represents as of the date of this Agreement that the representations and warranties of TCM contained in TCM’s Proposal and in any financial statement or other materials provided by TCM are true, correct and complete, and shall be deemed restated in full in this Agreement.

16.43TCM Acknowledgement and Waiver. TCM expressly represents, acknowledges and agrees that: (a) in connection with this Agreement, the rights granted to TCM pursuant to this Agreement, or any termination or expiration thereof, TCM has no right or entitlement whatsoever to receive any relocation assistance, moving expenses, goodwill or other payments or compensation under the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, as amended, 42 U.S.C. Section 4601 et seq., the California Relocation Assistance Law, as amended, California Government Code Section 7260 et seq., California Eminent Domain Law (California Code of Civil Procedure Section 1230.010 et seq.), the law of inverse

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condemnation, and/or under any other relocation, eminent domain, condemnation or similar law now or hereafter in effect (collectively, “Compensation Claims”); (b) TCM is not entitled to assert any Compensation Claims arising out of or in connection with TCM’s surrender or vacation of the Premises; and (c) nothing in this Agreement shall create, or otherwise give rise to, any rights for TCM or any TCM Party to receive any relocation assistance, moving expenses, goodwill or other payments or compensation under the foregoing laws, all of which rights and Compensation Claims (to the extent the same may be applicable) are hereby waived and relinquished by TCM and the TCM Parties.

16.44Parties In Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than City and TCM, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. The TCM Parties are not third party beneficiaries of this Agreement.

16.45City Approval. Following the execution and delivery of this Agreement, whenever this Agreement calls for a matter to be approved or disapproved by or on behalf of City, then the written approval, disapproval, or consent of the Executive Director within the legal authority of the Executive Director, subject to the approval of the Office of the City Attorney as to form, shall constitute the approval, disapproval, or consent of City; provided, however, if the approval or consent by City is in excess of the Executive Director’s legal authority, then such matter shall be approved by the Board. Except as otherwise expressly set forth in this Agreement, with respect to any matter that is subject to the approval or consent of the Executive Director or the Board, such approval or consent may be given or withheld in the Executive Director’s or the Board’s sole and absolute discretion. Any approvals or consents required from or given by City under this Agreement shall be approvals of the City of Los Angeles Department of Airports acting as the owner and operator of the Airport, and shall not relate to, constitute a waiver of, supersede or otherwise limit or affect the rights or prerogatives of the City of Los Angeles as a government, including the right to grant or deny any permits required for construction or maintenance of the Premises and the right to enact, amend or repeal laws and ordinances, including, without limitation, those relating to zoning, land use, and building and safety. No approval or consent on behalf of City will be deemed binding upon City unless approved in writing as to form by the City Attorney.

16.46Board Order AO-5077 Exemption. With respect to the provision of products and services pursuant to this Agreement, TCM, its Concessionaires, and their respective vendors are expressly exempt from the Board-imposed license fee described in Board Order AO-5077 and related Staff Report, which license fee may, in the absence of such exemption, be assessed on the gross revenues derived from the provision of products and services pursuant to this Agreement.

16.47Compliance with Los Angeles City Charter Section 470(c)(12).

16.47.1TCM, subcontractors and their principals are obligated to fully comply with City of Los Angeles Charter Section 470(c)(12) and related ordinances, regarding limitations on campaign contributions and fundraising for certain elected City of Los Angeles officials or candidates for elected City of Los Angeles office if the contract is valued at $100,000 or more and requires approval of a City of Los Angeles elected official. Additionally, TCM is required to provide and update certain information to the City as specified by law. Any

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contractor subject to Charter Section 470(c)(12) shall include the following notice in any contract with a subcontractor expected to receive at least $100,000 for performance under this Agreement:

“Notice Regarding Los Angeles Campaign Contribution and Fundraising Restrictions.

As provided in Charter Section 470(c)(12) and related ordinances, you are subcontractor on City of Los Angeles contract #               . Pursuant to City Charter Section 470(c)(12), subcontractor and its principals are prohibited from making campaign contributions and fundraising for certain elected City officials or candidates for elected City office for 12 months after the City contract is signed. Subcontractor is required to provide to contractor names and addresses of the subcontractor’s principals and contact information and shall update that information if it changes during the twelve (12) month time period. Subcontractor’s information included must be provided to contractor within five (5) business days. Failure to comply may result in termination of contract or any other available legal remedies including fines. Information about the restrictions may be found at the City Ethics Commission’s website at http://ethics.lacity.org/ or by calling 213-978-1960.”

16.47.2TCM, subcontractors and their principals shall comply with these requirements and limitations. Violation of this provision shall entitle the City to terminate this Agreement and pursue any and all legal remedies that may be available.

[Signatures on next page]

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IN WITNESS WHEREOF, City has caused this Agreement to be executed on its behalf by Executive Director and TCM has caused the same to be executed by its duly authorized officers, all as of the day and year first hereinabove written.

APPROVED AS TO FORM:	CITY OF LOS ANGELES
Carmen A. Trutanich, City Attorney

Date:	By:
Executive Director
Department of Airports

By:
Deputy/Assistant City Attorney

ATTEST:

By:
(Signature)

Print Name and Title

TCM:

WESTFIELD CONCESSION MANAGEMENT, LLC,
a Delaware limited liability company,

By:
(Signature)

Print Name and Title

ATTEST:

By:
(Signature)

Print Name and Title

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GUARANTOR:

WESTFIELD AMERICA, INC.,
a Missouri corporation,

By:
(Signature)

Print Name and Title

By:
(Signature)

Print Name and Title

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EXHIBIT A-1

TERMINAL 1 - AREA 11

(ATTACHED)

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EXHIBIT A-2

TERMINAL 1 - AREA 12

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT A-2

EXHIBIT A-3

TERMINAL 3 - AREA 13

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT A-3

EXHIBIT A-4

TERMINAL 3 - AREA 14

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT A-4

EXHIBIT A-5

TERMINAL 6 - AREA 15

(ATTACHED)

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EXHIBIT A-6

TERMINAL 6 - AREA 16

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT A-6

EXHIBIT A-7

THEME BUILDING - AREA 17

(ATTACHED)

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EXHIBIT B

CONCEPTUAL PLAN

(ATTACHED)

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EXHIBIT C

COMMENCEMENT DATE MEMORANDUM

LOS ANGELES INTERNATIONAL AIRPORT
TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT

This Commencement Date Memorandum (this “Memorandum”) is dated as of              , 201      , in connection with the above-referenced Los Angeles International Airport Terminal Commercial Management Concession Agreement dated               , 2012 (the “Agreement”) between                                                     (“TCM”) and THE CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS, a municipal corporation (“City”), acting by order of and through its Board of Airport Commissioners (“Board”).

City and TCM hereby confirm that the commencement date of the Primary Term for the Premises described below shall be as follows:

Premises	Square Feet	Primary Term Commencement Date

The Expiration Date is as set forth in Section 2.2 of the Agreement.

APPROVED AS TO FORM:	CITY OF LOS ANGELES
Carmen A. Trutanich, City Attorney

Date:	By:
Executive Director
Department of Airports

By:
Deputy/Assistant City Attorney

ATTEST:

By:	By:
(Signature)	(Signature)

Print Name and Title	Print Name and Title

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT C

EXHIBIT D

FORM OF GUARANTY AGREEMENT

(ATTACHED)

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EXHIBIT E

FORM OF STORAGE SPACE ADDENDUM

(ATTACHED)

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STORAGE SPACE ADDENDUM

THIS STORAGE SPACE ADDENDUM (this “Addendum”) is made as of                         , 201_ by and between THE CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS, a municipal corporation (“City”), acting by order of and through its Board of Airport Commissioners (“Board”), and                         , a                         (“TCM”), and upon execution and delivery of this Addendum by Executive Director shall become a part of that certain Los Angeles International Airport Terminal Commercial Management Concession Agreement dated as of                         , 2012, by and between City and TCM with respect to the Premises (as defined therein) (the “Concession Agreement”).

1.	Defined Terms. All initially capitalized terms not otherwise defined in this Addendum shall have the meanings set forth in the Concession Agreement, unless the context clearly indicates otherwise.
2.

Lease of Storage Space. In consideration of the payment of Storage Rent (hereinafter defined) and keeping and performance of the covenants and agreements by TCM as set forth in this Addendum and in the Concession Agreement, City leases to TCM approximately _____ square feet of storage space (the “Storage Space”), as shown on the drawing attached to this Addendum as Schedule 1.

3.

Term of Storage Space Addendum. TCM’s right to use the Storage Space will commence at 12:00 noon on                         , 201_, and terminate on the earlier of (a) thirty (30) days’ prior written notice from either of City or TCM to the other, and (b) the concurrent expiration or earlier termination of the Concession Agreement. In connection with the expiration or earlier termination of this Addendum, TCM shall remove all of its goods, furniture, equipment, files, supplies and other personal property from the Storage Space and shall surrender the Storage Space in substantially the same condition as received by TCM.

4.

Storage Rent. Monthly base rent for the Storage Space (“Base Storage Rent”) will be $                         . In addition to monthly Base Storage Rent, TCM shall pay as additional storage rent (“Additional Storage Rent”) to City an amount equal to [electricity, CAM, taxes]. Electricity (and any other utilities) with respect to each Storage Space shall be separately metered at TCM’s expense, and shall be invoiced directly to TCM. If Executive Director agrees that it is impossible to separately meter a given utility at a given Storage Space, then TCM shall pay to City as Additional Rent an equitable and non-discriminatory pro-rata amount of said utility invoice which includes said Storage Space, based upon Executive Director’s good faith estimate of TCM’s share thereof. For purposes of this Addendum, “Storage Rent” shall mean Base Storage Rent and all Additional Storage Rent payable to City hereunder. All Storage Rent will be payable in advance, without notice, on the first day of each month during the term, at the place designated in the Basic Information of the Concession Agreement for the payment of Rent, or at such place as City may from time to time designate in writing.

5.

Use of Storage Space. TCM will use the Storage Space in a careful, safe and proper manner, in accordance with all applicable Laws and any Rules and Regulations. TCM agrees to be fully liable for any damages or losses sustained by City as a result of any overloading by TCM] TCM will pay City as Additional Storage Rent on demand for any damage to the Storage Space caused

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by misuse or abuse by TCM, its agent or employees, or any other person entering the Storage Space. TCM will not commit waste nor permit waste to be committed nor permit any nuisance in the Storage Space.

6.

Lighting; Electricity. City agrees, during the Term of this Addendum, to furnish and provide such electric lighting service to and such ingress and egress from the Storage Space during ordinary business hours as may, at the judgment of City, be reasonably required for the use and occupancy of the Storage Space pursuant to the terms of this Addendum. TCM agrees that City will not be liable for failure to provide such lighting service or ingress and egress during any period when City uses reasonable diligence to supply them. City reserves the right temporarily to discontinue electric service, or ingress or egress, at such times as may be necessary when City is unable to provide them by reason of accident, unavailability of employees, repairs, alterations or improvements, or whenever by reason of strikes, walkouts, riots, acts of God, or any other happening beyond the control of City. City will be under no obligation to furnish heating or air conditioning service to the Storage Space. City will have the right to enter the Storage Space to examine and inspect it as provided in the Concession Agreement and to require the removal of any object or material City deems hazardous to the safety or operation of the Terminal or building in which the Storage Space is located.

7.

TCM Contacts. TCM will provide City a list of TCM’s appointed representatives and their telephone numbers for the Storage Space. TCM may, from time to time, change the individuals who are designated as TCM’s representatives by written notice to City of any such change. City will contact TCM’s representative only to obtain access to the Storage Space. City will place signs identifying the location and telephone number for TCM representative on each Storage Space.

8.

Storage at TCM’s Risk; Condition of Storage Space. TCM agrees that all property of TCM kept or stored in the Storage Space will be at the sole risk of TCM and that TCM will not be liable for any injury or damage to such property. TCM will carry and maintain, at TCM’s expense, insurance covering all property stored in the Storage Space. Taking possession of the Storage Space by TCM will be conclusive evidence that the Storage Space was in the condition agreed upon between City and TCM and acknowledgment by TCM that it accepts the Storage Space in its then “as-is, where is” condition, “with all faults,” and without any further improvement by City.

9.

Applicability of the Concession Agreement. Except to the extent specifically provided otherwise in this Addendum, the provisions of the Concession Agreement (other than Sections ____ ) shall be applicable to the Storage Space and this Addendum as if they were specifically set forth in this Addendum. During the term of this Addendum, references in the Concession Agreement to the “Premises” will be deemed to refer to the “Storage Space,” unless the context clearly indicates otherwise. In the event of any express conflict between the provisions of the Concession Agreement and the provisions of this Addendum, the provisions of this Addendum shall control.

10.	Cross-Default. Any default by TCM in the performance of TCM’s obligations under this Addendum will also be a default under the Concession Agreement.

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	2 EXHIBIT E

11.

Improvements to Storage Space; Relocation and Partial Termination. TCM shall not make any alterations or improvements to the Storage Space without the prior written consent of City and compliance with the applicable provisions of the Concession Agreement. City expressly reserves the rights (a) to relocate the Storage Space to such other storage area as may be designated by City, or (b) to partially terminate this Addendum with respect to any portion of the Storage Space upon not less than thirty (30) days prior written notice to TCM. Notwithstanding anything to the contrary provided in the Concession Agreement or otherwise, TCM shall not be entitled to any compensation or reimbursement in connection with such relocation or partial termination (including, without limitation, any compensation or reimbursements for moving expenses, or for alterations or improvements made to the Storage Space); provided, however, the Storage Rent shall be equitably adjusted in connection with any reduction in the Storage Space.

12.

Counterparts. This Addendum may be executed in counterparts, but shall become effective only after each party has executed a counterpart hereof; all said counterparts when taken together, shall constitute the entire single agreement between the parties.

[Signatures on next page]

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	3 EXHIBIT E

IN WITNESS WHEREOF, City has caused this Addendum to be executed on its behalf by Executive Director and TCM has caused the same to be executed by its duly authorized officers and its corporate seal to be hereunto affixed, all as of the day and year first hereinabove written.

APPROVED AS TO FORM:	CITY OF LOS ANGELES
Carmen A. Trutanich, City Attorney

Date:	By:
Executive Director
Department of Airports
By:
Deputy/Assistant City Attorney

ATTEST:

By:	By:
(Signature)		(Signature)

Print Name and Title	Print Name and Title

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	4 EXHIBIT E

SCHEDULE 1

STORAGE SPACE DRAWING

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	5 EXHIBIT E

EXHIBIT F

FORM OF IMPROVEMENT PAYMENT AND PERFORMANCE BONDS

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT F

EXHIBIT G

INSURANCE

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT G

EXHIBIT H

FORM OF DECLARATION OF COMPLIANCE FOR CHILD SUPPORT

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT H

EXHIBIT I

EQUAL EMPLOYMENT PRACTICES

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT I

EXHIBIT J

AFFIRMATIVE ACTION PROGRAM

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT J

EXHIBIT K

LIVING WAGE ORDINANCES

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT K

EXHIBIT L

LIVING WAGE POLICY DECLARATION OF COMPLIANCE FORM

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT L

EXHIBIT M

SERVICE CONTRACT WORKER RETENTION ORDINANCE

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT M

EXHIBIT N

CONTRACTOR RESPONSIBILITY PROGRAM PLEDGE OF COMPLIANCE RULES

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT N

EXHIBIT O

FIRST SOURCE HIRING PROGRAM

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT O

EXHIBIT P

ALTERNATIVE FUEL VEHICLE PROGRAM REGULATIONS

(ATTACHED)

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	EXHIBIT P

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	i

TABLE OF CONTENTS (cont.)

	3.3	Unit Concession Agreements	21
	3.4	Permitted Uses	25
	3.5	Airport-wide Concessions	26
	3.6	General Obligation to Operate	27
	3.7	Right to Promote Products; Restriction on Advertising	27
	3.8	Quiet-Enjoyment	27
	3.9	As-Is Condition	27
	3.10	Rights are Not Exclusive	28
	3.11	General Disputes	28
	3.12	No Other Uses	28
	3.13	Rules and Regulations	28
	3.14	Storage Space	29
	3.15	Common Areas	29
	3.16	Public Address System	29
	3.17	Wireless Communications	30
	3.18	Pricing	30
	3.19	Airport Employee Discount	30
IV	PAYMENTS BY TCM		30
	4.1	Base Rent; Minimum Annual Guaranteed Rent; Percentage Rent; Storage Premises Rent	30
	4.2	No Abatement	31
	4.3	Additional Charges	31
	4.4	Utilities	31
	4.5	Refuse Removal	31

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TABLE OF CONTENTS (cont.)

	4.6	Other Fees and Charges	32
	4.7	Method of Payment	32
	4.8	Books and Records	33
	4.9	Taxes	34
	4.10	Faithful Performance Guarantee	35
	4.11	MAG Adjustment for Enplanement Decline	36
V	OPERATING STANDARDS		37
	5.1	Operating Standards	37
	5.2	Staffing and Personnel	37
	5.3	TCM’s Key Personnel	39
	5.4	Hours of Operation	39
	5.5	Monthly Sales Reports; Credit Cards	39
	5.6	Deliveries; Access and Coordination	40
	5.7	Quality Assurance Audits	41
	5.8	Prohibited Acts	42
	5.9	Signs, Promotions & Displays	43
	5.10	Licenses and Permits	44
	5.11	Compliance with Laws	44
	5.12	Airport Operations	45
VI	AIRPORT CONCESSION DISADVANTAGED BUSINESS ENTERPRISE PROGRAM		45
	6.1	Compliance with Department of Transportation (DOT)	45
	6.2	Substitutions	46
	6.3	Monthly Report	46

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TABLE OF CONTENTS (cont.)

VII	IMPROVEMENTS AND REFURBISHMENTS		46
	7.1	TCM’s Construction Obligations	46
	7.2	Prevailing Wage	46
	7.3	Condition of Premises on Delivery Date	47
	7.4	Construction of Initial Premises Improvements	47
	7.5	Improvement Financial Obligation	50
	7.6	Mid-Term Refurbishment	50
	7.7	City Approval of Improvements	51
	7.8	Further Provisions Regarding Design and Construction	51
	7.9	Alterations	52
	7.10	Building Codes	52
	7.11	Workers’ Compensation	52
	7.12	Improvement Payment and Performance Bond	53
	7.13	Telecommunications Facilities	53
	7.14	Deliveries upon Completion	54
	7.15	No Liens	55
	7.16	Ownership of Improvements	56
VIII	MAINTENANCE AND REPAIR		56
	8.1	Maintenance and Repair	56
	8.2	Cleaning and Routine Upkeep	56
	8.3	Maintenance of Plumbing	57
	8.4	City May Repair	57
	8.5	Right to Enter Premises	57

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TABLE OF CONTENTS (cont.)

	8.6	Provision of Utilities	58
	8.7	Pest Control	58
	8.8	Evidence of Payment	59
	8.9	Prevailing Wage	59
IX	TERMINATION FOR CONVENIENCE; TERMINATION PAYMENTS; QUALIFIED INVESTMENTS		59
	9.1	Termination for Convenience	59
	9.2	Termination Payment	60
	9.3	Qualified Investments Defined	63
	9.4	Additional Conditions Applicable to Qualified Investments	64
	9.5	No Other Compensation	65
X	AIRPORT CONSTRUCTION; AIRPORT OPERATIONS		65
	10.1	Airport Construction; Airport Operations	65
	10.2	No Right to Temporary Premises	66
XI	TERMINATION/CANCELLATION		66
	11.1	Defaults	66
	11.2	City’s Remedies	68
	11.3	Right to Remove Equipment	71
	11.4	Surrender to be in Writing	71
	11.5	Additional Rights of City	71
	11.6	Acceptance Is Not a Waiver	71
	11.7	Waiver Is Not Continuous	72
	11.8	Waiver of Redemption and Damages	72
	11.9	Survival of TCM’s Obligations	72

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TABLE OF CONTENTS (cont.)

	11.10	Cancellation or Termination By TCM	72
	11.11	Damaged Improvements	72
	11.12	Service During Removal	73
	11.13	City May Renovate	73
	11.14	Viewing By Prospective Competitors	73
	11.15	Tenancy at Sufferance	73
XII	DAMAGE OR DESTRUCTION TO PREMISES		73
	12.1	Damage or Destruction to Premises	73
	12.2	Limits of City’s Obligations	74
	12.3	Destruction Near End of Term	75
	12.4	Destruction of Facility	75
	12.5	Waiver	75
XIII	LIABILITY		75
	13.1	Liability	75
	13.2	City Held Harmless	76
	13.3	Insurance	76
XIV	TRANSFER		78
	14.1	Transfer Prohibited	78
	14.2	Transfer	78
	14.3	Unit Concession Agreements Not A Transfer	79
	14.4	No Further Consent Implied	79
	14.5	No Release	79
	14.6	Payment of City’s Costs	79

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TABLE OF CONTENTS (cont.)

	14.7	Incorporation of Terms	79
	14.8	Right to Collect Rent Directly	80
	14.9	Reasonableness of Restrictions	80
	14.10	Transfer Premium	80
XV	HAZARDOUS MATERIALS		80
	15.1	Hazardous Materials	80
	15.2	Prohibition; TCM Responsibility	81
	15.3	Spill - Clean-Up	82
	15.4	Provision to City of Environmental Documents	82
	15.5	Hazardous Materials Continuing Obligation	83
XVI	OTHER PROVISIONS		83
	16.1	Other Provisions	83
	16.2	Cross Default	83
	16.3	City’s Right of Access and Inspection	83
	16.4	Automobiles and Other Equipment	83
	16.5	Notices	84
	16.6	Agent for Service of Process	84
	16.7	Restrictions and Regulations	84
	16.8	Right to Amend	85
	16.9	Independent Contractor	85
	16.10	Disabled Access	86
	16.11	Child Support Orders	86
	16.12	Business Tax Registration	86

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TABLE OF CONTENTS (cont.)

16.13	Ordinance and Los Angeles Administrative Code (“Code”) Language Governs	86
16.14	Amendments to Ordinances and Codes	87
16.15	Non-Discrimination and Affirmative Action Provisions	87
16.16	Security – General	88
16.17	Visual Artists’ Rights Act	89
16.18	Living Wage Ordinance General Provisions	89
16.19	Service Contract Worker Retention Ordinance	91
16.20	Equal Benefits Ordinance	91
16.21	Contractor Responsibility Program	92
16.22	First Source Hiring Program for Airport Employers	92
16.23	Environmentally Favorable Options	92
16.24	Municipal Lobbying Ordinance	92
16.25	Labor Peace Agreement	92
16.26	Alternative Fuel Vehicle Requirement Program	93
16.27	Ownership of Work Product	93
16.28	Estoppel Certificate	93
16.29	Subordination of Agreement	93
16.30	Laws of California; Venue	93
16.31	Agreement Binding Upon Successors	93
16.32	Attorneys’ Fees	93
16.33	Entire Agreement	94
16.34	Conditions and Covenants	94
16.35	Gender and Plural Usage	94

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TABLE OF CONTENTS (cont.)

16.36	Time is of the Essence; Days	94
16.37	Void Provision	94
16.38	Construction and Interpretation	94
16.39	Section Headings	95
16.40	Waiver of Claims	95
16.41	Waiver	95
16.42	Representations of TCM	95
16.43	TCM Acknowledgement and Waiver	96
16.44	Parties In Interest	97
16.45	City Approval	97
16.46	Board Order AO-5077 Exemption	97
16.47	Compliance with Los Angeles City Charter Section 470(c)(12)	97

LIST OF EXHIBITS

Exhibit A-1:	Terminal 1 - Area 11
Exhibit A-2:	Terminal 1 - Area 12
Exhibit A-3:	Terminal 3 - Area 13
Exhibit A-4:	Terminal 3 - Area 14
Exhibit A-5:	Terminal 6 – Area 15
Exhibit A-6	Terminal 6 – Area 16
Exhibit A-7	Theme Building – Area 17
Exhibit B:	Conceptual Plan
Exhibit C:	Commencement Date Memorandum

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	ix

TABLE OF CONTENTS (cont.)

Exhibit D:	Form of Guaranty Agreement
Exhibit E:	Form of Storage Space Addendum
Exhibit F:	Form of Improvement Payment and Performance Bonds
Exhibit G:	Insurance
Exhibit H:	Form of Declaration of Compliance for Child Support
Exhibit I:	Equal Employment Practices
Exhibit J:	Affirmative Action Program
Exhibit K:	Living Wage Ordinances
Exhibit L:	Living Wage Policy Declaration of Compliance Form
Exhibit M:	Service Contract Worker Retention Ordinance
Exhibit N:	Contractor Responsibility Program Pledge of Compliance Rules
Exhibit O:	First Source Hiring Program
Exhibit P:	Alternative Fuel Vehicle Program Regulations

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	x

TABLE OF DEFINED TERMS

Term	Page	Section
ACDBE Rules	53	6.1
ACDBEs	53	6.1
ADA	53	5.11.1
Additional Product or Service	28	3.4.1
Additional Rent	33	4.1.1
Adjustment Date	34	4.1.2.1
Administrative Fee	32	3.18.2
Affiliate	73	9.4
Affirmative Action Program	96	16.15.5
Agreement	1	Introduction
Airport	3	Recitals
Airport Pricing Policy	32	3.18.1
Airport-wide Concessionaire(s)	28	3.5
Airport-wide Concessions	28	3.5
Airport-wide Concession Uses	28	3.5
Alterations	60	7.9
Anti-Terrorism Law	104	16.42.3
Area(s)	3	1.2
Auditable Costs	18	1.13.4
Base CPI Month	34	4.1.2.1
Base Percentage Rent	35	4.1.3
Base Rent	33	4.1.1
Base Year Decline Adjustment Year	43	4.11
Basic Information	1	Basic Information
Board	1	Introduction
Books and Records	40	4.8
BTRC	95	16.12
Business and Operations Plan	22	3.2
Chronic Delinquency	75	11.1.13
CIP Approval	57	7.4.5
City	1	Introduction
City Agents	47	5.2.4
City Information	14	1.10.1
City Policies	101	16.23
Claims	84	13.2
Code	95	16.13
Combined On-Site Operating Staff	46	5.2.1(a)
Common Areas	31	3.1.5
Conceptual Plan	5	1.3
Concessionaire Improvement Plan	55	7.4.1
Concessionaire Initial Premises Improvements	11	1.8.2

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	i

TABLE OF DEFINED TERMS (cont.)

Concessionaire(s)	21	3.1
Conditions of Approval	12	1.8.6
Construction Approval Process	59	7.7
Contingent Percentage Rent	35	4.1.3
Convenience Termination Compliance Date	69	9.2.2
Convenience Termination Date	68	9.1
Convenience Termination Notice	67	9.1
Convenience Termination Payment	69	9.2.1
CPI	34	4.1.2.1
CPI Adjusted Minimum Annual Guaranteed Rent	34	4.1.2.1
Default	74	11.1
Deficiency	41	4.8.2
Definitive Improvement Plan	5	1.3
Delivery Date	13	1.10
Delivery Notice	13	1.10
Design and Construction Handbook	10	1.8
DIP Approval	9	1.8
Dispute Notice	18	1.13.3
Early Termination	19	2.3
Early Termination Compliance Date	70	9.2.4
Early Termination Expiration Date	20	2.3.1
Early Termination Notice	19	2.3
Early Termination Payment	70	9.2.3
EBO	100	16.20
Effective Date	3	1.1
EITC	98	16.18
Environmental Claims	90	15.2
Equal Employment Practices	96	16.15.4
Executive Director	3	1.1
Executive Order No. 13224	104	16.42.3
Expiration Date	19	2.2
Facilit(y)ies	3	1.1
Financial Statements	39	4.7.5
Force Majeure	8	1.5
FPG	42	4.10
FPG Amount	42	4.10
FSHP	101	16.22
Guarantor	74	11.1.3
Hazardous Materials	89	15.1
Hazardous Materials Laws	90	15.2
High Priority Area(s)	12	1.9
Initial Minimum Investment Amount	58	7.5
Initial Non-Premises Improvements	11	1.8.3
Initial Non-Premises Improvements Acquisition Cost	17	1.13.1

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	ii

TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	iii

TABLE OF DEFINED TERMS (cont.)

Initial Non-Premises Rent Credit	16	1.13
Initial Premises Improvements	11	1.8.2
Interest Costs	17	1.13.1
Laws	52	5.11.1
LOC	42	4.10.3
LPA	101	16.25
LWO	98	16.18
MAG	33	4.1.2
MAG Course of Construction Amount	71	9.3
MAG Suspension Plan	27	3.3.9
Mid-Term Refurbishment	58	7.6
Mid-Term Refurbishment Completion Date	58	7.6
Mid-Term Refurbishment Plan	58	7.6.1
Minimum Annual Guaranteed Rent	33	4.1.2
Minimum Hours of Operation	47	5.4.1
Minimum Mid-Term Refurbishment Amount	58	7.6.2
Minimum Per Square Foot MAG Amount	33	4.1.2
Monthly MAG Payment	33	4.1.2
Monthly Percentage Rent Payment	35	4.1.3
Non-Discrimination Policy	53	6.1
Non-ERISA Benefits	100	16.20
Non-Premises Completion Date	11	1.8.5
Notice of Readiness	10	1.8
Other Alterations	72	9.3
Parcel(s)	6	1.4
pass through costs	36	4.1.4
Payment Request Completion Date	17	1.13.2
Percentage Rent	35	4.1.3
Performance Metrics	20	2.3.2
Performance Metrics Measurement Period	21	2.3.3
Permitted Hazardous Materials	89	15.2
Permitted Use(s)	27	3.4
Personnel	46	5.2.1
Pre-Existing Hazardous Material	90	15.2
Premises	19	2.1
Premises Completion Date	11	1.8.4
Primary Term	19	2.2
Prior Year Decline Adjustment Year	43	4.11
Private Restrictions	52	5.11.1
Prohibited Person	104	16.42.3
Qualified Investment(s)	71	9.3
Qualifying Project	27	3.3.9
Recycling Program	49	5.6.2
Registered Agent	93	16.6

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TCM Concession Agreement-1/3/6 Westfield Concession Management, LLC #301840/5-9-12	v

TABLE OF DEFINED TERMS (cont.)

Rent	33	4.1.1
RFP	3	Recitals
Rules and Regulations	31	3.13
SCWRO	99	16.19
Storage Premises Rent	37	4.1.5
TCM	1	Introduction
TCM Additional Space Proposal	4	1.2.1
TCM Common Area(s)	19	2.1
TCM Contingencies	7	1.4(e)
TCM Improvement Allowance	35	4.1.3
TCM Improvement Allowance Offset	71	9.2.6
TCM Initial Premises Improvements	11	1.8.1
TCM Management Fee	35	4.1.3
TCM Party(ies)	52	5.11.1
TCM Proposal	76	11.1.19
TCM Revenues	36	4.1.4
TCM’s Maintenance Records	64	8.1
TCM’s Section 9.2.1(a) Un-Amortized Qualified Investment Amount	69	9.2.1(a)
TCM’s Section 9.2.3(a) Un-Depreciated Qualified Investment Amount	70	9.2.3(a)
TCM Storage Premises	19	2.1
Telecom Documentation	62	7.13.1
Telecommunication Facilities	61	7.13.1
Telecommunication Service Providers	61	7.13.1
Terminal 1 – Area 11	3	1.2
Terminal 1 – Area 12	3	1.2
Terminal 3 – Area 13	3	1.2
Terminal 3 – Area 14	3	1.2
Terminal 6 – Area 15	3	1.2
Terminal 6 – Area 16	3	1.2
Terminated Premises	68	9.1
Termination for Convenience	67	9.1
Termination Release	68	9.2
Theme Building – Area 17	3	1.2
Transfer	86	14.1
Transfer Request	86	14.1
Unit Concession Agreement(s)	21	3.1
Unit(s)	19	2.1
USA Patriot Act	105	16.42.3
VARA	97	16.17
worth at the time of award	77	11.2.1
Year	33	4.1.1

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